UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

IOWA FIRST BANCSHARES CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Prior Stock Purchases	60
Recent Transactions	60
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	60
Related Transactions	60
Agreements Involving Iowa First’s Securities	61
OTHER MATTERS	61
Reports, Opinions, Appraisals and Negotiations	61
Persons Making the Solicitation	61
Shareholder Proposals for 2006 Annual Meeting	61
Other Matters of Special Meeting	61
Forward Looking Statements	61
Where You Can Find More Information	62
Information Incorporated by Reference	62

ii

IOWA FIRST BANCSHARES CORP.

300 East Second Street

Muscatine, Iowa 52761

(563) 263-4221

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Iowa First Bancshares Corp. to be held on [Thursday], [November 17], 2005 at [10]:00 [a].m. local time at 300 East Second Street, Muscatine, Iowa.

At this important meeting, you will be asked to vote on two proposed amendments to our articles of incorporation.  These amendments will provide for a reverse 1-for-1,000 stock split followed immediately by a forward 1,000-for-1 stock split of our common stock.  The text of the proposed amendments is attached as Appendix A to the accompanying proxy statement.

If approved at the special meeting, the transaction will affect our shareholders as follows:

If you are a record shareholder with:	Effect:

1,000 or more shares:	Will continue to hold the same number of shares

Fewer than 1,000 shares:	Will be entitled to $38.00 in cash, without interest, per share

The primary effect of this transaction will be to reduce our total number of record shareholders to below 300.  As a result, we will terminate the registration of our common stock under federal securities laws and our SEC reporting obligations will be suspended.

We are proposing this transaction because our board has concluded, after careful consideration, that the costs and other disadvantages associated with being an SEC-reporting company outweigh any of the advantages.  The reasons the board considered in reaching this conclusion include:

•                       we estimate that we will be able to reallocate resources and eliminate costs and avoid anticipated future costs of approximately $222,000 on an annual basis by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications;

•                       operating as a non-SEC reporting company will reduce the burden on our management and employees that arises from increasingly stringent SEC reporting requirements, including requirements of The Sarbanes-Oxley Act of 2002, thus allowing management and our employees to focus more of their attention on our customers and the communities in which we operate; and

•                       by eliminating the pressure and expectation to produce short-term per share earnings, management may have increased flexibility to consider and initiate actions that may produce long-term benefits and growth.

Except for the effects described in the accompanying proxy statement, we do not expect this transaction to adversely affect our operations.  In addition, we have no current intentions to engage in any significant transactions following the split transaction, but instead expect to focus management’s energy on our core business and our customers.

Your board of directors believes the terms of the proposed transaction are fair and are in the best interest of our unaffiliated shareholders, and unanimously recommends that you vote “FOR” the proposal to amend our articles of incorporation.  The enclosed proxy statement includes a discussion of the alternatives and factors considered by the board in connection with its approval of the transaction, and we encourage you to read carefully the proxy statement and appendices.

Your vote is very important.  Whether or not you plan to attend the special meeting, please complete, date, sign and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.  If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy.

On behalf of our board of directors, I would like to express our appreciation for your continued interest in the affairs of Iowa First Bancshares Corp.

Sincerely,

D. Scott Ingstad
Chairman of the Board, President and
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the disclosure in this document.  Any representation to the contrary is a criminal offense.

This proxy statement is dated [October 11], 2005, and is being mailed to shareholders on or about [October 17], 2005.

2

IOWA FIRST BANCSHARES CORP.

300 East Second Street

Muscatine, Iowa 52761

(563) 263-4221

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [NOVEMBER 17], 2005

A special meeting of shareholders of Iowa First Bancshares Corp. will be held on [Thursday], [November 17], 2005, at [10]:00 [a].m., local time at 300 East Second Street, Muscatine, Iowa:

(1)                                  To consider and vote upon a proposal to adopt two amendments to Iowa First Bancshares Corp.’s articles of incorporation.  The amendments will provide for (a) a reverse 1-for-1,000 stock split, followed immediately by (b) a forward 1,000-for-1 stock split.  Each record shareholder owning less than 1,000 shares of common stock immediately prior to the reverse split will, instead of participating in the forward split, receive a cash payment equal to $38.00 per share on a pre-split basis.

(2)                                  To consider and vote upon a proposal to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

The board of directors has fixed the close of business on [October 11], 2005, as the record date for determining those shareholders entitled to vote at the special meeting and any adjournment or postponement of the special meeting.  Only shareholders at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.   The board has determined that Iowa First shareholders are entitled to assert appraisal rights relating to the stock split transaction and a copy of Division XIII of the Iowa Business Corporation Act, which sets out such appraisal rights, has been provided as Appendix D to the enclosed proxy statement.

By order of the Board of Directors

D. Scott Ingstad
Chairman of the Board, President and
Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT.

Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and marking the enclosed proxy card in the enclosed postage-paid envelope.  If you attend the special meeting, you may still vote in person if you wish, even if you have previously returned your proxy card.

Your board of directors unanimously recommends that you vote “FOR” approval of the amendments to our articles of incorporation.

SUMMARY TERM SHEET

This summary provides an overview of material information from this proxy statement about the proposed reverse stock split and forward stock split transaction.  However, it is a summary only.  To better understand the transaction and for a more complete description of its terms we encourage you to read carefully this entire document and the documents to which it refers before voting.

In this proxy statement, “Iowa First” “we,” “our,” “ours,” “us” and the “company” refer to Iowa First Bancshares Corp., an Iowa corporation.  The term “Banks” refers to Iowa First’s wholly-owned subsidiaries, First National Bank of Muscatine and First National Bank in Fairfield, both of which are national banks.  The term “split transaction” refers to the reverse and forward stock splits, together with the related cash payments to shareholders holding fewer than 1,000 shares at the effective time of the split transaction.  The term “non-continuing shareholders” of Iowa First means all record holders of common stock of Iowa First with less than 1,000 shares at the effective time of the reverse stock split transaction.  The term “continuing shareholders” means all record holders of common stock of Iowa First with at least 1,000 shares at the effective time of the reverse stock split transaction.  References to “common stock” or “shares” refer to Iowa First’s common stock, no par value per share.

Iowa First Bancshares Corp.

Iowa First Bancshares Corp. is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, with a business address of 300 East Second Street, Muscatine, Iowa 52761 and a business telephone number of (563) 263-4221.  We own 100% of our subsidiary banks, First National Bank of Muscatine and First National Bank in Fairfield, both of which are national banks chartered by the Office of the Comptroller of the Currency (OCC) under the National Bank Act.  We also own 100% of the outstanding stock of Iowa First Capital Trust I, which was capitalized in March 2001 for the purpose of issuing company obligated mandatorily redeemable preferred securities.  Iowa First’s common stock is publicly traded on the Over the Counter Market (OTCBB) under the symbol IFST.OB. As of the close of business on [September 12], 2005, the market price of our common stock as reported on the OTCBB was $[36.75] per share.

First National Bank of Muscatine is a national bank with a business address of 300 East Second Street, Muscatine, Iowa 52761 and a business telephone number of (563) 263-4221. First National Bank of Muscatine has a total of six locations in Muscatine, Iowa.  First National Bank in Fairfield is a national bank with a business address of 100 East Burlington, P. O. Box 1007, Fairfield, Iowa 52556 and a business telephone number of (641) 472-4121.  First National Bank in Fairfield has two locations in Fairfield, Iowa.  Each bank is engaged in the general commercial banking business and provides full service banking to individuals and businesses, including checking loans, real estate loans, safe deposit facilities, transmitting of funds, trust services, and such other banking services as are usual and customary for commercial banks.

Introduction and Overview of the Split Transaction

(see page 14)

We are proposing that our shareholders adopt two amendments to our articles of incorporation that will result in a reverse 1-for-1,000 stock split followed immediately by a forward 1,000-for-1 stock split.  If the split transaction is completed, our record shareholders who hold only fractional shares after giving effect to the reverse 1,000-for-1 stock split will receive a payment of $38.00 per share for each pre-split share.  If the reverse stock split is completed, record shareholders with less than 1,000 pre-split shares will have no interest in the company and will become entitled only to a cash payment for their shares following the reverse stock split.  We expect to pay a total of approximately $2,478,000 to shareholders in the reverse stock split and we anticipate that the number of outstanding shares of our common stock will decrease approximately 4.7%, from 1,382,669 shares to approximately 1,317,455 shares.  After we complete the reverse stock split and identify those shareholders entitled to payment for their pre-split shares, we will complete a forward stock split in which each share of common stock will be converted into 1,000 shares of common stock post-split.  As a result of this subsequent forward stock split, record shareholders who hold 1,000 or more shares prior to the reverse stock split will ultimately hold the same number of shares following the forward stock split.  The effect of the split transaction will be to reduce the number of shareholders of record to less than 300, which will allow us to suspend our reporting obligations under federal securities laws.

The Amendments to our Articles of Incorporation

(see pages 55 through 56)

As discussed above, the amendments to our articles of incorporation provide for a reverse 1-for-1,000 stock split followed immediately by a forward 1,000-for-1 stock split.  These are separate amendments that will be voted upon by our shareholders.  Unless both of the amendments receive the affirmative vote of two-thirds of the total outstanding shares of our common stock, the split transaction will not be implemented.  Thus, for purposes of this proxy statement, when we refer to the term “amendments,” we are referring to the amendments effecting both the reverse and subsequent forward stock splits since we will not implement one amendment without both of the amendments being approved.

Background of the Split Transaction

(see pages 15 through 22)

For a description of the events leading to the approval of the split transaction by our board of directors and the reasons for its approval, you should refer to “Special Factors—Background of the Split Transaction,” “Special Factors—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation” and “Special Factors—Purpose and Structure of the Split Transaction” on pages 22 through 31 and pages 40 through 41.  As we explain more fully in these sections, our board considered and rejected various alternative methods of effecting a transaction that would enable us to become a non-SEC reporting company, while remaining an independent, community-owned company.

Reasons for the Split Transaction

(see pages 22 through 25)

Our reasons for the split transaction include the following:

•                       we estimate that we will be able to reallocate resources and eliminate costs and avoid anticipated future costs of approximately $222,000 on an annual basis by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications;

•                       given the low trading volume in our common stock, the fact that, at the time our board approved the split transaction, approximately 46.0% of our record shareholders held fewer than 1,000 shares, and that our earnings are sufficient to support growth, thereby eliminating any need to raise capital in the public market, there is little justification for remaining a reporting company;

•                       operating as a non-SEC reporting company will reduce the burden on our management and employees that arises from increasingly stringent SEC reporting requirements, including requirements of The Sarbanes-Oxley Act of 2002, thus allowing management and our employees to focus more of their attention on our customers and the communities in which we operate;

•                       by eliminating the pressure and expectation to produce short-term per share earnings, management may have increased flexibility to consider and initiate actions that may produce long-term benefits and growth;

•                       the split transaction proposal allows us to suspend our reporting obligations with the SEC, and allows the non-continuing shareholders to receive fair value and cash for their shares, in a quick and cost-effective manner;

•                       the split transaction will allow the non-continuing shareholders to realize what our board has determined to be a fair value for their Iowa First common stock; in reaching this conclusion, our board of directors considered the valuation report prepared by McConnell, Budd & Romano, Inc. (MB&R), and in particular, our board considered that the $38.00 price represents 14.7 times earnings for the twelve months ended June 30, 2005; a 10.9% premium over the market price of our common stock as reported on the OTCBB on July 20, 2005, the day before the price was determined; and a 75% premium over net book value (as adjusted for the KSOP shares) as of June 30, 2005, which values are in line with comparable SEC-reporting companies.

We considered that some of our shareholders may prefer to continue as shareholders of Iowa First as an SEC-reporting company, which is a factor weighing against the split transaction.  However, we believe that the disadvantages of continuing our reporting obligations with the SEC outweigh any advantages associated with doing so.  To review the reasons for the split transaction in greater detail, please see pages 22 through 25.  For an explanation of our calculation of net book value, please see page 30.

Fairness of the Split Transaction; Board Recommendation

(see pages 25 through 31)

Based on a careful review of the facts and circumstances relating to the split transaction, our board of directors believes that the split transaction and the terms and provisions of the split transaction, including the cash to be paid to the non-continuing shareholders, are substantively and procedurally fair to our unaffiliated shareholders, including both unaffiliated shareholders that are continuing shareholders and unaffiliated shareholders that are non-continuing shareholders.  Our board of directors unanimously approved the split transaction.

In the course of determining that the split transaction is substantively and procedurally fair to and is in the best interests of our unaffiliated shareholders, the board, after consulting with legal and financial advisors, considered a number of positive and negative factors affecting these groups of unaffiliated shareholders in making their determination.

The board considered that the following factors support the substantive fairness of the split transaction to our unaffiliated shareholders that are not continuing shareholders:

•                       the cash price of $38.00 represents 14.7 times earnings for the twelve months ended June 30, 2005; a 10.9% premium over the market price of our common stock as reported on the OTCBB on July 20, 2005, the day before the price was determined; and a 75% premium over our net book value (as adjusted for the KSOP shares) of our common stock as of June 30, 2005;

•                       our common stock trades infrequently, with an average trading volume from January 1, 2005 to July 20, 2005 of approximately 380 shares per day, a volume that the board felt did not provide our shareholders with sufficient opportunity to easily obtain cash for their shares;

•                       the cash to be paid to unaffiliated non-continuing shareholders being cashed out in the split transaction will provide certainty of value to those shareholders and immediate liquidity for them; and

•                       no brokerage or other transaction costs are to be incurred by them in connection with the divesture of their shares.

The factors that our board considered support the substantive fairness of the split transaction to our unaffiliated shareholders that are continuing shareholders include:

•                       they will continue to have the opportunity to participate in our future growth and earnings;

•                       they will realize the potential benefits of termination of registration of our common stock, including reduced expenses as a result of no longer needing to comply with SEC reporting requirements;

•                       the fact that we anticipate that our shares will continue to be traded on the OTCBB after the split transaction, which will provide opportunities for continuing shareholders to trade their shares in the future; and

•                       the two step structure of the split transaction will avoid disruption to holders of 1,000 or more shares of our common stock, who are not being cashed out in the transaction, by avoiding the requirement that these shareholders forward their stock certificates to the company for cash for fractional shares of common stock and replacement stock certificates for whole shares of common stock.

In addition, in concluding that the split transaction is procedurally fair to our unaffiliated shareholders, the board of directors considered a number of factors, including:

•                       the split transaction is being effected in accordance with all applicable requirements of Iowa law;

•                       eight out of the twelve members of our board of directors are considered to be “independent” as defined by the Nasdaq Stock Market, Inc.;

•                       the board obtained a valuation report and fairness opinion from an independent third party concerning our common stock;

•                       the board retained and received advice from legal counsel in evaluating the terms of the split transaction;

•                       management and the board considered alternative methods of effecting a transaction that would result in our becoming a non-SEC reporting company; and

•                       shareholders will have the opportunity to determine whether or not they will remain shareholders after the split transaction by acquiring sufficient shares so that they hold at least 1,000 shares immediately prior to the split transaction or selling sufficient shares so that they hold less than 1,000 shares immediately prior to the split transaction, recognizing that in light of the current lack of liquidity and infrequent trading of our common stock, it may be more difficult for some of our shareholders to acquire additional shares at an acceptable price.

The board is aware of, and has considered, the impact of certain potentially countervailing factors on the substantive fairness of the split transaction to the unaffiliated shareholders.  In particular, the factors that our board of directors considered as potentially negative for the unaffiliated shareholders that are non-continuing shareholders included:

•                       they will be required to surrender their shares involuntarily in exchange for the cash-out price determined by the board without the opportunity to liquidate their shares at a time and for a price of their choosing;

•                       they will not have the opportunity to participate in any of our future growth and earnings; and

•                       they will be required to pay income tax on the receipt of cash in the split transaction.

The factors that our board of directors considered as potentially negative for the unaffiliated shareholders that are continuing shareholders included:

•                       they will have reduced access to our financial information once we are no longer an SEC-reporting company, although we do intend to continue to provide the continuing shareholders with our annual reports by mail with our annual meeting materials and Iowa First and the Banks will continue to be subject to the filing requirements of our banking regulatory agencies;

•                       the fact that shareholders will lose certain protections currently provided under the Securities Exchange Act, such as the reporting requirements under which we must file annual, quarterly and other periodic reports and the disclosure requirements relating to proxy materials under Section 14 of the Securities Exchange Act;

•                       the fact that future business partners might require more information from us before entering into a business relationship due to the lack of publicly available information about us; and

•                       the fact that we may have a lower public profile in our community, which may be a negative factor with some of our customers.

For a complete discussion of the positive and negative factors considered by the board, please see pages 25 through 31.

Our Board of Directors unanimously recommends that you vote “FOR” the proposed amendments to our articles of incorporation that will effect the split transaction.

Valuation of Financial Advisor; Fairness Opinion

(see pages 31 through 40)

We retained McConnell, Budd & Romano, Inc., to perform an independent valuation of the fair value of our common stock.  In that report, MB&R determined that the fair value of our common stock as of  July 21, 2005, was between $36.20 and $40.54 per share.  Taking this valuation into consideration, in addition to other factors discussed in this proxy statement, the board determined the fair value of our common stock for purpose of the split transaction to be $38.00.

In deciding to approve the split transaction and recommend it to our shareholders, our board of directors considered the opinion of MB&R that the $38.00 per share consideration is fair from a financial point of view to our unaffiliated shareholders, including our unaffiliated non-continuing shareholders and our unaffiliated continuing shareholders.  The full text of the valuation report and opinion are attached to this proxy statement as Appendix B and Appendix C, and you are encouraged to read them carefully.

Purpose and Structure of the Split Transaction

(see pages 40 and 41)

The purpose of the split transaction is to consolidate ownership of our common stock and reduce the number of our record shareholders to less than 300.  If successful, we will be able to discontinue our SEC reporting requirements and allow our management and employees to refocus time spent on complying with SEC-reporting obligations on operational and business goals.

The transaction has been structured as a two-step stock split transaction because the reverse stock split will enable us to reduce the number of our record shareholders to fewer than 300, while the forward stock reverse stock split will avoid disruption to the record shareholders that own 1,000 or more shares of common stock prior to the split transaction.  Because shareholders owning 1,000 or more shares of common stock are not affected by the two-step structure, this structure minimizes the costs of our becoming a non-SEC reporting company while achieving the goals outlined in this proxy statement.  See “Special Factors—Background of the Split Transaction” beginning on page 15.

Our board of directors will have the discretion to determine if and when to effect the split transaction, and reserves the right to abandon the transaction even if it is approved by the shareholders.  For example, the board of directors may determine not to effect the split transaction if the number of shares the company is cashing out increases to an amount such that the cost to the company of the split transaction becomes too high in our board’s opinion.  In addition, if the company is not able to secure financing on terms deemed acceptable by our board in an amount necessary to cash out all of the record shareholders with fewer than 1,000 shares, our board of directors may abandon the transaction.

The split transaction is being effected at the record shareholder level.  This means that we will look at the number of shares registered in the name of a single holder to determine if that holder’s shares will be cashed out. It is important that our shareholders understand how shares that are held by them in “street name” will be treated for purposes of the split transaction described in this proxy statement.  Shareholders who have transferred their shares of Iowa First stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares.  Instead, the brokerage firms or custodians typically hold all shares of Iowa First stock that its clients have deposited with it through a single nominee; this is what is meant by “street name.”  If that single nominee is the record shareholder for 1,000 or more shares, then the stock registered in that nominee’s name will be completely unaffected by the split transaction.  Because the split transaction only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own less than 1,000 shares.  At the end of this transaction, these beneficial owners will continue to beneficially own the same number of shares of our stock as they did at the start of this transaction, even if the number of shares they own is less than 1,000.

If you hold your shares in “street name,” you should talk to your broker, nominee or agent to determine how they expect the split transaction to affect you.  Because other “street name” holders who hold through your broker, agent or nominee may adjust their holdings prior to the split transaction, you may have no way of knowing whether you will be cashed out in the transaction until it is completed.  However, because we think it is likely that any brokerage firm or other nominee will hold more than 1,000 shares in any one account, we think it is likely that all “street name” holders will remain continuing shareholders.

The board elected to structure the split transaction so that it would take effect at the record shareholder level in part to allow shareholders some flexibility with respect to whether they will be treated as continuing or non-continuing shareholders.  See “—Purpose and Structure of the Split Transaction.”  Record shareholders who would still prefer to remain as shareholders of Iowa First, despite the board’s recommendation, may elect to do so by acquiring sufficient shares so that they hold at least 1,000 shares in their own name immediately prior to the split transaction or by transferring their stock into a brokerage or nominee account so that it is held in “street name.”  In addition, beneficial owners who would be cashed out if they were record owners instead of beneficial owners, and who wish to receive a cash payment from Iowa First as a part of the split transaction, should inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account in their own name.  Record holders owning 1,000 or more shares who wish to receive a cash payment for their shares may reduce their record stock ownership to below 1,000 shares by selling or gifting some of their shares or transferring to a separate record account some of their shares of common stock.  In any case, these shareholders will have to act far enough in advance of the split transaction so that any consolidation, purchase or transfer is completed by the effective time.

Effects of the Split Transaction

(see pages 41 through 47)

The split transaction is a going private transaction for Iowa First, meaning it will allow us to deregister with the SEC and our reporting obligations under federal securities laws will be suspended.  As a result of the split transaction, among other things:

•                       the number of our record shareholders will be reduced from approximately 317 to approximately 172, and the number of outstanding shares of our common stock will decrease approximately 4.7%, from 1,382,669 shares to approximately 1,317,455 shares;

•                       As a group, the percentage beneficial ownership of all directors and executive officers of Iowa First and the Bank would increase only 0.60%, from approximately 12.22% to approximately 12.82% after the split transaction, and the collective voting power would increase only 0.56%, from 11.40% to 11.96%, which also is very unlikely to have a practical effect on their collective ability to control the company.

•                       the affiliated and unaffiliated non-continuing shareholders will receive $38.00 in cash per share of our common stock owned by them;

•                       because of the reduction of our total number of record shareholders to less than 300, we will be allowed to suspend our status as a reporting company with the SEC;

•                       once our SEC reporting obligations are suspended, we will not be subject to the provisions of The Sarbanes-Oxley Act of 2002 or the liability provisions of the Securities Exchange Act of 1934, as amended, and our officers will not be required to certify the accuracy of our financial statements under SEC rules.  However, we will continue to be subject to the rules and regulations imposed by our banking regulatory agencies, including those relating to financial reporting;

•                       the affiliated and unaffiliated non-continuing shareholders will no longer have an interest in, or be record shareholders of, Iowa First, and therefore, will not be able to participate in our future earnings and growth, if any;

•                       the liquidity of our common stock will likely be reduced following the split transaction because of the reduction in the number of our record shareholders.   However, because Iowa First, is a bank holding company, and the Banks will be required to make filings with our appropriate Federal regulatory agencies, we anticipate that our stock will continue to be eligible for trading on the OTCBB;

•                       our regulatory and Tier 1 capital will each be reduced approximately $2,478,000, from approximately $36,916,000 and $33,460,000, respectively, as of June 30, 2005, to $34,438,000 and $30,982,000, respectively, on a pro forma basis; and

•                       the annual compensation paid by us to our officers and directors will not increase as a result of the split transaction, nor will the split transaction result in any material alterations to any existing employment agreements with our officers.

For a further description of how the split transaction will affect our unaffiliated shareholders, including the different effects on the continuing and non-continuing shareholders, please see “Special Factors—Effects of the Split Transaction on Shareholders of Iowa First” on pages 44 through 47.

Possible Conflicts of Interest of Directors and Officers in the Split Transaction

(see pages 47 and 48)

You should be aware that the directors and executive officers of Iowa First have interests in the split transaction that may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the split transaction.

Other than Patrick N. Hurley, who was appointed to our board of directors on July 21, 2005 and who does not own any shares of our common stock, we expect that all of the directors and executive officers of Iowa First will own more than 1,000 shares of common stock at the effective time of the split transaction, and will therefore continue as shareholders if the split transaction is approved.

Because there will be fewer outstanding shares, the directors and executive officers who will be continuing as shareholders will own a larger relative percentage of the company on a post-split basis. As of the record date, these directors and executive officers collectively beneficially held [168,896] shares, or [12.22%] of our common stock, and had voting power over [157,577] shares, or [11.40%] of our common stock.  Based upon our estimates, taking into account the effect of the split transaction on our outstanding shares as described above, the directors and executive officers will beneficially hold [12.82%] of our common stock and will have voting power with respect to [11.96%] of our common stock. This represents a potential conflict of interest because the directors of Iowa First approved the split transaction and are recommending that you approve it.  Despite this potential conflict of interest, the board believes the proposed split transaction is fair to our unaffiliated shareholders for the reasons discussed in this proxy statement.

Set forth below is a pro forma beneficial ownership table that identifies the beneficial ownership percentage interest of the owners of 5% or more of our common stock assuming the completion of the split transaction.

Shareholder	Ownership prior to split transaction	Proforma ownership after split transaction

George A. Shepley (1)	8.51%	8.93%
Iowa First Bancshares Corp. Employee Stock Ownership Plan (with 401(k) provisions) (2)	7.06%	7.41%

(1)   Based on stock ownership as reported by Iowa First’s stock transfer agent and review of non-objecting shareholders reports.

(2)   This plan holds shares of our common stock pursuant to the terms of the plan’s governing document.

In addition, the board of directors of Iowa First, throughout its consideration of the transaction, recognized that the interests of the non-continuing shareholders and the continuing shareholders are different and possibly in conflict.  The non-continuing shareholders may wish to remain shareholders of an SEC-reporting company to share in future growth and, in the split transaction, may have the goal of obtaining the highest value for their shares.  On the other hand, the continuing shareholders may have the goal of retaining cash for our future operations and therefore paying a lower price for shares being cashed out in the split transaction.  See “Special Factors—Background of the Split Transaction” and “Special Factors—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation” for a discussion of how the board of directors addressed this situation.

Financing of the Split Transaction

(see page 48)

We estimate that the total funds required to fund the payment of the split transaction consideration to the non-continuing shareholders and to pay fees and expenses relating to the split transaction will be approximately $2,653,000.

We intend to borrow funds to finance the split transaction and we are currently discussing terms with various potential lenders.  Our board is considering financing proposals from several possible lenders, which provide for a line of credit in an amount of up to $5,000,000.  Pursuant to these proposals, the line of credit would be converted after a draw period of several months to a ten-year amortizing loan, and would bear interest at rates ranging from the prime rate less 1% to the prime rate less 1.25%, with a floor of 4% and a ceiling of between 7.5% and 8%.  Principal payments would be required semi-annually and interest would be payable quarterly.  Each proposal requires that the line of credit and amortizing loan be secured with 100% of the outstanding stock of the Banks.  In the event that we are unable to borrow funds on terms deemed acceptable by our board of directors, our board of directors may consider alternative sources of financing or may determine to terminate the split transaction.  We are not currently pursuing any alternative sources of financing.

Material Federal Income Tax Consequences of the Split Transaction

(see pages 49 through 51)

We believe that the split transaction, if approved and completed, will have the following federal income tax consequences:

•                       the split transaction should result in no material federal income tax consequences to us or the Banks;

•                       the receipt of cash in the split transaction by the non-continuing shareholders will be taxable to those shareholders, who will generally recognize gain or loss in the split transaction in an amount determined by the difference between the cash they receive and their adjusted tax basis in their common stock surrendered; and

•                       the continuing shareholders will not recognize any gain or loss or dividend income in connection with the transaction.

The split transaction will be a taxable transaction to the non-continuing shareholders.  For United States federal income tax purposes, non-continuing shareholders will generally recognize gain or loss in the split transaction in an amount determined by the difference between the cash they receive and the tax basis in their common stock surrendered.

Because determining the tax consequences of the split transaction can be complicated, you should consult your own tax advisor to understand fully how the split transaction will affect you.

Appraisal Rights

(see pages 52 through 54)

Under Iowa law, you have appraisal rights in connection with the split transaction.  For a description of Iowa law governing this transaction, see pages 52 through 54.  In addition to appraisal rights in connection with the split transaction, you may pursue all available remedies under applicable law.

Date, Time and Place of Special Meeting; Proposals to be Considered at the Special Meeting

(see pages 55 and 56)

Our board of directors is asking for your proxy for use at a special meeting of shareholders to be held on [Thursday], [November 17], 2005, at [10]:00 [a].m. local time at 300 East Second Street, Muscatine, Iowa, and at any adjournments or postponements of that meeting.  At the special meeting, shareholders will be asked:

•                       to consider and vote upon proposals to adopt two amendments to our articles of incorporation that will result in a 1-for-1,000 reverse stock split followed immediately by a 1,000-for-1 forward stock split; and

•                       to consider and vote upon any other matters that may properly be submitted to a vote at the meeting or any adjournment or postponement of the special meeting.

Record Date

(see page 56)

You may vote at the special meeting if you owned Iowa First common stock at the close of business on [October 11], 2005, which has been set as the record date.  At the close of business on the record date, there were [1,382,669] shares of our common stock outstanding held by approximately [317] record shareholders.  You are entitled to one vote on each matter considered and voted upon at the special meeting for each share of common stock you held of record at the close of business on the record date.

Vote Required for Approval

(see page 56)

Approval of the split transaction requires the affirmative vote of two-thirds of the total outstanding shares of our common stock entitled to vote at the special meeting, or 921,780 of the 1,382,669 outstanding shares.  Because the executive officers and directors of Iowa First and the Banks have the power to vote a total of 168,896 shares and because we believe that all of the executive officers and directors will vote in favor of the transaction, or direct the trustee of our KSOP to vote their shares in favor of the split transaction, this means a total of 752,884 shares held by shareholders who are not executive officers or directors of the company or the Bank will be required to vote in favor of the transaction for it to be approved.  Because the executive officers and directors of Iowa First own only approximately 12.22% of the voting power of our outstanding common stock, there is no assurance that the split transaction will be approved.

Abstentions and broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present.  Therefore, abstentions and broker non-votes will have the effect of a vote “AGAINST” the split transaction.  Approval of the split transaction does not require the separate vote of a majority of our unaffiliated shareholders, and no separate vote will be conducted.    However, because affiliates own only approximately 12.22% of our common stock, the super-majority voting requirements of our articles of incorporation requiring that the transaction be approved by the affirmative vote of two-thirds of the total outstanding shares of our common stock entitled to vote at the special meetings will require the approval of approximately 62.03% of our unaffiliated shareholders.

You may vote your shares in person by attending the special meeting, or by mailing us your completed proxy if you are unable or do not wish to attend.  You can revoke your proxy at any time before we take a vote at the meeting by submitting either a written notice revoking the proxy or a later-dated proxy to our secretary.  You may also revoke your proxy by attending the meeting and voting in person.

Provisions for Unaffiliated Shareholders

(see page 31)

Iowa First has not made any provisions in connection with the split transaction to grant unaffiliated shareholders access to our corporate files or the files of the continuing shareholders, or to obtain counsel or appraisal services for unaffiliated shareholders at our expense or at the expense of the continuing shareholders.

QUESTIONS AND ANSWERS ABOUT THE SPLIT TRANSACTION

Q:                             What is the date, time and place of the special meeting?

A:                             The special meeting of our shareholders will be held on [Thursday], [November 17], 2005, at [10]:00 [a].m. local time at 300 East Second Street, Muscatine, Iowa, to consider and vote upon the split transaction proposal.

Q:                             Who is entitled to vote at the special meeting?

A:                             Holders of record of our common stock as of the close of business on [October 11], 2005, are entitled to vote at the special meeting.  Each of our shareholders is entitled to one vote for each share of our common stock owned at the record date.

Q:                             What vote is required for our shareholders to approve the split transaction?

A:                             For the amendments to our articles of incorporation to be adopted and the split transaction to be approved, two-thirds of the total outstanding shares of our common stock entitled to vote at the special meeting must vote “FOR” the split transaction.

Q:                             What happens if I do not return my proxy card?

A:                             Because the affirmative vote of two-thirds of the total outstanding shares of our common stock entitled to vote at the special meeting is required to approve the split transaction, unless you vote in person, a failure to return your proxy card will have the same effect as voting against the split transaction proposal.

Q:                             What do I need to do now?

A:                             After carefully reading and considering the information contained in this proxy statement, please vote your shares of common stock as soon as possible.  You may vote your shares by returning the enclosed proxy or by voting in person at the special meeting of shareholders.  This proxy statement includes detailed information on how to cast your vote.

Q:                             If my shares are held for me by my broker, will my broker vote those shares for me?

A:                             Your broker will vote your shares only if you provide instructions to your broker on how to vote.  You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:                             What if my shares are held by the company’s Employee Stock Ownership Plan (with 401(k) provisions)?

A:                             Any shares allocated to the accounts of plan participants will not be cashed out. Plan participants will receive additional materials along with this proxy statement that will allow them to communicate to the plan administrators how the shares allocated to their respective accounts should be voted.  The plan administrators will cast votes on behalf of the plan at the special meeting for and against the split transaction in the ratio of votes it received from plan participants.

Q:                             Can I change my vote after I have mailed my proxy card?

A:                             Yes.  You can change your vote at any time before your proxy is voted at the special meeting by delivering a later-dated and signed proxy card or a written revocation of the proxy to our secretary prior to the date of the special meeting or at the special meeting prior to the taking of the vote.  You may also revoke your proxy by attending the meeting and voting in person.

Q:                             Do I need to attend the special meeting in person?

A:                             No.  You do not have to attend the special meeting to vote your Iowa First shares.  You may vote your shares by returning the enclosed proxy or by voting in person at the special meeting of shareholders.

Q:                             Will I have appraisal or dissenters’ rights in connection with the split transaction?

A:                             Yes.  Under Iowa law, which governs the split transaction, you have the right to demand the appraised value of your shares or any other dissenters’ rights, but only if you comply with all requirements of Iowa law, which are set forth in Exhibit D and summarized under “Special Factors—Appraisal Rights and Dissenters’ Rights; Escheat Laws” at pages 52 through 54.

Q:                             Should I send in my stock certificates now?

A:                             No.  If you own in record name fewer than 1,000 shares of common stock of record after the split transaction is completed, our transfer agent will send you written instructions for exchanging your stock certificates for cash.  If you own in record name 1,000 or more shares of our common stock, you will continue to hold the same shares after the split transaction as you did before.

Q.                              Where can I find more information about Iowa First?

A.                             We file periodic reports and other information with the SEC.  You may read and copy this information at the SEC’s public reference facilities.  Please call the SEC at 1-800-SEC-0330 for information about these facilities.  This information is also available at the Internet site maintained by the SEC at http://www.sec.gov.  General information about us is available at our Internet site at http://www.fnbmusc.com; the information on our Internet site is not incorporated by reference into this proxy statement and does not form a part of this proxy statement.  For a more detailed description of the information available, please see page 65.

Q.                              Who can help answer my questions?

A.                             If you have questions about the split transaction after reading this proxy statement or need assistance in voting your shares, you should contact D. Scott Ingstad, our President and Chief Executive Officer or Kim K. Bartling our Executive Vice President, Chief Operating Officer and Treasurer at (563) 263-4221 (call collect).

SPECIAL FACTORS

Overview of the Split Transaction

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Iowa First Bancshares Corp., an Iowa corporation, and is to be used at a special meeting at which our shareholders will be asked to consider and vote upon two proposals to amend our articles of incorporation.  If approved, the amendments will result in a 1-for-1,000 reverse split of our common stock, followed immediately by a 1,000-for-1 forward split of our common stock.

If the reverse and forward stock splits are approved as described below, record holders of less than 1,000 shares of our common stock prior to the reverse split will no longer be shareholders of the company.  Instead, those shareholders will be entitled only to receive payment of $38.00 per share of common stock held prior to the reverse split.  Record shareholders holding 1,000 or more pre-split shares will remain shareholders.  We intend, immediately following the split transaction, to terminate the registration of our shares, and our registration and suspend further reporting under the Securities Exchange Act of 1934, as amended.

If approved by our shareholders at the special meeting and implemented by our board of directors, the split transaction will generally affect our shareholders as follows:

SHAREHOLDER POSITION PRIOR TO SPLIT TRANSACTION	EFFECT OF SPLIT TRANSACTION

Shareholders holding in record name 1,000 or more shares of common stock

Shareholders will continue to hold the same number of shares held pre-split transaction. We anticipate that our shares will continue to be traded on the OTCBB; however, some brokers may no longer actively make a market in our common stock.

Shareholders holding in record name fewer than 1,000 shares of common stock

Shares will be converted into $38.00 per share of common stock outstanding immediately prior to the reverse split for those shareholders holding in record name less than 1,000 pre-split shares of common stock.

Shareholders holding common stock in “street name” through a nominee (such as a bank or broker)

The split transaction will be effected at the record shareholder level. Therefore, regardless of the number of beneficial holders or the number of shares held by each beneficial holder, shares held in “street name” will be subject to the forward split, and the beneficial holders who hold their shares in “street name” will be continuing shareholders with the same number of shares as before the split transaction.

The effects of the split transaction on each group of unaffiliated shareholders are described more fully below under “—Effects of the Split Transaction on Shareholders of Iowa First,” and the effects on the company are described more fully below under “—Effects of the Split Transaction on Iowa First; Plans or Proposals after the Split Transaction.”

Background of the Split Transaction

As an SEC reporting company, we are required to prepare and file with the SEC, among other items, the following:

•                       Annual Reports on Form 10-K;

•                       Quarterly Reports on Form 10-Q;

•                       Proxy Statements and related materials as required by Regulation 14A under the Securities Exchange Act; and

•                       Current Reports on Form 8-K.

Our management and several of our employees expend considerable time and resources to prepare and file these reports and we believe that energy could be beneficially diverted to other areas of our operations that would allow management and those employees to focus more of their attention on our customers and the communities in which we operate.   In addition, the costs associated with these reports and other filing obligations comprise a significant corporate overhead expense.  These costs include securities counsel fees, auditor fees, special board meeting fees, costs of printing and mailing shareholder documents, and word processing and filing costs.  Our registration and reporting related costs have been increasing over the years, and we believe they will increase significantly in 2006, when we become subject to the rules adopted by the SEC pursuant to Section 404 of The Sarbanes-Oxley Act of 2002.  These rules require us to include in our Annual Report on Form 10-K our management’s report on, and assessment of, the effectiveness of our internal controls over financial reporting.  In addition, our independent auditors must attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting and the effectiveness of those internal controls.  We estimate that our costs and expenses incurred in connection with SEC reporting for 2006 will be approximately $222,000 as a result of the adoption and implementation of The Sarbanes-Oxley Act.

As of July 31, 2005, there were 1,382,669 shares of our common stock issued and outstanding, held by approximately 317 current record shareholders.  Of our approximately 317 record shareholders, we believe approximately 46.0% hold fewer than 1,000 shares.  Our board of directors and management believe that the recurring expense and burden of our SEC-reporting requirements described above are not cost efficient for Iowa First.  Becoming a non-SEC reporting company will allow us to avoid these costs and expenses.  In addition, once our SEC reporting obligations are suspended, we will not be subject to the provisions of The Sarbanes-Oxley Act of 2002 or the liability provisions of the Securities Exchange Act of 1934, as amended, and our officers will not be required to certify the accuracy of our financial statements under SEC rules.  However, we will continue to be subject to the rules and regulations imposed by our banking regulatory agencies, including those relating to financial reporting, internal controls and corporate governance.

There can be many advantages to being a public company, possibly including a higher stock value, a more active trading market and the enhanced ability to use company stock to raise capital or make acquisitions.  However, there is a limited market for our common stock, and we have therefore not been able to effectively take advantage of these benefits.  For example, we believe that in recent years the public marketplace has had less interest in public companies with a small market capitalization and a limited amount of securities available for trading.  We believe it is highly speculative whether our common stock would ever achieve significant market value with an active and liquid market comprised of many buyers and sellers.  In addition, as a result of our limited trading market, we are unlikely to be well-positioned to use our public company status to raise capital in the future through sales of our common stock in a public offering or to acquire other business entities using our stock as consideration.  Moreover, our limited trading market could make it difficult for our shareholders to liquidate a large number of shares of our stock without negatively affecting the per share sale price.  The split transaction will allow our small shareholders to sell their shares at a fixed price that will not decline based upon the number of shares sold, and allow them to do so without incurring typical transaction costs.  Therefore, our board of directors and management have concluded that the benefits of being an SEC-reporting company are substantially outweighed by the burden on management and our employees and the expense related to the SEC reporting obligations.  The board considered that many of the factors arguing in favor of de-registration, including eliminating costs associated with registration and allowing management and our employees to focus on customers, community and core business initiatives, had been in existence for some time, and felt that the increasingly stringent regulation brought on by The Sarbanes-Oxley Act would only make these factors more compelling as time went on.   In addition, as the board evaluated the company’s overall strategic planning process, it determined that excess capital which had previously been used to repurchase shares of the company’s stock, among other things, was available and could best be put to use to begin to undertake a deregistration transaction.  As a result of the confluence of these factors, the board determined at that time that it would be beneficial to consider the pursuit of such a transaction.  Please refer to “—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation” for a further discussion of the reasons supporting the split transaction. As a result of the board’s conclusions, our management began to explore the possibility of reducing our number of record shareholders to below 300 in order to suspend our periodic reporting obligations to the SEC.

Since 1989, the company has made repurchases of its stock from time to time as shares have become available.  The purpose of these share repurchases, as disclosed in our public filings during this period, was to enhance earnings per share and return on shareholders’ equity for Iowa First shareholders.  During this time, we did not intend to significantly reduce the number of our record shareholders, nor did we discuss or adopt as a goal our deregistration as a public company.  During the two years ended June 30, 2005, we repurchased a total of 40,972 shares, which was made possible due to our strong capital base and cash flow.  During this time period, the prices we paid for our shares ranged from $27.85 to $32.25 and the average price per share was $30.26.  In October of 2004, due to our repurchase program and other trading and investment activity in Iowa First Stock not involving the company, the number of record holders was approximately 330.

In October of 2004, management began to evaluate generally the advantages and disadvantages of a going private transaction.  Management contacted Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, prospective legal counsel, to discuss preliminary issues related to going private transactions, including the determination of the number of record holders of Iowa First stock and the public filing requirements associated with going private transactions.  In light of the company’s consideration of a going private transaction, we ceased repurchasing Iowa First stock in October of 2004 and have not made any repurchases since that time.

At the regular monthly meeting of our board held on November 18, 2004, management held an initial discussion with the board concerning a possible going private transaction and reported to the board regarding the conversations with representatives from Barack Ferrazzano.  Following this discussion, the board authorized management to continue its investigation and evaluation of a proposed going private transaction.  To that end, the board approved the engagement of Barack Ferrazzano and authorized management to contact our independent auditors and financial advisors to discuss the financial, accounting and other effects of going private.

At a regular meeting of our board held on December 16, 2004, and attended by representatives from Barack Ferrazzano, management presented its report on the further exploration of a going private transaction.  Kim K. Bartling, our Executive Vice President, Chief Operating Officer and Treasurer led a discussion with the board on the business considerations for engaging in a going private transaction, and distributed materials to the board highlighting some of the advantages, disadvantages, and issues raised in a going private transaction.  Some of the advantages of, and business purposes for, a going private transaction that were included in Mr. Bartling’s materials and discussed by the board included:

•                  the elimination of the administrative burden and expense of making periodic reports and shareholder communications;

•                  the avoidance of costs and time spent on complying with the disclosure and procedural requirements of Sarbanes-Oxley;

•                  the possible reduction of potential legal liability based on compliance with Sarbanes-Oxley and certain federal securities laws;

•                  the potential increased flexibility for management to consider and initiate actions as a non-SEC company that may produce long-term benefits and growth; and

•                  more time for management to focus on customers and the communities in which the company and the Banks operate.

Some of the disadvantages of a going private transaction that were included in Mr. Bartling’s materials and considered by the board included:

•                  reduced access by shareholders to the company’s financial information once it is no longer an SEC-reporting company;

•                  the possibility that our stock price could go down as a result of Iowa First no longer being a public company;

•                  a potential decrease in the liquidity of our stock;

•                  reduced flexibility in benefit plan structuring for the company;

•                  the company’s potential costs, in terms of time and dollars, in connection with accomplishing the going private filings;

•                  the possibility that future business partners, if any, might require more information from Iowa First before entering into a business relationship due to the lack of publicly available information;

•                  public valuation of the company could attract unwelcome and inadequate overtures; and

•                  the possibility that we could have a lower public profile in our community, which may be a negative factor with some of our customers.

The board discussed the future costs and expenses that might be incurred by the company in connection with complying with the requirements of Sarbanes-Oxley as estimated by Mr. Bartling and the time that might be allotted for management and other employees in connection with compliance.  The costs discussed included estimated fees and expenses of our independent auditors and our counsel and the soft costs that we incur in connection with our SEC reporting obligations, including the salary and benefits of staff who focus on SEC reporting and Section 404 testing issues and the increased risk of liability to members of management and the board.

Also at the meeting, representatives of Barack Ferrazzano advised the board on the methods for proceeding with a going private transaction.  Barack Ferrazzano reviewed alternative methods of effecting the transaction with the board and informed the board of the potential advantages to the use of a reverse stock split transaction as a preferred method to achieve this result.  For a discussion of the alternatives considered, see “—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation” below.  Representatives of Barack Ferrazzano also discussed with the board various other corporate and securities law matters applicable to the transaction, including the possible creation of an independent special committee of the board of directors comprised of independent members of the board to review and evaluate the proposed transaction on behalf of our shareholders, as well as issues related to the Iowa First shares held by the company’s KSOP.

Following discussion, the board determined not to form an independent special committee to evaluate the proposed transaction.  In making this determination, the board took into consideration the fact that each member of our board currently owns shares of our common stock and after a going private transaction each member of our board will continue to own shares of our common stock.  As a result, the board determined that each of its members shared a similar interest in a going private transaction and the formation of a special committee would not add any significant protection for our unaffiliated shareholders.  Also, at that time, the board believed that, in a going private transaction, we would likely repurchase less than 5.0% of our outstanding common stock, resulting in only a slight increase of less than 1.0% in the ownership percentage of common stock of our directors.  See “—Effects of the Split Transaction on Iowa First; Plans or Proposals After the Split Transaction—Effect on our Directors and Executive Officers” for a further discussion of the effect on director and executive officer share ownership.

Following the presentations by management and Barack Ferrazzano, and after considerable discussion of the issues, the board determined that it would continue investigating the proposed going private transaction at future meetings in 2005.  Following the December 16, 2004, board meeting, management gave our board time to further review and consider the materials presented at the meeting.  Management did not engage in any further activities concerning a possible going private transaction until March 2005, focusing instead on our annual report, compliance with Sarbanes-Oxley and our year-end income tax matters.

Turning its attention back to a possible going private transaction, in March of 2005, management distributed a follow-up report to our board reviewing the potential advantages and disadvantages of becoming a private company.  Following the March 2005 meeting, management continued to focus on our general operations.

At the regular monthly meeting of the board on May 19, 2005, Mr. Bartling reviewed with the board the analysis contained in the report, distributed at the March meeting.  Although including similar information to the report distributed to the board at the December 2004 meeting concerning the potential advantages and disadvantages of a going private transaction, the March 2005 report was substantially more extensive.  This report contained a substantive analysis in question and answer format of business considerations in a possible going private transaction.  The report included a discussion of the current public market for our common stock and the fact that we were not planning any strategic acquisitions or other transactions in the near future.  The report also discussed possible methods of financing a going private transaction, the possible impact of a going private transaction on the cash flow and earnings per share of the company and an analysis of the company making a Subchapter S election under the Internal Revenue Code.  The report also included some sample questions and answers from proxy statements filed by other financial institutions engaging in a going private transaction by stock split in order to give the board some additional information about mechanics and structure.  The report summarized alternative methods to a stock split of effecting the proposed going private transaction, including an odd-lot tender offer, a tender offer to all unaffiliated shareholders and a cash-out merger.  For a more detailed discussion of the alternative methods of effecting a going private transaction that were discussed by the board, see “Special Factors—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation— Iowa First’s Reasons for the Split Transaction.”  Finally, the report included in tabular form information concerning our shareholder base, estimated cash requirements for consummating a transaction, an analysis of the potential effect on our capital ratios and analyses of the potential dilution and accretion to our earnings.  During and following this presentation, the board held extensive discussions regarding various alternatives available to the company.

Following these lengthy discussions, the board determined that it would be in the company’s and its shareholders’ best interests to remain an independent community banking organization, and directed management to proceed with a going private transaction that would result in the termination of its registration with the SEC and the suspension of the company’s reporting requirements under federal securities laws.  In making this determination, the board focused on factors such as the current shareholder base, the low trading volume of the company’s common stock, the administrative burden and expense of making periodic filings with the SEC, and the fact that operating as a non-reporting company would enable management to better focus on long-term benefits over short-term results with more time to focus on customers and the communities in which the company operates.  The board also considered possible negative factors including the cost and expense to the company of the going private transaction, the elimination of a public market for the company’s common stock and possible decrease in price and liquidity of the common stock, and the fact that the company may experience a negative reaction from specific customers who may be cashed out in the transaction but who want to remain shareholders in their community banking organization.  Although alternative transaction structures were discussed, the Board determined that management should focus its consideration on a stock split transaction consisting of a 1 for 1,000 reverse stock split followed by a 1,000 for 1 forward stock split that would result in a reduction in the record shareholders outstanding to below 300.  In addition, the board authorized management to consult with and retain independent, third party experts, including counsel and a financial advisor, in connection with the going private transaction.

In determining the number of shares a shareholder needed to own in order to remain a shareholder after the split transaction, the board’s primary consideration was how best to achieve the goal of becoming a non-SEC reporting company by reducing the number of our record shareholders to a number below 300.  In achieving that goal, the board wanted to reach an optimal threshold that would result in cashing out enough shareholders to provide us with some assurance that we will continue to remain under the 300 threshold in the future without cashing out so many shareholders that we needlessly increase the cost of the transaction.  The board determined that cutoff numbers much under 1,000 shares were too low because, although there would be fewer than 300 record shareholders if a transaction was completed at any of these levels, the number of continuing shareholders would be reduced to levels of 200 or above, which the board felt were too close to the 300 record shareholder threshold that would retrigger SEC reporting obligations and would not allow enough room for growth going forward.  In the board’s opinion, ratios above 1,000 would result in more than an adequate number of shareholders being cashed out while needlessly increasing the cost of the transaction.  Based on this analysis, the board selected 1,000 shares as the minimum number of shares required to remain as a record shareholder.  This number was chosen because it represented a cut-off among shareholders that would likely sufficiently reduce the shares outstanding so that our reporting obligation would not be retriggered in the near future, even if continuing shareholders who hold their shares in street name transfer ownership of their shares into their record names.  At the same time, this would result in a relatively moderate number of shares (estimated at this meeting to be approximately 66,414, or approximately 4.8% of our outstanding shares at the time of the meeting) being cashed-out in the proposed split transaction.

In approving the split transaction, the board took into consideration the fact that, because shareholders would be aware of the 1,000 share cutoff for participating in the forward split, small shareholders who would still prefer to remain as shareholders of the company, despite the board’s recommendation of the transaction, could elect to do so by acquiring sufficient shares or consolidating stock ownership so that they would hold at least 1,000 shares in their own name immediately prior to the split transaction or by transferring their stock to a brokerage account or to another nominee so that it is held in street name.  This would allow a small shareholder to have some control over the decision as to whether to remain a continuing shareholder after the split transaction is effected, or to be a non-continuing shareholder and receive a cash payment for their shares.  In addition, beneficial owners who would be cashed out if they were record owners instead of beneficial owners, and who wish to receive a cash payment from us as a part of the split transaction, would have the ability to inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account in their own name.  The board felt that this flexibility helped to balance the interests of the continuing and non-continuing shareholders.

During the weeks following the May 2005 meeting, our management, with the aid of Barack Ferrazzano, pursued retaining a financial advisor for the going private transaction, considering several financial advisors, including MB&R.  Contact was made with prospective financial advisors to discuss the possible going private transaction, the qualifications and experience of each financial advisor and the services that each would provide to us.  Although management believed each of the financial advisors was well-qualified, management decided to retain MB&R based on that firm’s extensive experience, knowledge and background in valuing financial institutions and bank holding companies.  In addition, management chose MB&R because MB&R would provide a valuation and fairness opinion at a cost to the company lower than the other financial advisors contacted, thereby retaining cash that could be paid to non-continuing shareholders as well as retained in the company for future operations.

At the regular meeting of our board held on June 16, 2005, the board discussed management’s recommendation that MB&R serve as financial advisor for the proposed stock split transaction and the board unanimously approved the engagement of MB&R as its financial advisor.  Barack Ferrazzano participated in the meeting by telephone and reviewed with the board information that had previously been presented to the board at the meeting on December 16, 2004, along with providing the board an opportunity to ask questions about the proposed stock split transaction.  Members of the board discussed the mechanics by which shares held by the Iowa First KSOP would be voted and reaffirmed its decision not to form an independent special committee to evaluate the proposed transaction based on the same reasons discussed at the board meeting on December 16, 2004.  The board also discussed with Barack Ferrazzano the determination of “fair value” under Iowa law for the shares of Iowa First common stock that would be cashed out in the stock split transaction.  Under the appraisal statute contained in the Iowa Business Corporation Code, which is applicable to the stock split transaction, fair value must be determined without discounts for lack of marketability or minority interest.  However, it was noted that the appraisal statute contained in the Iowa Code applicable to transactions involving Iowa state banks or their holding companies require the consideration of valuation factors recognized for federal and estate tax purposes, including discounts for minority interests and lack of marketability.  The board considered these factors and determined that the valuation to be prepared by MB&R should be determined in accordance with the appraisal statute under the Iowa Business Code without discounts for minority interests and lack of marketability.

Our board held a special meeting on July 7, 2005, to further discuss and consider the going private transaction with management, as well as with counsel and our financial advisor, each of whom participated by telephone.  A representative of Barack Ferrazzano and Mr. Bartling provided the board with an update of the status of the transaction and gave the board members an opportunity to ask questions.  After questions were addressed, a representative of MB&R made a presentation to the board concerning his background, qualifications and experience and the qualifications and experience of the firm relating to valuing and advising financial institutions.  He also discussed with the board the valuation methodologies that MB&R would be using to determine the fair value of our stock being cashed out in the transaction, including a discounted cash flow analysis based on an expected dividend stream to investors and terminal values chosen by MB&R in its judgment, comparison of the company’s trading characteristics and financial measures with those of peer, publicly-traded organizations chosen by MB&R, in their judgment, from a representative population of financial institutions in the Midwest and a review of announced sale transactions in the Midwest of comparable commercial banking organizations, applying an appropriate discount to the resulting control premium prices paid in those transactions.

On July 18, 2005, MB&R provided a copy of its valuation report to the members of our board in advance of the regular monthly meeting of the board of directors held on July 21, 2005.  The MB&R valuation report indicated that the fair value of our common stock, as of July 21, 2005, ranged from $36.20 to $40.54 per share.  At the July 21, 2005 meeting, a representative of MB&R reviewed the valuation report with our board and discussed with the board in detail the assumptions made by MB&R in performing its valuation and the valuation methodologies used by MB&R, including an analysis of comparable peer public companies which resulted in a valuation of $37.13, an analysis of comparable publicly announced transactions, which resulted in a valuation of $40.54, and a discounted cash flow analysis, which resulted in a valuation of $36.20 using book value terminal values and $37.23 using earnings multiple terminal values.  See “—Valuation of Financial Advisor; Fairness Opinion”.

Following this presentation, the MB&R representative was asked to leave the meeting, at which time our board determined, after lengthy discussion, the $38.00 per share price to be paid in the split transaction.  In making that determination the board took into consideration the valuation report and MB&R’s presentation, current and historical market prices of our stock, including the $34.25 price at which our stock was trading on the morning of July 21, 2005, our net book value (as adjusted for the KSOP shares), which at June 30, 2005 was $21.75 per share, the purchase prices paid by the company over the past two years for our stock, which ranged from $27.85 to $32.25 per share, and the absence of any firm offers for the company from third parties over the past two years.  When evaluating MB&R’s valuation report, members of the board expressed their opinion that the comparable acquisition analysis, which had resulted in a significantly higher valuation than MB&R’s other methodologies, was less reliable than the comparable company analysis or the discounted cash flow analysis because it was based on less current information and market trends dating back to transactions that occurred from January 1, 2004.  The board noted that excluding the comparable acquisition analysis, the valuation results in MB&R’s report congregated around a value of $37.00 per share and further noted that the average of the four valuations derived by MB&R was $37.77.  Based on a careful consideration of all of these factors, the board determined the price to pay in the split transaction of $38.00 per share.  After the board determined the $38.00 per share price, the MB&R representative rejoined the meeting and delivered to our board its oral opinion based on and subject to the assumptions, factors and limitations set forth in the written opinion attached as Appendix C that the $38.00 per share price to be paid by us in the split transaction is fair from a financial point of view to our unaffiliated shareholders, including our unaffiliated shareholders who will be cashed out in the transaction and our unaffiliated shareholders who will continue as shareholders in the transaction.

After receipt of MB&R’s oral opinion, the board, other than Mr. Hurley who had been appointed to the board that day and abstained from voting, unanimously approved the split transaction by means of a 1 for 1,000 reverse stock split followed by a 1,000 for 1 forward stock split, pursuant to which shareholders owning less than 1,000 shares would receive $38.00 in cash for their pre-split shares of our common stock.  The board determined that the split transaction was fair to our unaffiliated shareholders, and specifically with respect to the unaffiliated, non-continuing shareholders receiving cash in the split transaction.  In making this determination, the board did not utilize the following procedural safeguards:

•                        the split transaction was not structured to require separate approval by a majority of those shareholders who are not executive officers or directors of the company or the Banks; and

•                        the board of directors did not retain any unaffiliated representative to act solely on behalf of shareholders who are not officers or directors of the company or the Banks for purposes of negotiating the terms of the split transaction or to prepare a report regarding the fairness of the transaction.

On July 22, 2005, Mr. Bartling contacted the Office of the Comptroller of the Currency to discuss the proposed transaction and a representative of Barack Ferrazzano contacted the Federal Reserve to discuss the proposed transaction.

On August 1, 2005, MB&R delivered to us its written fairness opinion, dated July 21, 2005, a copy of which is attached as Appendix C.

We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets.  Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations.

Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation

Iowa First’s Reasons for the Split Transaction

Iowa First is undertaking the split transaction at this time to end our SEC reporting obligations, which will enable us to save the company and our shareholders the substantial costs associated with being a reporting company.   The specific factors considered in electing at this time to undertake the split transaction and become a non-SEC reporting company are as follows:

•                       we estimate that we will be able reallocate resources and eliminate costs and avoid anticipated future costs of approximately $222,000 on an annual basis starting in 2006, by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications.  These expenses for 2006 are expected to include legal expenses ($35,000), accounting expenses ($105,000), expenses for testing controls ($45,000) and miscellaneous expenses ($5,000).  We will also realize cost savings by avoiding the need to add additional staff and from reduced staff and management time ($32,000) spent on reporting and securities law compliance matters;

•                       we believe that, as a result of the recent disclosure and procedural requirements resulting from The Sarbanes Oxley Act of 2002, and specifically in connection with the SEC rules adopted pursuant to Section 404 of The Sarbanes-Oxley Act, which we will be subject to beginning with the 2006 fiscal year, the legal, accounting and administrative expense, and diversion of our board of directors, management and staff effort necessary to continue as an SEC-reporting company will remain significant as regulations implementing the act continue to be issued, without a commensurate benefit to our shareholders.  We expect to continue to provide our shareholders with company financial information by disseminating our annual reports by mail with our annual meeting materials, but we anticipate that the costs associated with these reports will be substantially less than those we incur currently;

•                       in the board of directors’ judgment, little or no justification exists for the continuing direct and indirect costs of registration with the SEC, which costs have recently increased as a result of heightened government oversight, given the low trading volume in our common stock and the fact that, at the time our board approved the split transaction, approximately 46.0% of our shareholders held fewer than 1,000 shares, and given that our earnings are sufficient to support growth and we therefore do not depend on raising capital in the public market, and do not expect to do so in the near future.  If it becomes necessary to raise additional capital, we believe that there are adequate sources of additional capital available, whether through borrowing at the holding company level or through private or institutional sales of equity or debt securities, although we recognize that our borrowing to finance the split transaction may limit our ability to borrow in the future and that there can be no assurance that we will be able to raise additional capital when required, or that the cost of additional capital will be attractive;

•                       operating as a non-SEC reporting company will reduce the burden on our management and employees that arises from the increasingly stringent SEC reporting requirements, thus allowing management and our employees to focus more of their attention on our customers and the communities in which we operate;

•                       operating as a non-SEC reporting company may eliminate the pressure and expectation to produce short-term per share earnings and may increase management’s flexibility to consider and initiate actions that may produce long-term benefits and growth;

•                       the split transaction proposal allows us to suspend our reporting obligations with the SEC, and allows both the affiliated and unaffiliated non-continuing shareholders to receive fair value and cash for their shares, in a quick and cost-effective manner, particularly given the possible ineffectiveness and inefficiencies of a tender offer, an open market share repurchase or a cash-out merger;

•                       the split transaction will allow the non-continuing shareholders to realize what our board has determined to be fair value for their Iowa First common stock.  In reaching this conclusion, our board considered, among other factors, the valuation report prepared by MB&R.  In particular, our board considered that the $38.00 price represents 14.7 times earnings for the twelve months ended June 30, 2005, a 10.9% premium over the market price of our common stock as reported on the OTCBB on July 20, 2005, the day before the price was determined and a 75% premium over our net book value (as adjusted for the KSOP shares) as of June 30, 2005, which values are in line with comparable SEC-reporting companies;

•                       because, after evaluating Iowa First’s recent performance and management’s expectations as to future performance, the board considered it likely that a transaction could be completed at a lower cost now than if we were to wait, and that therefore a transaction conducted at this time had the greatest likelihood of being completed; and

•                       completing the split transaction at this time will allow us to begin to realize the cost savings, will allow our management and employees to redirect their focus to our customers and communities, and will allow the non-continuing shareholders to receive cash for their shares, all at the earliest possible date.

We considered that some shareholders may prefer to continue as shareholders of Iowa First as an SEC-reporting company, which is a factor weighing against the split transaction.  However, we believe that the disadvantages of remaining a public company subject to the registration and reporting requirements of the SEC outweigh any advantages.  We have no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for such acquisition.  Accordingly, we are not likely to make use of any advantage that our status as an SEC-reporting company may offer.

The board realized that many of the benefits of a deregistration transaction, such as eliminating costs associated with SEC reporting obligations and allowing management and our employees to focus on customers, community and core business initiatives, have been in existence for some time.  However, it was not until the board felt the impact over time of the increasingly stringent regulation brought on by The Sarbanes-Oxley Act that it began seriously to consider a strategic transaction that would result in the deregistration of our common stock.  Moreover, the board believes that the costs, both in terms of time and money spent in connection with SEC reporting obligations will increase in 2006, when the company becomes subject to the SEC rules adopted pursuant to Section 404 of The Sarbanes-Oxley Act.   See “—Background of the Split Transaction.”

Other than the cost savings and other benefits associated with becoming a non-SEC reporting company, as outlined above and as described in the discussion under “—Purpose and Structure of the Split Transaction,” Iowa First does not have any other purpose for engaging in the split transaction at this particular time.

In view of the wide variety of factors considered in connection with its evaluation of the split transaction, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.

The split transaction, if completed, will have different effects on the non-continuing shareholders and the continuing shareholders.  You should read the discussions under “—Iowa First’s Position as to the Fairness of the Split Transaction” and “—Effects of the Split Transaction on Shareholders of Iowa First” for more information regarding these effects of the split transaction.

We considered various alternative transactions to accomplish the proposed transaction, but ultimately elected to proceed with the split transaction.  The following were the alternative transactions considered, but rejected:

•                       Tender Offer to all Unaffiliated Shareholders.  Our board of directors determined that we do not have the funds to effect a tender offer and would have to incur unacceptably high amounts of debt, if available, in order to effect this transaction.  In addition, there might not be a sufficient number of record shareholders tendering their shares to reduce the number of record shareholders below 300, resulting in the requirement of a second-step merger.

•                       Odd-lot Tender Offer.  An odd-lot tender offer is a tender offer by the company to shareholders holding fewer than 100 shares of our common stock.  This alternative might not result in shares being tendered by a sufficient number of record shareholders to reduce the number of record shareholders below 300.  The board determined that it may be unlikely that many record holders of a small number of shares would make the effort to tender their shares given the limited value of such shares and the relative inconvenience associated with a tender.

•                       Open Market Stock Repurchase.  The board considered announcing a stock buy-back plan and purchasing additional shares on the open market.  Although the expenses associated with such a transaction would be low, it might not result in the desired reduction of shareholders of record.  The board determined that an open market stock repurchase would deplete our capital and possibly not achieve the record shareholder reduction objective.

•                       Cash-Out Merger.  The board considered a cash-out merger of the company into a newly-formed corporation, with the conversion of the outstanding shares occurring in the same general manner and ratios as in the split transaction.  This type of merger would have the same net effect on our shareholders as the split transaction.  However, the board determined that a cash-out merger was not a preferable option because it did not offer any advantages over the split transaction, but would have required the formation of a new corporation, more documentation than the split transaction, including a detailed plan of the merger, and likely more regulatory issues and increased costs.

•                       Business Combination.  We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to suspend our SEC reporting obligations.  The board believes that by implementing a deregistration transaction, our management and employees will be better positioned to focus its attention on our customers and the communities in which we operate, and expenses will be reduced.

•                       Maintaining the Status Quo.  The board considered maintaining the status quo.  In that case, we would continue to incur the significant expenses, as outlined above, of being an SEC-reporting company without the expected commensurate benefits.  Thus, the board considered maintaining the status quo not to be in our best interests or the best interests of our unaffiliated shareholders and rejected this alternative.

See “—Purpose and Structure of the Split Transaction” for further information as to why this split transaction structure was chosen.

Iowa First’s Position as to the Fairness of the Split Transaction

Based on a careful review of the facts and circumstances relating to the split transaction, our board of directors believes that the split transaction and the terms and provisions of the split transaction, including the cash to be paid to the non-continuing shareholders, are substantively and procedurally fair to our unaffiliated shareholders.  Our board of directors, other than Mr. Hurley, who was appointed to the board on July 21, 2005, and abstained from voting, unanimously approved the split transaction.

In concluding that the terms and conditions of the split transaction, including the cash to be paid to the non-continuing shareholders, are substantively fair to our unaffiliated shareholders, our board of directors considered a number of factors.  In its consideration of both the procedural and substantive fairness of the transaction, the board considered the potential effect of the transaction as it relates to all shareholders generally, to non-continuing shareholders and to continuing shareholders.  Because the transaction will affect shareholders differently only to the extent that some will be cashed out in the split transaction and some will retain their interest in the company, these are the only groups of shareholders with respect to which the board considered the relative fairness and the potential effects of the transaction.  See “—Effects of the Transaction on Shareholders of Iowa First.”

The factors that our board of directors considered positive for all unaffiliated shareholders, including both those that are continuing and non-continuing shareholders, included the following:

•                       our smaller record shareholders who prefer to remain as shareholders of Iowa First, despite the board’s recommendation, may elect to do so by acquiring sufficient shares so that they hold at least 1,000 shares of common stock in their own names immediately prior to the split transaction or by transferring their stock into a brokerage or nominee account so that it is held in “street name”;

•                       beneficial owners who hold their shares in “street name,” who would be cashed out if they were record owners instead of beneficial owners, and who wish to be cashed out as if they were record owners instead of beneficial owners, can work with their broker or nominee to transfer their shares into a record account in their own name so that they will be cashed out;

•                       record holders owning 1,000 or more shares who wish to receive a cash payment for their shares may reduce their record stock ownership to below 1,000 shares by selling or gifting some of their shares or transferring to a separate record account some of their shares of common stock; and

•                       shareholders receive limited benefit from us being an SEC-reporting company because of our small size, the lack of analyst coverage, and limited trading of our common stock.

In addition to the positive factors applicable to all of our unaffiliated shareholders set forth above, the factors that the board of directors considered positive for the unaffiliated shareholders that are non-continuing shareholders included:

•                       the cash price of $38.00 represents 14.7 times earnings for the twelve months ended June 30, 2005; a 75% premium over our net book value (as adjusted for the KSOP shares) of our common stock as of June 30, 2005; and a 10.9% premium over the market price of our common stock as reported on the OTCBB on July 20, 2005, the day before the price was determined;

•                       our common stock trades infrequently, with an average trading volume from January 1, 2005, to July 20, 2005, of approximately 380 shares per day, a volume that the board felt did not provide our shareholders with sufficient opportunity to easily obtain cash for their shares;

•                       the cash to be paid to them in the split transaction will provide certainty of value to those shareholders and immediate liquidity for them; and

•                       no brokerage or other transaction costs are to be incurred by them in connection with the divesture of their shares.

In addition to the positive factors applicable to all of our shareholders set forth above, the factors that the board of directors considered positive for the unaffiliated shareholders that are continuing shareholders included:

•                       they will continue to have the opportunity to participate in our future growth and earnings;

•                       they will realize the potential benefits of termination of registration of our common stock, including reduced expenses as a result of no longer needing to comply with SEC reporting requirements;

•                       the fact that we anticipate that our shares will continue to be traded on the OTCBB after the split transaction, which will provide opportunities for continuing shareholders to trade their shares in the future; and

•                       the two step structure of the split transaction will avoid disruption to holders of 1,000 or more shares of our common stock, who are not being cashed out in the transaction, by avoiding the requirement that these shareholders forward their stock certificates to the company for cash for fractional shares of common stock and replacement stock certificates for whole shares of common stock.

Our board considered each of the foregoing factors to weigh in favor of the substantive fairness of the split transaction to our unaffiliated shareholders, whether they are non-continuing shareholders or continuing shareholders.  In addition, although the board arrived at the $38.00 per share price, which represents a premium of 75% over our net book value (as adjusted for the KSOP shares) as of June 30, 2005, and a 10.9% premium over the market price of our common stock as reported on the OTCBB on July 20, 2005, on the basis that it had, in consultation with its financial advisor, determined this amount to be a fair value to be paid to non-continuing shareholders, the board also considered this per-share purchase price to be fair from the perspective of continuing shareholders, because, as indicated above, the premium level was determined to be in line with that of comparable SEC-reporting companies.  See “—Iowa First’s Reasons for the Split Transaction.”

The board is aware of, and has considered, the impact of certain potentially countervailing factors on the substantive fairness of the split transaction to the unaffiliated shareholders.  In particular, the factors that our board of directors considered as potentially negative for the unaffiliated shareholders that are non-continuing shareholders included:

•                       they will be required to surrender their shares involuntarily in exchange for the cash-out price determined by the board without the opportunity to liquidate their shares at a time and for a price of their choosing;

•                       they will not have the opportunity to participate in any of our future growth and earnings; and

•                       they will be required to pay income tax on the receipt of cash in the split transaction.

The factors that our board of directors considered as potentially negative for the unaffiliated shareholders that are continuing shareholders included:

•                       they will have reduced access to our financial information once we are no longer an SEC-reporting company, although we do intend to continue to provide the continuing shareholders with our annual reports by mail with our annual meeting materials and Iowa First and the Banks will continue to be subject to the filing requirements of our banking regulatory agencies;

•                       once our SEC reporting obligations are suspended, we will not be subject to the provisions of The Sarbanes-Oxley Act of 2002 or the liability provisions of the Securities Exchange Act of 1934, as amended, and our officers will not be required to certify the accuracy of our financial statements under SEC rules.  However, as discussed above, we will continue to be subject to the rules and regulations imposed by our banking regulatory agencies, including those relating to financial reporting;

•                       the fact that shareholders will lose certain protections currently provided under the Securities Exchange Act, such as the reporting requirements under which we must file annual, quarterly and other periodic reports and the disclosure requirements relating to proxy materials under Section 14 of the Securities Exchange Act;

•                       the liquidity of our common stock will likely be reduced following the split transaction because of the reduction in the number of our record shareholders.   Because Iowa First is a bank holding company, and the Banks will continue filing with our appropriate bank regulatory agencies, we anticipate that our stock will continue to be eligible for trading on the OTCBB;

•                       the fact that future business partners might require more information from us before entering into a business relationship due to the lack of publicly available information about us; and

•                       the fact that we may have a lower public profile in our community, which may be a negative factor with some of our customers.

Our board of directors believes that these potentially countervailing factors did not, individually or in the aggregate, outweigh the overall substantive fairness of the split transaction to our unaffiliated shareholders, whether they be continuing or non-continuing shareholders and that the foregoing factors are outweighed by the positive factors previously described.

We believe that the split transaction is procedurally fair to our unaffiliated shareholders, including those that are continuing shareholders and those that are non-continuing shareholders.  In concluding that the split transaction, including the cash to be paid to the non-continuing shareholders, is procedurally fair to our unaffiliated shareholders, the board of directors considered a number of factors.  The factors that our board of directors considered positive for all unaffiliated shareholders, including both continuing and non-continuing shareholders, included the following:

•                       the split transaction is being effected in accordance with all applicable requirements of Iowa law;

•                       eight out of the twelve members of our board of directors are considered to be “independent” as defined by the Nasdaq Stock Market, Inc., and, accordingly, there was no need to form a special committee or retain any unaffiliated representative(s) to represent unaffiliated shareholders, as the board was able to adequately balance the competing interests of the non-continuing shareholders and the continuing shareholders in accordance with their fiduciary duties.  Although all of our board members do own stock in Iowa First, the 1,000 share cutoff set in the split transaction was determined without regard to the directors’ share ownership, and as this represented the sole potential conflict of interest and the board members will be treated identically to all other shareholders in the split transaction, the board did not feel that any additional protections that may be afforded by a special committee would be significant;

•                       the board obtained a valuation report and fairness opinion from an independent third party concerning our common stock, and the board imposed no limitations upon MB&R with respect to the investigation made or procedures followed in rendering its valuation report and fairness opinion;

•                       the board retained and received advice from legal counsel in evaluating the terms of the split transaction;

•                       management and the board considered alternative methods of effecting a transaction that would result in our becoming a non-SEC reporting company, each of which was determined to be impractical, more expensive than the split transaction, or potentially ineffective in achieving the goals of providing cash and value to the non-continuing shareholders as soon as possible and eliminating the costs and burdens of public company status;

•                       shareholders will have the opportunity to determine whether or not they will remain shareholders after the split transaction by acquiring sufficient shares so that they hold at least 1,000 shares immediately prior to the split transaction or selling sufficient shares so that they hold less than 1,000 shares immediately prior to the split transaction, so long as they act sufficiently in advance of the split transaction so that the sale or purchase is reflected in our shareholder records by the effective time of the split transaction, recognizing that in light of the current lack of liquidity and infrequent trading of our common stock, it may be more difficult for some of our shareholders to acquire additional shares at an acceptable price.

•                       in order to implement the split transaction it must be a approved by the affirmative vote of two-thirds of the total outstanding shares of our common stock entitled to vote at the special meeting;

•                       appraisal rights are available under Iowa law to shareholders who dissent from the split transaction; and

•                       Iowa First had sufficient access to borrowing to undertake the necessary actions to finance the split transaction.

The board of directors considered each of the foregoing factors to weigh in favor of the procedural fairness of the split transaction to our unaffiliated shareholders, whether they are continuing or non-continuing shareholders.

The board is aware of, and has considered, the impact of the following potentially countervailing factors, which affect both continuing and non-continuing shareholders to the same degree, on the procedural fairness of the split transaction:

•                       although the interests of the continuing shareholders are different from the interests of the non-continuing shareholders and may create actual or potential conflicts of interest in connection with the split transaction, neither the board nor any of the directors retained an independent, unaffiliated representative to act solely on behalf of the non-continuing, shareholders for the purpose of negotiating the terms of the split transaction or preparing a report concerning the fairness of the split transaction;

•                       the transaction is not structured to require approval of at least a majority of unaffiliated shareholders; however, because affiliates own only approximately 12.22% of our common stock, the super-majority voting requirements of our articles of incorporation requiring that the transaction be approved by the affirmative vote of two-thirds of the total outstanding shares of our common stock entitled to vote at the special meeting will require the approval of approximately 62.03% of our unaffiliated shareholders.

•                       we did not solicit any outside expressions of interest in acquiring the company; and

•                       we did not receive a valuation of our common stock by a second independent appraiser, in addition to the valuation report prepared by MB&R.

The board of directors believes that the foregoing potentially countervailing factors did not, individually or in the aggregate, outweigh the overall procedural fairness of the split transaction to our unaffiliated shareholders, whether they are continuing or non-continuing shareholders, and the foregoing factors are outweighed by the procedural safeguards previously described.  In particular, with reference to the lack of a special committee, the board felt that the consideration of the transaction by the full board, whose sole conflict of interest is a relatively insignificant increase in aggregate share ownership following the split transaction and who will be treated identically to unaffiliated shareholders in the split transaction, was a sufficient procedural safeguard that made it unnecessary to form a special committee or retain an independent fairness advisor.

In addition, with respect to the determination not to seek a second opinion on valuation, our board felt that the valuation coupled with the fairness opinion to be given by MB&R provided sufficient procedural safeguards with respect to the cash to be paid to the affiliated and unaffiliated non-continuing shareholders, and determined that it would be unnecessary to incur the additional cost associated with obtaining a second recommendation from a second independent appraiser.

We therefore believe that the split transaction is substantively and procedurally fair to our unaffiliated shareholders, including those that are continuing shareholders and those that are non-continuing shareholders, for the reasons and factors described above.  In reaching this determination, we have not assigned specific weights to particular factors, and we considered all factors as a whole.  None of the factors that we considered led us to believe that the split transaction is unfair to our unaffiliated shareholders, whether they are continuing or non-continuing shareholders.

No unaffiliated person has made any offer during the past two years regarding our merger or consolidation with or into such person, for the sale or other transfer of all or any substantial part of our assets, or for the purchase of a controlling number of shares of our common stock.

In evaluating the $38.00 per share that unaffiliated, non-continuing shareholders will receive in the split transaction, the board considered whether this constitutes fair value in relation to current and historical (including recent) market prices, net book value (as adjusted for the KSOP shares), going concern value, and the valuation report and fairness opinion of MB&R.  In particular, the board was aware that our common stock, during the two years prior to its consideration of the split transaction through the quarter that ended immediately prior to its approval of the transaction, traded in the range of $24.00 to $40.50 and during the period from July 1, 2005 through July 21, 2005, the date of its approval of the transaction, was trading in the range of $34.25 to $35.00 and on July 21, 2005, was trading at $34.25 per share (see “Market Price of Iowa First Common Stock and Dividend Information—Comparative Market Price Data) and therefore the $38.00 price represents an approximate 58.3% premium to a 6.2% discount over those market prices during the two years prior to its consideration of the transaction, an approximate 8.6 % to 10.9 % premium over those market prices during the period from July 1, 2005 through July 21, 2005, and an approximate 10.9% premium over the market price on July 21, 2005.  However, given the low trading volume of our common stock, the board recognized that our current and historical market prices may not be the most meaningful indication of value.  As discussed above, the board considered the fact that the $38.00 cash price represents a 75% premium over our net book value (as adjusted for the KSOP shares) as of June 30, 2005, to be a factor weighing in favor of the split transaction.  In reaching a determination on fairness, we have considered our net book value as adjusted for the KSOP shares.  Our employees, upon termination of their employment, have the option of selling back to the company the shares of our common stock allocated to their account in our KSOP.  Because the common stock held by the KSOP is not readily tradable, the company has reflected the maximum cash obligation we may incur to repurchase all shares under the KSOP outside of shareholders’ equity and the amount of this possible cash obligation is backed out of our calculation of net book value for regulatory purposes.  However, because we believe it is unlikely that the company will be required to repurchase all of the stock held in the KSOP at any given time, we consider our net book value as adjusted to add back the amount of the possible cash obligation to be a more appropriate measure of the value of our common stock.

In evaluating the $38.00 share price in relation to our independent going concern value for purposes of determining the fairness of the split transaction, our board noted that fair value as defined under Iowa law generally takes into account the value of shares immediately before the corporate action, using customary and current valuation concepts, without discounting for lack of marketability or minority status.  With respect to this factor, we relied upon the financial analyses performed by MB&R, which calculated a range of fair values of our common stock, utilizing a trading comparables approach, a precedent transaction analysis approach and an income approach, among other analysis. MB&R’s analyses are summarized in “—Valuation of Financial Advisor; Fairness Opinion.”  We expressly adopt the analyses and conclusions of MB&R set forth in its valuation report and fairness opinion, and have relied on these analyses in making our fairness determination as described in this proxy statement.

In reaching a determination as to fairness, we did not consider the liquidation value of our assets to be a material factor in our consideration of the fairness of the split transaction, because we believe that the value that could be obtained through a liquidation of our assets would be significantly less than the value that could be obtained through a cash-out, going-private transaction.  As a general rule, financial institutions do not have tangible assets that would bring a high value in a liquidation sale, but instead have assets that are dependent on a strong customer base.  Because financial institutions are so heavily regulated, a liquidation process would be lengthy, and it is likely that if the company announced a liquidation sale customers would move their loans and deposits, which account for the most significant bank assets, to other institutions.  Therefore, liquidation of a financial institution such as Iowa First would not be likely to result in as high a value as if the company were to remain a going concern.

In determining the $38.00 per share price, our board considered the prices we have paid to repurchase shares of our stock during the past two years, which ranged between $27.85 and $32.25 per share.  It was noted, however, that the company ceased repurchasing its shares in October 2004 when we began considering the possible going private transaction.

Neither we nor any of the members of our board of directors received any reports, opinions or appraisals from any outside party relating to the split transaction or the fairness of the consideration to be received by our shareholders, other than the fairness opinion and valuation report received from MB&R and attached as Appendix B and Appendix C to this proxy statement.

We have not made any provision in connection with the split transaction to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense.  With respect to unaffiliated shareholders’ access to our corporate files, our board determined that this proxy statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders.  With respect to obtaining counsel or appraisal services solely for unaffiliated shareholders at our expense, the board did not consider these actions necessary or customary.  Our board also considered the fact that under Iowa corporate law, and subject to certain conditions set forth under Iowa law, shareholders have the right to review our relevant books and records of account.

Board Recommendation

Our board of directors believes the terms of the split transaction are fair and in the best interests of our unaffiliated shareholders and unanimously recommends that you vote “FOR” the proposal to adopt the amendments to our articles of incorporation that will allow us to effect the split transaction.

Valuation of Financial Advisor; Fairness Opinion

On June 27, 2005, we retained MB&R to act as our financial advisor with respect to the split transaction, including providing a valuation of our common stock to be repurchased and issuing an opinion as to the fairness of the per share price paid in the stock split transaction, from a financial point of view, to our unaffiliated shareholders, including our unaffiliated shareholders who will be cashed out in the transaction and our unaffiliated shareholders who will continue as shareholders in the transaction.

MB&R is a nationally recognized investment banking firm whose principal business specialty is working with regional and community banks and thrifts.  MB&R, as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding processes, market making as a National Association of Securities Dealers market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes.  MB&R regularly prepares valuations of banking organizations and is considered an expert in this field.

Management decided to retain MB&R based on that firm’s extensive experience, knowledge and background in valuing financial institutions and holding companies.  In addition, our management chose MB&R because MB&R would provide a valuation and fairness opinion at a cost to the company lower than the other financial advisors contacted, thereby retaining cash that could be paid to non-continuing shareholders as well as retained in the company for future operations.  See “—Background of the Split Transaction.”

MB&R prepared its valuation report (a copy of which is attached as Appendix B), which stated that as of July 21, 2005, the fair value range of the shares to be repurchased in the split transaction was between $36.20 and $40.54 per share.  A copy of the valuation report was provided to our board of directors on July 18, 2005.  A representative of MB&R then presented the valuation report to our board at a meeting held on July 21, 2005.  After the presentation and at the July 21 meeting, the board discussed the valuation report and set the price for the shares in the split transaction at $38.00 per share.  After the board determined the price at the July 21 meeting, noting that the $38.00 per share price is within the range of “fair value” determined by MB&R, MB&R delivered to us its oral opinion based on and subject to the assumptions, factors, and limitations as set forth in the written opinion attached as Appendix C that the $38.00 per share price to be paid by us in the split transaction is fair from a financial point of view to our unaffiliated shareholders, including our unaffiliated shareholders who will be cashed out in the transaction and our unaffiliated shareholders who will continue as shareholders in the transaction.  On August 1, 2005, MB&R delivered to us its written fairness opinion, dated July 21, 2005 (a copy of which is attached as Appendix C).  See “—Background of the Split Transaction” for further discussion of this meeting and the board’s determination of the price to be paid in the split transaction.

No limitations were imposed by our board of directors upon MB&R with respect to the investigations made or procedures followed by it in rendering its opinion.  The following is a summary of the procedures followed, the findings and recommendations and the bases for and methods of arriving at such findings and recommendations, which were presented in the MB&R valuation report and used to generate its fairness opinion.

The full text of MB&R’s valuation report and fairness opinion, each of which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by MB&R, are attached as Appendix B and Appendix C, respectively, to this proxy statement.  Our shareholders are urged to read the attached MB&R fairness opinion and valuation report in their entirety.  The MB&R fairness opinion and valuation report are directed to our board of directors and are directed only to the per share price that will be paid to the non-continuing shareholders who will be cashed-out as a result of the split transaction.  Neither document addresses our underlying business decision to effect the proposed split transaction, nor do they constitute a recommendation to any shareholder as to how the shareholder should vote with respect to the proposed split transaction at the special meeting or as to any other matter.  The MB&R valuation report, together with the fairness opinion, were among many factors taken into consideration by our board of directors in making its determination of the repurchase price.  The fairness opinion and valuation report of MB&R does not address the relative merits of the split transaction as compared to any alternative business strategies that might exist for us or the effect of any other strategy in which we might engage.

In conducting its analyses and preparing its valuation report and fairness opinion, MB&R considered the financial and other factors as it deemed appropriate under the circumstances including the following:

•                       our annual reports to shareholders and related financial information for the three calendar years ended December 31, 2004;

•                       our SEC Report on Form 10-Q and related unaudited financial information for the quarterly period ended March 31, 2005;

•                       the current state of and future prospects for the economy in Iowa generally and the relevant market areas for the company in particular; and

•                       the reported financial terms of selected recent business combinations in the banking industry.

Additionally, MB&R:

•                       held discussions with members of senior management of the company concerning the past, current and expected results of operations of the company and its current financial condition; and

•                       performed such other studies and analyses as MB&R considered appropriate under the circumstances associated with the split transaction.

In connection with its review of our financial information, MB&R held discussions with our senior management regarding recent earnings and prospects for future performance of the company.  Our management provided MB&R orally with estimated budget figures for the company for 2005 that were developed by management prior to the beginning of 2005 and which consisted of an estimate of our earnings for 2005 of $3,500,000, an estimate of our earnings per share for 2005 of $2.53 and confirmation that management anticipated that dividend payments in 2005 would increase over past year dividends by 3% to 4%, consistent with prior year increases.  MB&R did not receive a written budget or any other projection, written or oral, from management.

In connection with its review, MB&R relied upon and assumed, without independent verification, the accuracy and completeness of our financial and other information that was publicly available or provided to MB&R by us and our representatives.  MB&R is not an expert in the evaluation of allowance for loan losses.  Therefore, MB&R did not assume any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in our consolidated balance sheets as of March 31, 2005, and MB&R assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the SEC as of that date.

MB&R assumed that estimated budget information from management reflected the best currently available estimates and judgments of management.  MB&R was not retained to nor did it make any independent evaluation or appraisal of our assets or liabilities or the assets or liabilities of the Banks nor did MB&R review any loan files of the Banks.  MB&R also assumed that the transaction in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to us.

The preparation of a valuation involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances.  Therefore, MB&R’s valuation report is not readily susceptible to partial analysis or summary description.  In arriving at its valuation, MB&R performed a variety of financial analyses.  MB&R believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the evaluation process underlying MB&R’s opinion.

The estimated budget information discussed with MB&R was prepared by our management without input or guidance from MB&R.  We do not publicly disclose internal management projections or budgets of the type provided to or discussed with MB&R in connection with its valuation report.  The estimated budget was not prepared with a view toward public disclosure.  The public disclosure of the estimated budget could be misleading because it was based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions.  Accordingly, actual results could vary significantly from the estimated budget information discussed above.

MB&R’s valuation report and opinion were based solely upon the information available to it and the economic, market and other circumstances, as they existed as of the date of the valuation report and opinion.  MB&R has not undertaken to reaffirm or revise its valuation report or opinion or otherwise comment upon any events occurring after the date of the valuation report and opinion.

Scope of MB&R’s Analysis

In the valuation of any business or property, there are generally three approaches to value although all three approaches may not be deemed appropriate in every case.  These three approaches are as follows:

•                       the income approach;

•                       the market approach; and

•                       the cost approach.

The income approach is based on the premise that a prudent investor would pay no more for an asset than the present value of its future income.  Therefore, the income approach establishes the value of a business based on capitalization of the net cash flows generated by the business.  Estimated future cash flows are discounted to a present value using a rate of return that takes into consideration the unique risks and attributes of the entity being valued relative to alternative rates of return otherwise available in the market to investors.

The market approach is based on the premise that an informed purchaser would pay no more for an asset than the cost of acquiring an existing asset with the same utility.  The market approach establishes value through analysis of recent sales of comparable assets.  In determining a value for an on-going privately held business entity, the market approach provides guidance to the value that investors are setting for similar businesses in the marketplace.  The implied market capitalization values indicated by similar companies that are either publicly traded or those that have been reported for merger and acquisition transactions is analyzed.

The cost approach is based on the proposition that an informed purchaser would pay no more for an asset than the cost of producing a substitute asset with the same utility as the asset being valued.  In the cost approach method to valuing a business entity, an itemized valuation is performed for each of the entity’s assets.  The sum of the values represents the value of the enterprise, although this results in a static value of the entity, rather than a value of the entity as a going concern.

To determine the fair value of Iowa First as a going concern, MB&R reviewed the recent trading history of our common stock and used the following methods from the income and market valuation approaches:

•                       an examination of publicly traded companies comparable to us;

•                       an examination of the prices paid in acquisitions for companies similar to us; and

•                       a discounted future cash flow analysis.

Because cost approaches to valuation disregard the going concern value of the business entity being valued and are more appropriate for valuing entities that are dependent on the value of assets such as real estate and machinery or equipment, MB&R did not employ a cost approach method of valuation when determining the value of the company.

As discussed below in the more detailed summaries of each valuation method, MB&R determined the following values using each valuation method:

•                       $37.13 per share based on the comparable company analysis;

•                       $40.54 per share based on the comparable acquisition analysis;

•                       $36.20 per share on a discounted cash flow basis using book value terminal values; and

•                       $37.23 per share on a discounted cash flow basis using earnings multiple terminal values.

Based on its experience and judgment, MB&R believed that each of the methodologies used by it in the report were reasonable and the results of each of the methodologies should be equally weighted.  Therefore, MB&R did not assign varying weights to the results or determine an average of them.  In MB&R’s opinion, and based on MB&R’s experience in evaluating financial institutions, MB&R concluded that, as of July 21, 2005, our fair value as a going concern ranged between $36.20 to $40.54 per share, which was the range of the low and high values determined using the three methodologies.  When considering MB&R’s valuation report, our board considered the results of each of MB&R’s valuation methodologies collectively and also individually and concluded, in our board’s opinion, that the comparable acquisition analysis was less reliable than the comparable company analysis or the discounted cash flow analysis because it was based on less current information and market trends dating back to transactions which occurred from January 1, 2004.

Trading Comparables

MB&R first reviewed the trading history of our common stock for the twelve months prior to July 14, 2005, beginning with July 14, 2004.  MB&R determined that the average daily volume of trading in our stock for that twelve-month period was 561 shares.  The last reported trade for our common stock at the time MB&R prepared the valuation report was on June 13, 2005, at $34.75 per share.

MB&R then selected 32 peer banking organizations located in the Midwest and trading on Nasdaq, the OTC or in the “pink sheets” for purposes of comparison with us.  These comparable organizations were selected from a larger group of companies with total assets as of March 31, 2005, greater than $200 million and less than $600 million with profitable operations over the past year.  MB&R excluded organizations from this larger group to derive the 32 peer organizations based on a variety of factors MB&R determined were distinguishable from us.  Relatively new banks, banks with nontraditional community banking organizations and organizations with less than 100 shares in average daily trading volume were excluded.

Financial highlights from the group of peer banking organizations selected include a median total asset size of $407.1 million with a median stock price of $24.67.  The average daily trading volume for these companies had a mean of 634 with a high of 2,701, a low of 119 and an average of 881.

The valuation indices considered by MB&R were the price of a common share depicted as a multiple of the last twelve months earnings per share, the price as a percentage of March 31, 2005, book value per share, the price as a percentage of tangible book value per share and the current cash dividend yield for each stock.  The medians for these indices were 15.8x, 153.6%, 159.2% and 2.71% respectively.

In comparing the company to the group of peer banking organizations, MB&R noted that, based on the most recent trade in the company’s stock,  it traded at lower price/earnings ratio than the median (13.2 x versus 15.8 x).  While the company’s return on average assets and return on average equity ratios were both higher than the peer medians (0.97% versus 0.90% and 12.66% and 10.08% respectively), MB&R observed a difference in recent performance between the company and the peer group.  The company’s first quarter earnings per share declined 1.8% from the first quarter of 2004 and was down 17.9% compared to the fourth quarter of 2004.   The peer group had a median improvement in first quarter earnings of 11.4% versus the first quarter of 2004 and decline of 6.0% from the fourth quarter of 2005.

Conversely, the recent trading multiples to book value and tangible book value for the company were higher than the peers, even though capital levels are very similar between the company and the peer group medians.  MB&R recalculated the book value and tangible book value calculations for the company to include the value of the shares held by the company’s employee stock ownership plan (with 401(k) provisions) (the KSOP) as equity, not included in the company’s equity for GAAP purposes.  MB&R believes that from a market perspective the KSOP shares represent ownership of the company that should be included in equity for these valuation purposes.  The resulting adjusted multiples of 163% and 166%, for the price/book value and price/tangible book value respectively, are still higher but are closer to the peer medians.  The company also has a slightly higher dividend yield than the median for the peers, 2.88% v 2.71%.  The dividend payout ratio for the last twelve months was actually lower for the company at 37.7% versus 43.0% for the peer group median.

MB&R further noted that the company’s profitability is higher than the peers as its slightly weaker net interest margin, as compared to the peer group, is more than made up for by a lower efficiency ratio, and its low level of noninterest expense in particular.  Capitalization is slightly lower than peers with a leverage ratio of 8.69% versus 8.99% for the peer group and risk-based capital of 12.90% versus 13.90% for the peers.

The following table summarizes the median values for the peer group and the comparable values for the company, both without and with adjustment for the shares held by the KSOP:

Select Midwestern Public Commercial Banking Organizations

with Assets > $200 Million < $600 Million

(Prices as of 7/14/05, Financial data as of and for the twelve months ended 3/31/05)

				Market Valuations
Name	State	Ticker	Assets ($000)	Price ($)	Price/ LTM EPS (x)	Price/ Book (%)	Price/ Tang. Book (%)	Dividend Yield (%)

Midwestern Medians			407,061	24.67	15.8	153.6	159.2	2.71

Iowa First Bancshares Corp.	IA	IFST	381,663	34.75	13.2	186.4	189.5	2.88

Iowa First Bancshares Corp. - reported					$41.42	$28.63	$29.20	$36.90
Adjusted for KSOP						$32.72	$33.43

Calculating equivalent values for the company based on the median values of the peer group results in prices of $41.42, $32.72 (adjusted for the KSOP), $33.43 (adjusted for the KSOP) and $36.90 for the price/earnings, price/book value, price/tangible book value, and dividend yield respectively.

In determining a comparable trading value, MB&R gave equal consideration to earnings, book value and dividend yield.  Rather than overweighting equity as a value determinant, MB&R calculated the average of the book value and tangible book value components (($32.72 + $33.43)/2 = $33.08).  Factoring this average with the two other measures results in a market approach fair value of $37.13.

($41.42 + $33.08 + $36.90)/3 = $37.13

Comparable Transaction Analysis

MB&R’s second method of valuation was based upon announced acquisitions of commercial banking organizations.  The acquisition comparables approach utilizes the multiples of price/last twelve months earnings, price/book value, price/tangible book value and core deposit premium ((purchase price-tangible equity)/core deposits) as provided by the acquisition comparables group to estimate value.

MB&R selected 11 acquisitions of commercial banking organizations headquartered in the Midwest announced since January 1, 2004.  MB&R limited the group of comparable acquisitions to include targets with assets between $150,000,000 and $1 billion, each of which had been profitable for the twelve months preceding the announcement of the transaction.

The acquisition comparables group chosen demonstrated a median price/last twelve months earnings of 20.44x, a median price/book value multiple of 206.03%, a price/tangible book value of 231.56% and a median core deposit premium of 17.36% as summarized in the following table:

Select Midwestern Transactions for Targets with Assets

with Assets > $150 million and <$1 Billion

(Announced since January 1, 2004)

Acquiror	Target	Value ($M)	Price/ Book (%)	Price/ Tang. Book (%)	Price/ LTM Earnings (x)	Deposit Premium (%)

Median		49.7	206.03	231.56	20.44	17.36

Iowa First Bancshares Equivalent			43.26	49.33	53.76	50.43

In MB&R’s opinion, in each comparable transaction, the acquiring institution paid a substantial premium for the target institution, primarily for a control position in the acquired company and the opportunity for significant cost savings and/or revenue enhancements.

As reflected in the chart immediately above, the equivalent values for the company based on the median control value measures determined for the comparable transactions are $43.26, $49.33, $53.76 and $50.43 based on price/book, price/tangible book, price/earnings and as a core deposit premium equivalent, respectively.  In weighting these factors, MB&R averaged the two book value measures to not overweight equity as a value determinant (($43.26 + $49.33)/2 = $46.30), and the other two measures were given equal weighting resulting in a weighted average of $50.16.

($46.30 + $53.76 + $50.43) / 3 = $50.16

MB&R analyzed a larger peer group of comparable transactions in the Midwest since January 2004 that included selling organizations with a publicly traded security in order to measure control premiums versus trading values.  MB&R determined that the median purchase price for this group of public companies was approximately 24% greater than the trading price of the target companies stock reported the day before the transaction was announced.  Discounting the $50.16 value by the median control premium of 24% resulted in a going concern value of $40.54 per share.

$50.16 / 1.2373 = $40.54

Income Approach/Discounted Cash Flow Analysis

MB&R’s third method of valuation was a discounted cash flow analysis.  This approach quantifies the present value of future economic benefits by discounting the cash flow of the business being valued, considering projected dividends, dividend paying capacity, earnings and future residual value.

As previously discussed, our management provided MB&R with some estimated budget information for 2005. Reviewing our financial statements, MB&R found that the company’s 2005 performance was tracking closely the estimated budgeted numbers year-to-date.

MB&R’s starting point in using earnings to determine value was March 31, 2005.  MB&R’s base earnings year begins on April 1, 2005, and was then projected to grow over the next five years.  First year’s earnings were calculated by taking budgeted earnings for fiscal 2005 less the actual earnings for the first quarter of 2005 plus projected earnings for the first quarter of 2006 for a base first year earnings of $3,670,000.  The forecast for the first fiscal quarter earnings for 2006 were calculated by growing full year 2005 budgeted earnings by 7% and taking one fourth of that total.

Earnings were assumed to grow by 7% for the remaining four years in the analysis.  The 7% rate was derived by MB&R from its discussions with our senior management and comments from our senior management on growth opportunities in our markets and a review by MB&R of our historical growth in earnings.

Our cash dividend payments to our shareholders are presently $0.25 per share per quarter, or $1.00 per share per year.  MB&R assumed a constant dividend payout ratio of 37.67%, based on the forecast earnings of $3,600,000 in year one.

Typically, an appraiser will determine a terminal value based on the expected price/earnings multiples at the end of the period and discount this number to a present value.

MB&R applied to year five’s projected earnings terminal values of 13 times, representing an approximation of the company’s price/earnings ratio based on the most recent trade in our common stock, 16 times, representing an approximation of the median price/earnings ratio of the comparable publicly traded companies referred to above, and 19 times, representing a price/earnings ratio three points above the median for purposes of establishing a symmetrical representation of a high-end comparable. Also based on the trading comparables discussed above, MB&R considered terminal values expressed as a multiple of book value using a range of 150% of book value to 200% of book value.  MB&R chose a range of discount rates from 10% to 12%.  In choosing this range, MB&R considered the general level of interest rates on risk free returns and differing opinions in the industry as to acceptable market premiums.  MB&R believes this range of discount rates adequately reflects the risk associated with the projected dividends.

On an earnings basis, the resultant range of values was from $29.75 to $43.35 with a mid-point on the matrix of $37.23, as reflected in the following table:

Earnings Multiple Terminal Value

PRESENT VALUE OF IFST

		Terminal Value as a Multiple of 2010 Projected Earnings
	Price / Earnings:	13.00 x	16.00 x	19.00 x

Discount Rate:

10.0%		$32.39	$38.87	$45.35

11.0%		$31.03	$37.23	$43.42

12.0%		$29.75	$35.67	$41.59

On a book value basis, the resultant range of values is between $30.31 and $42.57 with a mid-point to the matrix at $36.20, as reflected in the following table:

Book Value Multiple Terminal Value

PRESENT VALUE OF IFST

		Terminal Value as a Multiple of 2010 Projected Book Value
	Price / Book Value	1.50 x	1.75 x	2.00 x

Discount Rate:

10.0%		$33.01	$37.79	$42.57

11.0%		$31.62	$36.20	$40.77

12.0%		$30.31	$34.68	$39.06

Therefore, MB&R determined that on a discounted cash flow basis using earnings multiple terminal values, our fair value is $37.23 per share, and using book value terminal values is $36.20 per share.

Conclusion

Based on its experience and judgment, MB&R believed that the results of each of  the methodologies used by it in its report was reasonable to consider and should be equally weighted.  Therefore, MB&R did not assign varying weights to the results or determine an average of them.  Considering all the relevant factors, MB&R determined, in its opinion, our fair value as of July 21, 2005, was between $36.20 and $40.54 per share, the low to high range of the results of the three valuation methodologies used.

With regard to MB&R’s services in connection with the split transaction, we paid MB&R a fee of $5,000 at the time we signed an engagement letter with them and $20,000 upon the delivery of the valuation report and the fairness opinion.  We also agreed to reimburse MB&R for all reasonable travel and out-of-pocket expenses and disbursements, including fees and expenses of counsel arising out of MB&R’s engagement.  MB&R agreed that prior to authorizing work by its counsel that would be billable to us as an expense reimbursement, MB&R will discuss the need for and scope of the work with us and will obtain our authorization and expense budget for the work.  We agreed to indemnify MB&R against certain liabilities, including certain liabilities under federal securities laws.

Before performing its services for us in the split transaction, MB&R has not had a prior relationship with Iowa First or the Banks.  MB&R does not act as a market maker in our common stock.

Purpose and Structure of the Split Transaction

The purposes of the split transaction are to:

•                       consolidate ownership of our common stock in under 300 record shareholders, which will suspend our SEC reporting requirements and thereby achieve significant cost savings.  We estimate that we will be able to reallocate resources and eliminate costs and avoid anticipated future costs of approximately $222,000 on an annual basis, starting in 2006, by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications.  These expenses for 2006 are expected to include legal expenses ($35,000), accounting expenses ($105,000), expenses for testing controls ($45,000) and miscellaneous expenses ($5,000).  We will also realize cost savings by avoiding the need to add additional staff and from reduced staff and management time ($32,000) spent on reporting and securities law compliance matters;

•                       allow our management and employees to refocus time spent on SEC-reporting obligations and shareholder administrative duties to our business; and

•                       eliminate the pressure and expectation to produce short-term per share earnings, thereby increasing management’s flexibility to consider and initiate actions that may produce long-term benefits and growth.

For further background on the reasons for undertaking the split transaction at this time, see “—Background of the Split Transaction” and “—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation.”

The proposed transaction has been structured as a two-step stock split transaction to allow small shareholders easily to obtain the fair value in cash for their shares, to avoid disruption to shareholders of 1,000 or more shares who would not be cashed out in the transaction, and to limit the costs of the split transaction by avoiding costs associated with cashing out the fractional shares of the holders of 1,000 or more shares of common stock and reissuing stock certificates to those shareholders.

The board elected to structure the transaction to take effect at the record shareholder level, meaning that Iowa First will look at the number of shares registered in the name of a single holder to determine if that holder’s shares will be cashed out.  The board chose to structure the transaction this way in part because it determined that this method would provide Iowa First with the best understanding at the effective time of how many shareholders would be cashed out and what the exact cost to the company would be, because the company’s transfer agent will be able to provide it with a complete and final list of all record shareholders at the effective time.  Conversely, if the transaction treated beneficial holders, who own their shares through a broker or nominee, the same as record shareholders, then although Iowa First would provide each broker and nominee the opportunity to receive cash in exchange for each beneficial holder owning less than 1,000 shares, the broker or nominee would not be required to exchange the shares, thus creating some uncertainty as to how many shareholders will ultimately be cashed out.  In addition, the board considered that effecting the transaction at the record shareholder level would allow shareholders some flexibility with respect to whether they will be treated as continuing or non-continuing shareholders.  See “—Effect of the Split Transaction on Shareholders of Iowa First—Examples.”  The board felt that this flexibility would help to enhance the substantive fairness of the transaction to both continuing and non-continuing shareholders.  Although providing this flexibility generates an element of uncertainty, in that the split transaction may not eliminate as many shareholders as anticipated, the board felt that the high split ratio of 1,000-to-1 allowed a sufficient margin for shareholders to transfer their shares in or out of street name.  Overall, the board determined that structuring the transaction as a two-step stock split transaction that would affect shareholders at the record holder level would be the most efficient and cost-effective way to achieve its goals of deregistration, notwithstanding any uncertainty that may be created by giving shareholders the flexibility to transfer their holdings.  For further background on the alternative structures considered by the board of directors and the selection of the split ratio, see “—Background of the Split Transaction” and “—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation.”

Effects of the Split Transaction on Iowa First; Plans or Proposals after the Split Transaction

The split transaction will have various positive and negative effects on us, which are described below.

Effect of the Proposed Transaction on Common Stock Outstanding

Our articles of incorporation currently authorize the issuance of 6,000,000 shares of common stock.  As of the record date, the number of outstanding shares of common stock was [1,382,669].  Based upon our best estimates, if the split transaction had been consummated as of the record date, the number of outstanding shares of common stock would have been reduced approximately [4.7%] from [1,382,669] to approximately [1,317,455] and cash would have been paid for approximately [65,214] shares, and the number of record shareholders would have been reduced from approximately [317] to approximately [172], or by approximately [145] record shareholders.

The number of authorized shares of common stock will remain unchanged after completion of the split transaction.  After completion of the split transaction, we will have 6,000,000 authorized shares of common stock, of which approximately 1,317,455 will be issued and outstanding.  We have no current plans, arrangements or understandings to issue any common stock except as provided pursuant to our Employee Stock Ownership Plan with 401(k) Provisions and except that Mr. Hurley is expected to purchase approximately 100 shares of our common stock following the completion of the transaction at the $38.00 per share price.  The National Bank Act requires that each director of a National Bank must own stock in the bank or the bank holding company valued at least at $1,000.

Termination of Securities Exchange Act Registration and Reporting Requirements

Upon the completion of the split transaction, we expect that our common stock will be held by fewer than 300 record shareholders.  Accordingly, our obligation to continue to file periodic reports with the SEC will be suspended pursuant to Rule 12h-3 of the Securities Exchange Act.

The suspension of the filing requirement will substantially reduce the information required to be furnished by us to our shareholders and to the SEC.  Therefore, we estimate that we will eliminate costs and avoid anticipated future costs associated with these filing requirements, which we estimate to be approximately $222,000 on an annual basis, starting in 2006.  These annual costs are broken down as follows:

Description	Amount
Independent Auditors	$105,000
SEC Counsel	35,000
Current and Additional Staff and Executive Time	32,000
Testing Controls	45,000
Miscellaneous	5,000

Total	$222,000

We will apply for termination of the registration of our common stock and suspension of our SEC reporting obligations as soon as practicable following completion of the split transaction.  Following completion of the split transaction, we intend to continue to provide our shareholders with financial information by continuing to disseminate our annual reports by mail with our annual meeting materials on a regular basis.

Effect on Trading of Common Stock

Our common stock is publicly traded on the OTCBB under the symbol IFST.OB.  We anticipate that we will continue to be traded on the OTCBB following the completion of the split transaction.  Because we are a bank holding company, we file with regulatory authorities in addition to the SEC.  Any suspension of our duty to file with the SEC should not affect our listing on the OTCBB.

Elimination of Non-Continuing Shareholders

As a result of the split transaction, all shares held by non-continuing shareholders will be converted into the right to receive $38.00 in cash per share.  As a result, the non-continuing shareholders will not have the opportunity to participate in our earnings and growth after the split transaction.  Similarly, the non-continuing shareholders will not face the risk of losses generated by our operations or any decline in our value after the split transaction.  For more effects of the split transaction on our shareholders, see “—Effects of the Split Transaction on Shareholders of Iowa First” below.

Reduction in Capital

As a result of the split transaction, our capital will be reduced, although we anticipate that we will remain “well capitalized” for bank regulatory purposes.  For example, it is estimated that regulatory and Tier 1 capital as of June 30, 2005 will each be reduced approximately $2,478,000, from approximately $36,916,000 and $33,460,000, respectively, to $34,438,000 and $30,982,000, respectively, on a pro forma basis.

Other Financial Effects of the Split Transaction

We expect that the split transaction and the use of approximately $2,653,000 in cash to complete the split transaction, which includes approximately $2,478,000 to be paid to non-continuing shareholders in exchange for their shares, and approximately $175,000 in professional fees and other expenses related to the split transaction, will not have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow.  See “—Fees and Expenses” for a description of the fees and expenses we expect to incur in connection with the split transaction.  See “—Financing of the Split Transaction” below for a description of how the split transaction will be financed.

Effect on Options

Other than any effects described in this proxy statement, we do not anticipate that the split transaction will effect our Employee Stock Ownership Plan with 401(k) Provisions.  We do not maintain any other stock incentive plans and accordingly we do not issue any options, shares of restricted stock, stock appreciation rights or other stock based incentives.

Effect on Conduct of Business after the Transaction

We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.

Effect on Our Directors and Executive Officers

It is not anticipated that the split transaction will have any effect on the directors and executive officers of Iowa First, other than with respect to their relative share ownership, and related changes in the book value and earnings per share associated with those shares.  We expect that all of these directors and executive officers besides Mr. Hurley, who does not own any shares of our common stock, will hold more than 1,000 shares at the effective time of the split transaction and will continue to own their shares after the split transaction.  As a result, after the split transaction these directors and executive officers as a group will hold the same number of shares after the split transaction as they did before the split transaction.  See “Security Ownership of Certain Beneficial Owners and Management.”  Following the split transaction, we anticipate that Mr. Hurley will purchase approximately 100 shares of our common stock to comply with ownership requirements imposed on the directors of the Banks by the National Bank Act.

Because total outstanding shares will be reduced, the officers and directors as a group will hold a larger relative percentage of the company.  As of the record date, these directors and executive officers collectively beneficially held [168,896] shares, or [12.22%] of our common stock, and had voting power over [157,577] shares, or [11.40%] of our common stock.  Based upon our estimates, taking into account the effect of the split transaction on our outstanding shares as described above, the directors and executive officers will beneficially hold [12.82%] of our common stock and will have voting power with respect to [11.96%] of our common stock.

The annual compensation paid by us to our officers and directors will not increase as a result of the split transaction, nor will the split transaction result in any material alterations to any existing employment agreements with our officers.

Effect on the Banks

Other than the fact that Iowa First’s management expects to have greater flexibility to consider and initiate actions on behalf of Iowa First as the Banks’ sole shareholder which may produce long term benefits and growth for the Banks, we do not expect the split transaction to have any effect on the Banks or their directors and executive officers (other than the effect on the directors and executive officers who own shares of Iowa First common stock, which is described above).  The Banks will continue to be wholly-owned by Iowa First following the split transaction, and will continue to conduct their existing operations in the same manner as now conducted.  The articles of incorporation and bylaws of the Banks will remain unchanged, their respective directors and executive officers will continue to hold the same positions they do currently, and Iowa First and the Banks will continue to be regulated by the same agencies as before the split transaction.  Other than in a fiduciary capacity, the Banks do not hold any shares of Iowa First common stock.

Plans or Proposals

Other than as described in this proxy statement and in connection with the split transaction, neither we nor our management, has any current plans or proposals to effect any extraordinary corporate transaction, either with respect to Iowa First or the Banks, such as a merger, reorganization or liquidation, to sell or transfer any material amount of our or the Banks’ assets, to change our board of directors or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business or that of the Banks.  As stated throughout this proxy statement, we believe there are significant advantages in effecting the split transaction and becoming a non-SEC reporting company.  Although our management does not presently have any intent to enter into any transaction described above, either at the holding company or Bank level, nor is our management in negotiations with respect to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares or entering into any other arrangement or transaction we may deem appropriate.  In this event, our continuing shareholders may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to the non-continuing shareholders in the split transaction.

Effects of the Split Transaction on Shareholders of Iowa First

The general effects of the split transaction on the non-continuing shareholders and the continuing shareholders are described below.

Effects of the Split Transaction on the Non-Continuing Shareholders

The split transaction will have both benefits and detriments on the affiliated and non-affiliated non-continuing shareholders.  All of these changes will affect unaffiliated and affiliated non-continuing shareholders in the same way.  The board of directors of Iowa First considered each of the following effects in determining to approve the split transaction.

Benefits:

As a result of the split transaction, the non-continuing shareholders will:

•                       have the right to receive a cash payment of $38.00 per share for their shares of Iowa First common stock, which allows them to obtain cash for their shares even though our shares are not traded in an active market; and

•                       be able to immediately liquidate their holdings without having to pay brokerage fees or commissions, which the board felt particularly important given the very limited trading activity in our common stock.

Detriments:

As a result of the split transaction, the non-continuing shareholders will:

•                       no longer be able to participate in any of our future earnings and growth; and

•                       be required to pay federal and, if applicable, state and local income taxes on the cash they receive in the split transaction.  For further discussion, see the section of this proxy statement entitled “Material Federal Income Tax Consequences of the Split Transaction.”

In addition, the non-continuing shareholders will have dissenters’ appraisal rights in connection with the split transaction.  See “—Appraisal Rights and Dissenters’ Rights; Escheat Laws” below.

Effects of the Split Transaction on the Continuing Shareholders

The split transaction will have both benefits and detriments on the affiliated and non-affiliated continuing shareholders.  All of these changes will affect unaffiliated and affiliated continuing shareholders in the same way.  Our board of directors considered each of the following effects in determining to approve the split transaction.

Benefits:

As a result of the split transaction:

•                       any of our future earnings and growth will be solely for the benefit of the continuing shareholders;

•                       management will have increased flexibility to consider and initiate actions that may produce long-term benefits and growth; and

•                       we estimate that we will be able to reallocate resources and eliminate costs and avoid anticipated future costs of approximately $222,000 on an annual basis, starting in 2006, by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications.

Detriments:

As a result of the split transaction:

•                       the liquidity of our common stock will likely be reduced following the split transaction because of the reduction in the number of our record shareholders.   Because Iowa First is a bank holding company, and the Banks will continue filing with our appropriate bank regulatory agencies, we anticipate that our stock will continue to be eligible for trading on the OTCBB.

Examples

The following table illustrates some examples of how the split transaction, if approved, will affect shareholders:

HYPOTHETICAL SCENARIO	RESULT

Mr. Reese is a registered shareholder who holds 500 shares of common stock in his own name prior to the split transaction.

Instead of receiving a fractional share of common stock immediately after the reverse split, Mr. Reese’s shares will be converted into the right to receive cash. Mr. Reese would receive $19,000 ($38.00 x 500 shares).

Note:     If Mr. Reese wants to continue his investment in the company, prior to the effective time, he can buy at least 500 more shares. Mr. Reese would have to act far enough in advance of the split transaction so that the purchase is completed and the additional shares are credited in his account by the effective time of the split transaction.

Ms. Hodges has two separate record accounts. As of the effective time, she holds 750 shares of common stock in one account and 500 shares of common stock in the other. All of her shares are registered in her name only.

Ms. Hodges will receive cash payments equal to the cash-out price of her common stock in each record account instead of receiving fractional shares. Ms. Hodges would receive two checks totaling $47,500 ($38.00 x 750 = $28,500 and $38.00 x 500 = $19,000)

Note:If Ms. Hodges wants to continue her investment in Iowa First, she can consolidate or transfer her two record accounts prior to the effective time into an account with at least 1,000 pre-split shares of common stock. Alternatively, she can buy at least 250 more shares for the first account and 500 more shares for the second account, and hold them in her account. She would have to act far enough in advance of the split transaction so that the consolidation or the purchase is completed by the effective time of the split transaction.

Mr. Williams holds 2,000 shares of common stock as of the effective time.	After the split transaction, Mr. Williams will continue to hold 2,000 shares of common stock.

Ms. Greenberg has 400 shares allocated to her account in the Iowa First Bancshares Employee Stock Ownership Plan with 401(k) provisions.	After the split transaction, Ms. Greenberg will continue to have 400 shares allocated to her account.

Ms. Hunter holds 250 shares of common stock in her name in a brokerage account through ABC Bank as of the effective time. She is the sole beneficial owner holding shares in this account.

Iowa First intends for the split transaction to be effected at the record-holder level. Because ABC Bank is the record holder of fewer than 1,000 shares, Ms. Hunter will receive, through her broker, a check for $9,500 (250 shares x $38.00).

Mr. Banks holds 100 shares of common stock in “street name” through XYZ Brokerage as of the effective time. XYZ Brokerage also holds 4,000 shares for 10 other beneficial owners.

Because the split transaction will be effected at the record-holder level, Mr. Banks will continue to hold 100 shares of common stock in “street name” name through XYZ Brokerage, which is considered the record-holder. The other beneficial owners will likewise continue to own their shares in “street name.”

Note:If Mr. Banks wants to be cashed out in the split transaction, he can transfer his shares out of “street name” into his own name. He would have to act far enough in advance of the split transaction so that the transfer is completed by the effective time of the split transaction.

It is important that our shareholders understand how shares that are held by them in “street name” will be treated for purposes of the split transaction described in this proxy statement.  Shareholders who have transferred their shares of Iowa First stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares.  Instead, the brokerage firms or custodians typically hold all shares of Iowa First stock that its clients have deposited with it through a single nominee; this is what is meant by “street name.”  If that single nominee is the record shareholder for 1,000 or more shares, then the stock registered in that nominee’s name will be completely unaffected by the split transaction.  Because the split transaction only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own less than 1,000 shares.  At the end of this transaction, these beneficial owners will continue to beneficially own the same number of shares of our stock as they did at the start of this transaction, even if the number of shares they own is less than 1,000.  If you hold your shares in “street name,” you should talk to your broker, nominee or agent to determine how they expect the split transaction to affect you.  Because other “street name” holders who hold through your broker, agent or nominee may adjust their holdings prior to the split transaction, you may have no way of knowing whether you will be cashed out in the transaction until it is consummated.  However, because we think it is likely that any brokerage firm or other nominee will hold more than 1,000 shares in any one account, we think it is likely that all “street name” holders will remain continuing shareholders.

The board elected to structure the split transaction so that it would take effect at the record shareholder level in part to allow shareholders some flexibility with respect to whether they will be treated as continuing or non-continuing shareholders.  See “—Purpose and Structure of the Split Transaction.” Shareholders who would still prefer to remain as shareholders of Iowa First, despite the board’s recommendation, may elect to do so by acquiring sufficient shares so that they hold at least 1,000 shares in their own name immediately prior to the split transaction.  In addition, beneficial owners who would be cashed out if they were record owners instead of beneficial owners, and who wish to receive a cash payment from Iowa First as a part of the split transaction, should inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account in their own name.  In either case, these shareholders will have to act far enough in advance of the split transaction so that any consolidation, purchase or transfer is completed by the effective time.

Interests of Certain Persons in the Split Transaction

The executive officers and directors of Iowa First who are also shareholders will participate in the split transaction in the same manner and to the same extent as all of the other shareholders.  With the exception of Mr. Hurley, who does not own any of our common stock, we anticipate that all of the directors and executive officers will own more than 1,000 shares of common stock, and therefore continue as shareholders if the split transaction is approved.  See “Security Ownership of Certain Beneficial Owners and Management.”

Because there will be fewer outstanding shares, our directors and executive officers who remain as shareholders will own a larger relative percentage of the company on a post-split basis.  This represents a potential conflict of interest because the directors of Iowa First approved the split transaction and are recommending that you approve it.  Despite this potential conflict of interest, the board believes the proposed split transaction is fair to our unaffiliated shareholders, for the reasons discussed in the proxy statement.

The fact that each director’s percentage ownership of Iowa First’s stock will increase as a result of the split transaction was not a consideration in the board’s decision to approve the split transaction or in deciding its terms, including the 1,000 share cutoff.  In this regard, the directors as a group will be treated exactly the same as other shareholders.  In addition, the board determined that any potential conflict of interest created by its members’ ownership of our stock is relatively insignificant.  The board did not set the 1,000 share cutoff in order to avoid cashing out any directors.  In addition, the increase in each director’s percentage ownership of our stock resulting from the split transaction is expected to be insignificant.  The director owning the most shares of our stock beneficially owns 1.88% of our stock now, and would beneficially own approximately 1.98% following the split transaction, which does not have any appreciable effect on his ability to control the company.  As a group, the percentage beneficial ownership of all directors and executive officers of Iowa First and the Bank would increase only 0.60%, from approximately 12.22% to approximately 12.82% after the split transaction, and the collective voting power would increase only 0.56%, from 11.40% to 11.96%, which also is very unlikely to have a practical effect on their collective ability to control the company.

Our board of directors was aware of the actual or potential conflicts of interest discussed above and considered it along with the other matters that have been described in this proxy statement under the captions “—Background of the Split Transaction,” “—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation,” and “—Effects of the Split Transaction on Shareholders of Iowa First.”

In addition, our board of directors, throughout its consideration of the transaction, recognized that the interests of the non-continuing shareholders are different and possibly in conflict.  The non-continuing shareholders may wish to remain shareholders of an SEC-reporting company, and, in the split transaction, may have the goal of obtaining the highest value for their shares, while the continuing shareholders, may have the goal of retaining cash for our future operations.  See “—Background of the Split Transaction” and “—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation” for a discussion of how the board of directors addressed this situation.

None of the executive officers or directors of Iowa First, who beneficially own an aggregate of 168,896 shares of common stock, has indicated to us that he or she intends to sell some or all of his or her shares of our common stock during the period between the public announcement of the transaction and the effective date.  In addition, none of these individuals has indicated his or her intention to divide shares among different record holders so that fewer than 1,000 shares are held in each account, so that the holders would receive cash in lieu of fractional shares.

Financing of the Split Transaction

Iowa First expects that the split transaction will require approximately $2,653,000 in cash, which includes approximately $2,478,000 to be paid to non-continuing shareholders in exchange for their shares and approximately $175,000 in professional fees and other expenses payable by us related to the split transaction.  See “—Fees and Expenses” for a breakdown of the expenses associated with the split transaction.

We intend to borrow funds to finance the split transaction and are currently discussing terms with various potential lenders.  Our board is considering financing proposals from several possible lenders, which provide for a line of credit in an amount of up to $5,000,000.  Pursuant to these proposals, the line of credit would be converted after a draw period of several months to a ten-year amortizing loan, and would bear interest at rates ranging from the prime rate less 1% to the prime rate less 1.25%, with a floor of 4% and a ceiling of between 7.5% and 8%.  Principal payments would be required semi-annually and interest would be payable quarterly.  Each proposal requires that the line of credit and amortizing loan be secured with 100% of the outstanding stock of the Banks.  In the event that we are unable to borrow funds on terms deemed acceptable by our board of directors, our board of directors may consider alternative sources of financing or may determine to terminate the split transaction.  We are not currently pursuant any alternative sources of financing.

Material Federal Income Tax Consequences of the Split Transaction

The following discusses the material federal income tax consequences to us and our shareholders that would result from the split transaction.  No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the split transaction, and the conclusions contained in this summary are not binding on the Internal Revenue Service.  This discussion is based on existing U.S. federal income tax law, which may change, even retroactively.  This discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances.  In particular, it does not address the federal income tax considerations applicable to certain types of shareholders, such as: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currency; traders in securities that elect mark-to-market;

persons who hold our common stock as part of a hedge, straddle or conversion transaction; or persons who are considered foreign persons for U.S. federal income tax purposes.  In addition, this discussion does not discuss any state, local, foreign or other tax considerations.  This discussion also assumes that you have held and, in the case of continuing shareholders will continue to hold, your shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.  Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign and other tax consequences of the split transaction, in light of their individual circumstances.

Federal Income Tax Consequences to Iowa First and the Banks

We believe that the split transaction will be treated as a tax-free “recapitalization” for federal income tax purposes.  This should result in no material federal income tax consequences to us or the Banks.

Federal Income Tax Consequences to Continuing Shareholders Who Receive No Cash

If you continue to hold our common stock immediately after the split transaction, and you receive no cash as a result of the split transaction, you will not recognize any gain or loss or dividend income in the transaction and you will have the same adjusted tax basis and holding period in your common stock as you had in such stock immediately prior to the split transaction.

Federal Income Tax Consequences to Non-Continuing Shareholders Who Receive Cash

If you receive cash as a result of the split transaction and do not continue to hold shares of our common stock immediately after the split transaction, you will be treated as having had your shares redeemed by us which will be a taxable transaction for federal income tax purposes.  The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on your situation, will be taxed as either:

•                       a sale or exchange of the redeemed shares, in which case you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares; or

•                       a cash distribution which is treated: (a) first, as a taxable dividend to the extent of our accumulated earnings and profits; (b) then, if the total amount of cash paid in the split transaction exceeds our current and accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss.  With respect to individuals, amounts treated as a taxable dividend will nevertheless be taxable at capital gain rates provided that you held your shares for at least 60 days prior to the split transaction.  Otherwise, they will be taxable to you as ordinary income.  With respect to corporate shareholders, amounts treated as taxable dividends will be ordinary income, although a corporate taxpayer (other than an S corporation) is generally entitled to exclude a portion of a dividend from its taxable income.

Under Section 302 of the Code, a redemption of your shares of our common stock as part of the split transaction will be treated as a sale or exchange of the redeemed shares if any of the following are true:

•                       the split transaction results in a “complete termination” of your interest in Iowa First;

•                       your receipt of cash is “substantially disproportionate” with respect to other shareholders; or

•                       your receipt of cash is “not essentially equivalent to a dividend.”

These three tests are applied by taking into account not only shares that you actually own, but also shares that you constructively own pursuant to Section 318 of the Code.  Under the constructive ownership rules of Section 318 of the Code, you are deemed to constructively own shares owned by certain individuals and entities that are related to you in addition to shares you own directly.  For example, you are considered to own shares owned by or for your spouse, children, grandchildren, and parents, which is referred to as “family attribution.”  In addition, you are considered to own a proportionate number of shares owned by estates or certain trusts in which you have a beneficial interest, by partnerships in which you are a partner, and by corporations in which you own, directly or indirectly, 50% or more (in value) of the stock.  Similarly, shares owned directly or indirectly by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be treated as owned by these entities.  This is referred to as “entity attribution.”  You are also deemed to own shares which you have the right to acquire by exercise of an option.  Furthermore, shares constructively owned by someone may be reattributed to you.  For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to you through family attribution.

Complete Termination.  If you receive cash in the split transaction and do not constructively own any of our common stock after the split transaction, your interest in Iowa First will be completely terminated by the split transaction, and you will, therefore, receive sale or exchange treatment with respect to your common stock.  Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.

If you receive cash in the split transaction and would only constructively own shares of our common stock after the split transaction as a result of family attribution, you may be able to avoid constructive ownership of the shares of our common stock by waiving family attribution and, thus, be treated as having had your interest in Iowa First completely terminated by the split transaction.  Among other things, waiving family attribution requires (a) that you have no interest in Iowa First (including as an officer, director, employee, or shareholder) other than an interest as a creditor during the 10-year period immediately following the split transaction and (b) that you include an election to waive family attribution in your tax return for the year in which the split transaction occurs.

Substantially Disproportionate.  If you receive cash in the split transaction and immediately after the split transaction you constructively own shares of our common stock, you must compare (X) your percentage ownership immediately before the split transaction (i.e., the number of common shares actually or constructively owned by you immediately before the split transaction divided by 1,382,669, which is our current number of outstanding shares) with (Y) your percentage ownership immediately after the split transaction (i.e., the number of common shares constructively owned by you immediately after the split transaction divided by 1,317,455, which is our current estimate of  the number of shares of common stock outstanding immediately after the split transaction).

If your post-split transaction ownership percentage is less than 80.0% of your pre-split transaction ownership percentage, the receipt of cash is “substantially disproportionate” with respect to you, and you will, therefore, receive sale or exchange treatment with respect to your common stock.  Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.

Not Essentially Equivalent to a Dividend.  If (a) you exercise no control over the affairs of Iowa First (e.g., you are not an officer, director, or high ranking employee), (b) your relative stock interest in Iowa First is minimal, and (c) your post-split transaction ownership percentage is less than your pre-split transaction ownership percentage, then your receipt of cash is “not essentially equivalent to a dividend,” and you will, therefore, receive sale or exchange treatment on your shares of our common stock exchanged for cash.  For these purposes, constructive ownership of less than 1.0% of the outstanding shares is clearly a relatively minimal ownership interest, and constructive ownership of less than 5.0% of the outstanding shares is probably a relatively minimal ownership interest.

In all other cases, if you receive cash in lieu of a fractional share of our common stock, and immediately after the split transaction you constructively own shares of our common stock, the cash you receive will likely be treated: (a) first, as a taxable dividend to the extent of Iowa First’s current and accumulated earnings and profits; (b) then, if the total amount of cash paid in the split transaction exceeds our current and accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

Capital Gain and Loss

For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15.0%.  Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will be subject to tax at ordinary income tax rates of up to 35.0%.  In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations.  There are limitations on the deductibility of capital losses.

Backup Withholding

Shareholders who own fewer than 1,000 shares of common stock would be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the split transaction to avoid backup withholding requirements that might otherwise apply.  The letter of transmittal will require each such shareholder to deliver such information when the common stock certificates are surrendered following the effective time of the split transaction.  Failure to provide such information may result in backup withholding at a rate of 28.0%.

As explained above, the amounts paid to you as a result of the split transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances.  The discussion of material U.S. federal income tax consequences of the split transaction set forth above is based upon present law, which is subject to change possibly with retroactive effect.  You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the split transaction, in light of your specific circumstances.

Appraisal Rights and Dissenters’ Rights; Escheat Laws

Appraisal

If any shareholders of Iowa First have perfected their appraisal rights in connection with the split transaction in accordance with the provisions of Division XIII of the Iowa Business Corporation Act, or “IBCA,” the shares of common stock owned by any such shareholders demanding appraisal will be converted into the right to receive “fair value” of their shares as determined under Division XIII.  “Fair value” with respect to the shares of a non-continuing shareholder demanding appraisal generally takes into account the value of shares immediately before the corporate action, using customary and current valuation concepts, without discounting for lack of marketability or minority status.  However, bank holding companies such as Iowa First are also required to consider valuation factors recognized for federal and estate tax purposes, including discounts for minority interests and lack of marketability.  In addition, fair value for bank holding companies may not be less than the per share equity capital of the bank on for most recent report filed with the Federal Reserve.

Shareholders wishing to exercise their appraisal rights must carefully comply with the applicable procedures set forth in Division XIII of the IBCA, which are summarized below.  Shareholders who fail to follow the specific requirements of Division XIII of the IBCA will lose their appraisal rights and will instead receive the cash payment of $38.00 per pre-split share, in accordance with the terms of the split transaction discussed in this proxy statement.

The following summary is not a complete statement of the provisions of the IBCA relating to the rights of shareholders demanding appraisal, and is qualified in its entirety by reference to the copy of the provisions of Division XIII of the IBCA attached as Appendix D to this proxy statement, which is incorporated herein by reference.

Summary of Appraisal Rights Under Iowa Law

Under the IBCA, if you hold your shares of Iowa First common stock continually through the completion of the split transaction, you will be entitled to assert appraisal rights.  If you wish to assert appraisal rights you must:

•                        deliver to Iowa First before the shareholder vote is taken, written notice of your intent to demand payment if the split transaction is effectuated; and

•                        not vote or cause or permit to be voted, any shares of Iowa First common stock in favor of the proposed split transaction.

No later than 10 days after the split transaction is consummated, Iowa First must deliver a written appraisal notice to all shareholders who properly deliver written notice of their intent to demand payment and who also either abstain from voting or vote against the split transaction.  In the appraisal notice, Iowa First must:

•                        provide a form that specifies the date of Iowa First’s original announcement to shareholders of the principal terms of the split transaction (July 22, 2005) and requires the shareholder asserting appraisal rights to certify whether or not beneficial ownership of those shares for which appraisal rights are being asserted was acquired before that date, and that the shareholder did not vote in favor of the split transaction;

•                        state Iowa First’s estimate of the fair value of the shares;

•                        include the addresses where Iowa First will receive completed forms and where stock certificates will be deposited;

•                        include the date by which Iowa First must receive the form and the deposit of any certificates of its stock, which cannot be less than 30 days nor more than 60 days after the delivery of the appraisal notice by Iowa First;

•                        state the date by which notice to withdraw from the appraisal process must be received;

•                        inform shareholders that if they make such a request in writing, Iowa First will provide to the shareholder, within 10 days following the date the form is due, the number of shareholders who return the forms by the specified date and the number of shares owned by them.

Within 30 days after the form is due, Iowa First is required to pay in cash to those shareholders who complied with Division XIII, the amount we estimate to be fair value, plus interest, along with the following:

•                        certain Iowa First financial information;

•                        a statement of Iowa First’s estimate of the fair value of its shares; and

•                        a statement of the shareholder’s right to demand payment if he or she rejects Iowa First’s estimate of fair value.

Iowa First may elect to withhold payments to shareholders who did not certify on the form that they were beneficial owners of all of their Iowa First shares for which they are asserting appraisal rights.  If we elect to withhold payment, we will notify applicable shareholders within 30 days of our receipt of the form.  Thereafter, shareholders may accept our estimate of fair value, plus interest, in full satisfaction of their demands, or demand appraisal, as discussed below.  Shareholders must accept our offer of fair value within 30 days order to receive payment in cash, which shall be paid by us within 10 days of receiving acceptance of our offer.

Shareholders dissatisfied with Iowa First’s estimate of fair value must reject the offer in writing and demand payment of such shareholder’s estimate of fair value within 30 days after receiving Iowa First’s payment or offer of payment. Shareholders who fail to notify Iowa First with a written demand of their own estimate of fair value within the 30 day time period will receive payment in the amount of Iowa First’s estimate of fair value.

If a shareholder makes demands for payment under the IBCA that remain unsettled within 60 days after our receipt of the payment demand, we must commence a proceeding in the Iowa District Court for Muscatine County and petition the court to determine the fair value of the shares of Iowa First common stock.  If such a proceeding is not commenced within the 60-day period, we must pay each shareholder whose demand remains unsettled, the amount demanded.  All shareholders whose demands remain unsettled must be made parties to the proceeding and must be served with a copy of the petition.  The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value.  Each shareholder made a party to the proceeding is entitled to either:

•                        the amount, if any by which the court finds the fair value of the shareholder’s shares plus interest exceeds the amount already paid to the shareholder; or

•                        the fair value plus interest of the shareholder’s shares if payment was previously withheld.

In an appraisal proceeding the court has the authority to determine and assess the costs of the proceeding, including the compensation and expenses of the court-approved appraisers in such amounts and against such parties as the court finds equitable.  The court may also assess fees and expenses of counsel and experts for the parties against Iowa First if the court finds that we did not comply with the requirements of Division XIII, or against any party if the court finds that the party acted arbitrarily, vexatiously, or not in good faith.  Division XIII also provides that compensation of counsel for any shareholder in an appraisal proceeding whose services benefited other similarly situated shareholders may be paid out of amounts awarded to shareholders who benefited if such compensation is not assessed against Iowa First.

There may also exist other rights or actions under Iowa law or federal or state securities laws for shareholders who can demonstrate that they have been damaged by the split transaction.  Although the nature and extent of these rights or actions are uncertain and may vary depending upon facts or circumstances, shareholder challenges to corporate actions in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Escheat Laws

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state.  Persons whose shares are eliminated and whose addresses are unknown to us, or who do not return their common stock certificate(s) and request payment, generally will have a period of years (depending on applicable state law) from the effective date in which to claim the cash payment payable to them.  For example, with respect to shareholders whose last known addresses are in Iowa, as shown by our records, the period is three years.  Following the expiration of that three-year period in certain circumstances, the escheat laws of Iowa would likely cause the cash payments to escheat to the State of Iowa.  For shareholders who reside in other states or whose last known addresses, as shown by our records, are in states other than Iowa, those states may have abandoned property laws that call for the state to obtain either custodial possession of property that has been unclaimed until the owner reclaims it, or escheat of such property to the state.  Under the laws of these other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years.  If we do not have an address for the record shareholder, then unclaimed cash-out payments would be turned over to our state of principal business location, Iowa, in accordance with its escheat laws.

Regulatory Requirements

In connection with the split transaction, we will be required to make a number of filings with, and obtain a number of approvals from, various federal and state governmental agencies, including:

•                       filing of amendments to Iowa First’s articles of incorporation with the Secretary of State of the State of Iowa, in accordance with Iowa law; and

•                       complying with federal and state securities laws, including filing of this proxy statement on Schedule 14A and a transaction statement on Schedule 13e-3 with the SEC and the Iowa Insurance Division, Securities and Regulated Industries Bureau.

Accounting Treatment

We anticipate that we will account for the split transaction by treating the shares repurchased in the split transaction as treasury shares.

Fees and Expenses

We will be responsible for paying the split transaction related fees and expenses, consisting primarily of fees and expenses of our financial advisor, attorneys and accountants, and other related charges.  We estimate that our expenses will total approximately $175,000, assuming the split transaction is completed.  This amount consists of the following estimated fees:

Description	Amount
Valuation fee	$25,000
Legal fees and expenses	125,000
Paying agent fees and expenses	10,000
Printing and mailing costs	10,000
Miscellaneous expenses	5,000
Total	$175,000

ABOUT THE SPECIAL MEETING

Date, Time and Place of Special Meeting; Proposals to be Considered at the Special Meeting

Our board of directors is asking for your proxy for use at a special meeting of shareholders to be held on [Thursday], [November 17], 2005, at [10]:00 [a].m. local time at 300 East Second Street, Muscatine, Iowa, and at any adjournments or postponements of that meeting.

Our board of directors has authorized, and unanimously recommends for your approval at the special meeting, the adoption of two amendments to our articles of incorporation that will result in a reverse, followed by a forward, stock split transaction.  Unless both amendments pass, neither amendment will be implemented.  This transaction is comprised of:

•                       a reverse stock split, in which each 1,000 shares of our common stock held in the record name of a shareholder at the effective time of the reverse stock split will be converted into one share of common stock; followed immediately by

•                       a forward stock split, in which each share of common stock outstanding after completion of the reverse stock split will be converted into 1,000 shares of common stock.

As permitted under Iowa law, shares of common stock that would be converted into less than one share in the reverse split will instead be converted into the right to receive a cash payment equal to $38.00 per pre-split share.  However, if a record shareholder holds 1,000 or more shares of common stock registered in his or her name at the effective time of the reverse stock split, any fractional shares held in the record name of this shareholder resulting from the reverse split will not be cashed out.  Instead, this shareholder will participate in the forward split, and the total number of shares held in the record name of this shareholder will not change as a result of the split transaction.

Our board of directors will have the discretion to determine if and when to effect the split transaction, and reserves the right to abandon the transaction even if it is approved by the shareholders.  For example, the board of directors may determine not to effect the split transaction if the number of shares the company is cashing out increases to an amount such that the cost to the Company of the split transaction becomes too high in the board’s opinion.  In addition, if the company is not able to secure financing on terms deemed acceptable by our board in an amount necessary to cash out all of the record shareholders with fewer than 1,000 shares our board of directors may abandon the transaction.

The split transaction will become effective upon the filing of the necessary amendments to our articles of incorporation with the Secretary of State of the State of Iowa, or a later date specified in that filing.  The forms of the amendments to our articles of incorporation are attached to this proxy statement as Appendix A.

We expect that if the shareholders approve and the board elects to effect the split transaction, the split transaction will be completed as soon as practicable after the special meeting.

Shareholders are also being asked to consider and vote upon any other matters that may properly be submitted to a vote at the meeting or any adjournment or postponement of the special meeting.  The board is not aware of any other business to be conducted at the special meeting.

Record Date

You may vote at the special meeting if you were the record owner of shares of our common stock at the close of business on [October 11], 2005, which has been set as the record date.  At the close of business on the record date, there were [1,382,669] shares of common stock outstanding held by approximately [317] record shareholders.  You are entitled to one vote on each matter considered and voted upon at the special meeting for each share of common stock you held of record at the close of business on the record date.

Quorum; Vote Required for Approval

The presence, in person or by proxy, of a majority of our outstanding shares is necessary to constitute a quorum at the special meeting.  Approval of the split transaction requires the affirmative vote of two-thirds of the total outstanding shares of our common stock entitled to vote at the special meeting, or 921,780 of the 1,382,669 outstanding shares.  Because the executive officers and directors of Iowa First and the Bank have the power to vote a total of 168,896 shares and because we believe that all of the remaining executive officers and directors will vote in favor of the transaction, this means a total of 752,884 shares held by shareholders who are not executive officers or directors of the company or the Bank will be required to vote in favor of the transaction for it to be approved.  Because the executive officers and directors hold only approximately 12.22% of the voting power of our outstanding common stock, there is no assurance that the split transaction will be approved.

Abstentions and broker non-votes will not be counted as entitled to vote, but will count for purposes of establishing a quorum at the special meeting.  Therefore, abstentions and broker non-votes will have the effect of a vote “AGAINST” the amendments and the split transaction.  Approval of the amendments and the split transaction do not require the separate vote of a majority of our unaffiliated shareholders, and no separate vote will be conducted.

Any proposal to adjourn or postpone the special meeting, if necessary, must be approved by the holders of at least a majority in voting power of the outstanding shares of our common stock present at the meeting.

Voting and Revocation of Proxies

You may vote your shares in person by attending the special meeting, or by mailing us your completed proxy if you are unable or do not wish to attend.  If a proxy card is submitted without instructions, the proxies will be voted “FOR” the proposal to approve the split transaction and the proposal to adjourn or postpone the meeting, if necessary.

You can revoke your proxy at any time before Iowa First takes a vote at the meeting by:

•                       delivering to Patricia R. Thirtyacre, our Secretary, at our corporate offices at 300 East Second Street, Muscatine, Iowa 52761, on or before the business day prior to the special meeting, a later-dated and signed proxy card or a written revocation of the proxy;

•                       delivering to us at the special meeting prior to the taking of the vote on the split transaction a later-dated and signed proxy card or a written revocation;

•                       attending the special meeting and voting in person; or

•                       if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

Revoking a proxy will not affect a vote once it has been taken.  Attendance at the special meeting will not, in itself, constitute a revocation of a proxy.  You must vote in person at the special meeting if you wish to change a vote that you have previously made by submitting a signed proxy.

Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement.  However, if other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

Solicitation of Proxies; Expenses of Solicitation

Solicitation of proxies will be made primarily by mail.  Proxies may also be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees.  These individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

We will bear the expenses in connection with the solicitation of proxies.  Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares that those persons hold of record.

We are mailing this proxy material to our shareholders on or about [October 17], 2005.

Authority to Adjourn Special Meeting to Solicit Additional Proxies

We are asking our shareholders to grant full authority for the special meeting to be adjourned, if necessary, to permit solicitation of additional proxies to approve the split transaction proposed by this proxy statement.

FINANCIAL INFORMATION

Selected Historical and Pro Forma Financial Data

Set forth below is our selected historical and pro forma consolidated financial information.  The historical financial information was derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, from the unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and from other information and data contained in the Annual Report and the Quarterly Report.  More comprehensive financial information is included in the Annual Report and the Quarterly Report.  The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Report, the Quarterly Report and all of the financial statements and related notes contained in the Annual Report and the Quarterly Report, copies of which may be obtained as set forth below under the caption “Other Matters—Where You Can Find More Information.”

The following summary pro forma financial data is based on historical data, adjusted to give effect to the cash payment for fractional shares resulting from the transaction.  The pro forma condensed balance sheet financial data is based on the assumption that an aggregate of 65,214 shares will result in fractional shares and will be purchased for approximately $2,478,000.  We have assumed that all of the cash required to purchase the shares was funded by a loan by a financial institution.

The following summary unaudited consolidated financial data at June 30, 2005, gives effect to the transaction as if it had occurred on June 30, 2005.  The pro forma information set forth below is not necessarily indicative of what our actual financial position would have been had the transaction been consummated as of the above referenced date or of the financial position that may be reported by us in the future.

IOWA FIRST BANCSHARES CORP.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except share data)

	December 31, 2003	December 31, 2004	Change	December 31, 2004 Pro Forma	Six Months Ended June 30, 2005	Change	Six Months Ended June 30, 2005 Pro Forma
			(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash, investments and cash equivalents	$88,507	$65,750	$(110)	$65,640	$71,065	$(110)	$70,955
Loans	266,925	280,899		280,899	287,829		287,829
Other assets	16,982	17,534		17,534	17,535		17,535
Total assets	$372,414	$364,183	$(110)	$364,073	$376,429	$(110)	$376,319

Deposits	$277,576	$277,735	$	$277,735	$290,333	$	$290,333
Other borrowings	60,239	50,975	2,478	53,453	49,502	2,478	51,980
Junior subordinated debentures	4,125	4,125		4,125	4,125		4,125
Other liabilities	2,066	2,114		2,114	2,399		2,399
Total liabilities	$344,006	$334,949	$2,478	$337,427	$346,359	$2,478	$348,837

Redeemable common stock held by Employee Stock Ownership Plan (KSOP)	$2,971	$3,517		$3,517	$3,390		$3,390

Common stock	$200	$200	$	$200	$200	$	$200
Additional paid-in capital	4,251	4,255		4,255	4,255		4,255
Retained earnings	36,071	38,416	(110)	38,306	39,413	(110)	39,303
Accumulated other comprehensive income	788	330		330	169		169
Less cost of common shares acquired for the treasury	(12,902)	(13,967)	(2,478)	(16,445)	(13,967)	(2,478)	(16,445)
Less maximum cash obligation related to KSOP shares	(2,971)	(3,517)		(3,517)	(3,390)		(3,390)
Total stockholders equity	$25,437	$25,717	$(2,588)	$23,129	$26,680	$(2,588)	$24,092
Total liabilities and stockholders equity	$372,414	$364,183	(110)	$364,073	$376,429	$(110)	$376,319

Interest and Dividend Income	$19,759	$18,549	$	$18,549	$9,700	$	$9,700
Interest Expense	(8,617)	(6,892)		(6,892)	(3,712)		(3,712)
Provision for loan losses	(645)	(410)		(410)	(300)		(300)
Net interest income after provision (1)	$10,497	$11,247		$11,247	$5,688		$5,688
Other Income	2,897	3,164		3,164	1,516		1,516
Operating Expenses	(8,798)	(9,054)	(175)	(9,229)	(4,752)	(175)	(4,927)
Net income before income taxes	4,596	5,357	(175)	5,182	2,452	(175)	2,277
Income Taxes	(1,376)	(1,654)	65	(1,589)	(763)	65	(698)

Net income (2)	$3,220	$3,703	$(110)	$3,593	$1,689	$(110)	$1,579

Basic and diluted earnings per share (3)	$2.27	$2.66	$(.08)	$2.58	$1.22	$(.08)	$1.14

Net book value (adjusted) per share (4)	$20.04	$21.14	$(.91)	$20.23	$21.75	$(.89)	$20.86

Ratio of Earnings to Fixed Charges
Pretax income	$4,596	$5,357	$(175)	$5,182	$2,452	$(175)	$2,277
Add fixed charges (5):
Interest and amortization on junior subordinated debentures	426	426		426	213		213
Interest on current note payable	150	90		90	49		49
Interest on anticipated additional borrowing to effect the transaction (6)	—	—	130	130	—	65	65
Total applicable fixed charges	576	516	130	646	262	65	327

Adjusted pretax income	$5,172	$5,873	$(45)	$5,828	$2,714	$(110)	$2,604

Ratio of earnings to fixed charges	8.98 times	11.38 times		9.02 times	10.36 times		7.96 times

(1)   Represents the difference between interest income and interest expense and is the equivalent of gross profit from our banking activities.

(2)   Assumes anticipated expenses totaling $175,000, and related tax benefits, to effect the transaction have been incurred and paid as of December 31, 2004 or June 30, 2005 pro forma dates.  Anticipated annual savings of approximately $222,000 are not reflected in the pro forma balance sheets and income statements information nor are the cost of the borrowed funds.

(3)   For the purpose of calculating basic and diluted earnings per share, assumed average shares outstanding during the period were not materially impacted by the transaction.

(4)   For the purpose of calculating net book value per share used the number of shares outstanding at each period end and, for pro forma dates, the number of shares after finalization of the transaction.

(5)   Fixed charges include interest expense and amortization expense on junior subordinated debentures as well as interest expense on the current note payable and the anticipated additional borrowing to effect the transaction.  Expenses related to deposits, securities sold under agreements to repurchase, Federal Home Loan Bank advances, as well as treasury tax and loan open note have been excluded from fixed charges.

(6)   Assumed rate paid on this borrowing at 5.25% (current prime rate less 1.25%) based on financing proposals received by the company.

MARKET PRICE OF IOWA FIRST BANCSHARES CORP.
COMMON STOCK AND DIVIDEND INFORMATION

Comparative Market Price Data

	Closing Price Per Share		Dividend
Quarter ending:	High	Low	Paid

September 30, 2005 (through September 12, 2005)	$37.50	$34.25	$0.2500
June 30, 2005	$39.00	$33.10	$0.2500
March 31, 2005	$40.50	$36.05	$0.2500

December 31, 2004	$37.00	$32.00	$0.2425
September 30, 2004	$35.00	$30.00	$0.2425
June 30, 2004	$40.00	$32.00	$0.2425
March 31, 2004	$32.00	$27.75	$0.2425

December 31, 2003	$32.00	$29.00	$0.2350
September 30, 2003	$29.00	$27.50	$0.2350

There were approximately 317 record holders of our common stock on July 31, 2005.

Dividends

We do not have a formal dividend policy.  Regulations issued by the Federal Reserve Board and other federal bank regulatory agencies govern our and the Banks’ capital requirements and may affect the amount of dividends we can pay.  Generally, the timing and amount of future dividends on our shares will depend on earnings, cash requirement, our and the Banks’ financial condition, applicable government regulations and other factors that our board deems relevant.

The Iowa Business Corporation Act allows us to pay dividends only if the payment of dividends would not render us unable to pay our debts as they become due in the ordinary course of business, or if our total assets would be greater then the sum of our total liabilities and (unless the articles of incorporation permit otherwise) our total assets would be greater than the amount that would he needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose rights are superior to those receiving the distribution.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the beneficial ownership of common stock as of August 31, 2005, by each 5.0% shareholder, by each of the executive officers and directors of Iowa First and by all of these directors and executive officers as a group.  Other than George A. Shepley and the Iowa First Bancshares Corp. Employee Stock Ownership Plan (with 401(k) provisions), no person or entity is known to the company to be the beneficial owner of more than 5.0% of the outstanding shares of common stock.  Except as otherwise noted in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

The table also sets forth the number and approximate percentage of shares of common stock that the persons named in the table would beneficially own after the effective date of the split transaction on a pro forma basis, assuming 65,214 shares are cashed out in the split transaction and there are no changes in the named person’s ownership between August 31, 2005 and the effective date of the split transaction.

	Common Stock directly, indirectly or beneficially owned as of August 31, 2005		Percent of Outstanding
Name and Other Position with Iowa First Bancshares Corp.			Before Split Transaction	After Split Transaction

Kim K. Bartling	23,316	(1)	1.69%	1.77%
Roy J. Carver, Jr.	17,400		1.26%	1.32%
Larry L. Emmert	25,766		1.86%	1.96%
Craig R. Foss	3,360		*	*
Donald R. Heckman	26,060		1.88%	1.98%
David R. Housely	5,710		*	*
Patrick N. Hurley	0		*	*
D. Scott Ingstad	17,145	(2)	1.24%	1.30%
Dr. Victor G. McAvoy	7,500		*	*
John “Jay” S. McKee	1,886		*	*
Tim M. Nelson	6,726	(3)	*	*
Richard L. Shepley	18,219	(4)	1.32%	1.38%
Beverly J. White	15,808		1.14%	1.20%

All directors and executive officers of the Corporation as a group (13 persons)	168,896		12.22%	12.82%
George A. Shepley	117,596	(5)	8.51%	8.93%
Iowa First Bancshares Corp. Employee Stock
Ownership Plan (with 401(k) provisions)	97,562	(6)	7.06%	7.41%

(*)                                 Indicates that the individual or entity owns less than one percent of Iowa First’s common stock.

(1)                                  Includes 5,406 shares held through the KSOP, pursuant to which Mr. Bartling has shared voting and investment power.

(2)                                  Includes 7,545 shares held through the KSOP, pursuant to which Mr. Ingstad has shared voting and investment power.

(3)                                  Includes 5,426 shares held through the KSOP, pursuant to which Mr. Nelson has shared voting and investment power.

(4)                                  The amount shown for Richard L. Shepley includes 11,319 shares of common stock which are owned by trusts over which Mr. Shepley shares voting and investment power.  Mr. Shepley disclaims beneficial ownership of such shares.

(5)                                  As reported by Iowa First’s stock transfer agent and review of non-objecting shareholders reports.

(6)                                  This plan holds shares of our common stock pursuant to the terms of the plan’s governing document.  The Retirement Plan Committee, the administrators of the KSOP, have the power to dispose of shares in accordance with the terms of the plan and votes any shares held by the plan, except in the case of adoption of motions regarding changes in voting rights, removal of directors, amendments to the articles of incorporation, and approval of mergers, consolidations, or partial liquidations.  In these instances, shares allocated to participants’ accounts are voted by the respective participants.  Because we are proposing that our shareholders adopt amendments to our articles of incorporation in order to effect the split transaction, shares allocated to participants’ accounts will be voted by the respective participants.  The amount of beneficial ownership shown for the plan includes those shares allocated to accounts of executive officers of Iowa First, which are also reflected in the individual’s respective beneficial ownership as listed in the table.

The information presented in the table is based on information furnished by the specified persons and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement.  Briefly stated, under that Rule shares are deemed to be beneficially owned by any person or group having the power to vote or direct the vote of, or the power to dispose or direct the disposition of, such shares, or who has the right to acquire beneficial ownership thereof within 60 days.  Beneficial ownership for the purposes of this Proxy Statement is not necessarily to be construed as an admission of beneficial ownership for other purposes.

COMMON STOCK PURCHASE INFORMATION

Prior Stock Purchases

The following table sets forth information with respect to purchases of shares of Iowa First common stock, if any, by Iowa First during the past two years.  No shares of Iowa First have been purchased by the Banks.

Quarter Ended	Number of Shares	Price Range(s)	Average Price Paid

September 30, 2005 (through September 12, 2005)	None	—	—

June 30, 2005	None	—	—

March 31, 2005	None	—	—

December 31, 2004	None	—	—

September 30, 2004	6,591	$31.00 – $32.25	$31.91

June 30, 2004	18,138	$30.70 – $31.25	$30.98

March 31, 2004	11,643	$29.15 – $29.25	$29.17

December 31, 2003	None	—	—

September 30, 2003	4,600	$27.85	$27.85

Recent Transactions

Since May 31, 2005, none of Iowa First, the Banks or their affiliates, directors, executive officers or subsidiaries have made any purchases of Iowa First common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions

Transactions with Directors and Officers

Officers and directors of the company and its subsidiaries have had, and may have in the future,

banking transactions in the ordinary course of business of the company’s subsidiaries.  In the opinion of management, all such transactions are on substantially the same terms, including interest rates on loans and collateral, as those prevailing at the time for comparable transactions with others, involve no more than normal risk of collectibility, and present no other unfavorable features.  One such loan relationship, which resulted in a first quarter 2005 net charge-off of $211,000, was with a related party of a subsidiary bank director.

Agreements Involving Iowa First’s Securities

There are no agreements relating to our common stock.

OTHER MATTERS

Reports, Opinions, Appraisals and Negotiations

Other than as disclosed in this proxy statement, Iowa First has not received any report, opinion or appraisal from an outside party that is materially related to the split transaction.

Persons Making the Solicitation

The enclosed proxy is solicited on behalf of our board of directors.  The cost of soliciting proxies in the accompanying form will be borne by us.  In addition to the use of mail, our officers and directors may solicit proxies by telephone or other electronic means.  Upon request, we will reimburse brokers, dealers, banks and trustees or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of existing common stock.

Shareholder Proposals for 2006 Annual Meeting

Shareholders’ proposals to be presented at the 2006 annual shareholders’ meeting must be received by us at our principal office, 300 East Second Street, Muscatine, Iowa 52761 on or before November 18, 2005.

Other Matters of Special Meeting

As of the date of this proxy statement, the only business that our management expects to be presented at the meeting is that set forth above.  If any other matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Forward Looking Statements

Statements contained herein that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future.  Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this proxy statement.

We caution you not to place undo reliance on any forward-looking statements made by, or on behalf us in this proxy statement or in any of our filings with the SEC or otherwise.  Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC.  See “—Where You Can Find More Information.”

Where You Can Find More Information

We are subject to the information requirements of the Securities Exchange Act, as amended, and in accordance therewith we file reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 100 F Street, N.E., Washington, DC 20549.  Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549.  You may obtain information on the operations of the SEC’s public reference room in Washington, DC by calling the SEC at 1-800-SEC-0330.  In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC’s Internet Website (http://www.sec.gov).

Information Incorporated by Reference

In our filings with the SEC, information is sometimes incorporated by reference.  This means that we are referring you to information that we have filed separately with the SEC.  The information incorporated by reference should be considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement.  The following documents are incorporated by reference herein:

•                       our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, including the interim financial information;

•                       our Annual Report on Form 10-K for fiscal year ended December 31, 2004, including audited financial information; and

•                       our Proxy Statement on Schedule 14A for our 2005 Annual Meeting.

We have supplied all information contained in or incorporated by reference in this document relating to us, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act’s forward looking statement safe harbor contained in any such document is excluded, and is not incorporated herein by reference.  You may have been sent some of the reports and other information incorporated by reference in this document by us, but you can also obtain any of them through the SEC at the locations described above, or through us at the address below.  We will provide to you, without charge, by first class mail or other equally prompt means within one business day of any written or oral request by you, a copy of any report or other information incorporated by reference in this document by us.  You should direct your request to the following address:  Iowa First Bancshares Corp., 300 East Second Street, Muscatine, Iowa 52761 Attention: Kim K. Bartling.

By order of the Board of Directors

 [                            ], 2005

APPENDIX A

PROPOSED FORM OF AMENDMENT TO

ARTICLES OF INCORPORATION

TO EFFECT REVERSE STOCK SPLIT

Section 4.01, Article IV of the Restated Articles of Incorporation is hereby amended by deleting Section 4.01 in its entirety and replacing it with the following:

“The aggregate number of shares of stock that the Corporation shall have the authority to issue shall be Six Million Five Hundred Thousand (6,500,000) shares consisting of Six Million (6,000,000) shares designated as “common stock”, or “common shares” with no par value per share, and Five Hundred Thousand (500,000) shares designated as “preferred stock”, or “preferred shares” with a par value of $1.00 per share (collectively “shares”).

Without regard to any other provision of these Articles of Incorporation, each one (1) share of common stock, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-one thousandth (1/1000) of a fully-paid and nonassessable share of common stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any registered holder of fewer than 1,000 shares of common stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay in cash $38.00 for each share of common stock held by any registered holder of fewer than 1,000 shares of common stock immediately before the time this amendment becomes effective.”

A-1

PROPOSED FORM OF AMENDMENT TO

ARTICLES OF INCORPORATION

TO EFFECT FORWARD STOCK SPLIT

Section 4.01, Article IV of the Restated Articles of Incorporation is hereby amended by deleting Section 4.01 in its entirety and replacing it with the following:

“The aggregate number of shares of stock that the Corporation shall have the authority to issue shall be Six Million Five Hundred Thousand (6,500,000) shares consisting of Six Million (6,000,000) shares designated as “common stock”, or “common shares” with no par value per share, and Five Hundred Thousand (500,000) shares designated as “preferred stock”, or “preferred shares” with a par value of $1.00 per share (collectively “shares”).

Without regard to any other provision of these Articles of Incorporation, each one (1) share of common stock, either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share in excess of one (1) share held by any shareholder), immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one thousand (1,000) fully-paid and nonassessable shares of common stock (or, with respect to fractional shares, such lesser number of shares and fractional shares as may be applicable upon such 1,000-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares of common stock shall be issued.”

A-2

McConnell, Budd & Romano, Inc.
Specialists in Banking	Appendix B

Valuation Report

Iowa First Bancshares Corp.

Muscatine, Iowa

July 21, 2005

McConnell, Budd & Romano, Inc. (“MB&R”) has been retained by the Board of Directors of Iowa First Bancshares Corp., an Iowa corporation (the “Company”), to assist it in determining the fair value of the shares of the Company pursuant to the Company’s contemplated plan to repurchase its common shares in order to reduce its number of stockholders below 300 and subsequently terminate its registration with the Securities and Exchange Commission (commonly referred to as a “going private transaction”).

MB&R is a nationally recognized investment banking firm whose principal business specialty is working with regional and community banks and thrifts.  MB&R, as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding processes, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes.  MB&R regularly prepares valuations of banking organizations and is considered an expert in this field.  As a recognized expert in the valuation and analysis of banks, MB&R has relied upon its knowledge, experience and expertise in applying accepted analytical and investment banking procedures in the following review and analysis.

MB&R does not have any relationship involving Iowa First Bancshares Corp. or its subsidiaries, the First National Bank of Muscatine and the First National Bank in Fairfield that compromises its objectivity in preparing this valuation.

In reaching its valuation, MB&R has (i) reviewed the Company’s Annual Reports to Stockholders and related financial information for the three calendar years ended December 31, 2004 and the Company’s Quarterly Report on Form 10-Q and related unaudited financial information for the first quarter of 2005; (ii) held discussions with members of senior management of the Company concerning the past, current and expected results of operations of the Company and its current financial condition; (iii) considered the current state of and future prospects for the economy in Iowa generally and the relevant market areas for the Company in particular; (iv) reviewed the reported financial terms of selected recent business combinations in the banking industry; and (v) performed such other studies and analyses as MB&R considered appropriate under the circumstances associated with this particular transaction.

In the course of our review and analysis we considered, among other things, such topics as the historical and projected future earnings of The Company.  In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by the Company and or otherwise publicly obtainable.  In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of the Company, nor have we obtained from any other source, any current appraisals of the assets or liabilities of the Company.  We have also relied on the management of the Company as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

The following is a discussion of the facts and methods considered relevant to this valuation.

Valuation Analysis

Valuation Methodologies

The value of a minority ownership of common stock in a financial institution is not a matter of applying exact formulas.  A determination of fair value will depend upon the circumstances in each case.  No one formula can be devised that will be generally applicable to the multitude of different valuation issues arising.  For purposes of the going private transaction, we must determine “fair value” of the company’s stock with reference to applicable requirements under Iowa law.  Under applicable Iowa law, “fair value” means the proportionate value of the company as a going concern without discounting for lack of marketability or minority status.

Given the relatively illiquid nature of the trading market for the stock of Iowa First Bancshares, Inc., methodologies other than reviewing recent trading prices need to be employed in determining fair value.

It is unlikely that a buyer of the stock in question would have greater knowledge of the Company than that disclosed in the publicly available information on stocks of companies traded on NASDAQ or on other stock exchanges.  Therefore, MB&R believes the values of these stocks are valid proxies for the price investors would be willing to pay for the Company.

Bank stock investments, like all investments are based on the expectation of profit.  Since MB&R is valuing the Company as a going concern, profitability must be used as a criterion.  However the regulatory environment emphasizes required minimum capital levels, making the book value of assets also useful in determining value.

MB&R has relied on a review of the Company’s recent trading history, an examination of publicly traded comparable companies, the prices paid for similar companies in acquisition, as well as an examination of future cash flows to derive the fair value for the Company shares.

Market Approach

Trading Comparables

The Company trades on the OTC Bulletin Board and is not actively traded.  Average daily volume for the past year was 561 shares.  Closing prices as of July 14, 2005 were used in this report with the last reported trade for the Company on June 13, 2005 at $34.75. The following table shows the past year’s trading history for the Company.

MB&R has selected a population of 32 peer banking organizations trading on NASDAQ, the OTC Bulletin Board or in the “Pink Sheets”, to review their trading metrics as a proxy to determine a value for the Company.

These Midwestern commercial banking organizations were selected from a group of companies with total assets as of March 31, 2005 greater than $200 million and less than $600 million with profitable operations over the past year.  MB&R excluded certain organizations believed to be less comparable to the Company based on a variety of factors.  For example, relatively new banks, banks with nontraditional community banking organizations and organizations with less than 100 shares in average daily volume were excluded.

Financial highlights from this group include a median total asset size of $407.1 million with a median stock price of $24.67.  The average daily trading volume for these companies had a mean of 634 with a high of 2,701, a low of 119 and an average of 881.  A more detailed list of information on the peer banks is attached as Tab I.

Select Midwestern Public Commercial Banking Organizations
with Assets > $200 Million < $600 Million

(Prices as of 7/14/05, Financial data as of and for the twelve months ended 3/31/05)

				Market Valuations
Name	State	Ticker	Assets ($000)	Price ($)	Price/ LTM EPS (x)	Price/ Book (%)	Price/ Tang. Book (%)	Dividend Yield (%)

Midwestern Medians			407,061	24.67	15.8	153.6	159.2	2.71

Iowa First Bancshares Corp.	IA	IFST	381,663	34.75	13.2	186.4	189.5	2.88

Iowa First Bancshares Corp. - reported					$41.42	$28.63	$29.20	$36.90
Adjusted for KSOP						$32.72	$33.43

The valuation indices considered by MB&R were the price of a common share depicted as a multiple of the last twelve months earnings per share, the price as a percentage of March 31, 2005 book value per share, the price as a percentage of tangible book value per share and the current cash dividend yield for each stock.  The medians for these indices were 15.8x, 153.6%, 159.2% and 2.71% respectively.

In comparing the Company to this group, we noted that, based on the most recent trade in the Company’s stock,  it traded at lower price/earnings ratio than the median (13.2 x vs. 15.8 x).  While the Company’s Return on Average Assets and Return on Average Equity ratios were both higher than the peer medians (0.97% vs. 0.90% and 12.66% and 10.08% respectively), we observed a difference in recent performance between the Company and the peer group.  The Company’s first quarter earnings per share declined 1.8% from the first quarter of 2004 and was down 17.9% compared to the fourth quarter of 2004. The peer group had a median improvement in first quarter earnings of 11.4% versus the first quarter of 2004 and decline of 6.0% from the fourth quarter of 2005.

We have discussed the first quarter results with senior management of the bank and understand the factors that impacted earnings; however we can never be certain how much and exactly why a market reacts to such news.  Investors assess future earnings prospects and use historical earnings as a barometer of where earnings are headed.  Regardless the Company’s stock price has traded at lower levels, albeit with infrequent activity, since first quarter earnings were released.  We also noted that the holding company did not purchase any shares in the fourth quarter of 2004 and the first quarter of this year.

Conversely, the recent trading multiples to book value and tangible book value were higher than the peers, even though capital levels are very similar between the Company and the peer group medians.  The information reviewed has been applied consistently from MB&R’s data sources; however MB&R recalculated the book value and tangible book value calculations for the Company to include the value of the KSOP shares as equity, not included in the Company’s equity for GAAP purposes.  MB&R believes that from a market perspective the KSOP shares represent ownership of the company that should be included in equity for these valuation purposes.  The adjusted multiples of 163% and 166%, for the price/book value and price/tangible book value respectively, are still higher but are closer to the peer medians.  The Company also has a slightly higher dividend yield than the median for the peers, 2.88% vs. 2.71%.  The dividend payout ratio for the last twelve months was actually lower for the Company at 37.7% vs. 43.0% for the peer group median.

As previously discussed, the Company’s profitability is higher than the peers as its slightly weaker net interest margin, as compared to the peer group, is more than made up for by a lower efficiency ratio, and its low level of noninterest expense in particular.  Capitalization is slightly lower than peers with a leverage ratio of 8.69% vs. 8.99% for the peer group and risk-based capital of 12.90% vs. 13.90% for the peers.

Calculating equivalent values for the Company based on the median values of the peer group results in prices of $41.42, $32.72 (adjusted for the KSOP), $33.43 (adjusted for the KSOP) and $36.90 for the price/earnings, price/book value, price/tangible book value, and dividend yield respectively.

In determining a comparable trading value we have given equal consideration to earnings, book value and dividend yield.  Rather than overweighting equity as a value determinant, we have calculated the average of the book value and tangible book value components (($32.72 + $33.43)/2 = $33.08).  Factoring this average with the two other measures results in a market approach fair value of $37.13.

($41.42 + $33.08 + $36.90)/3 = $37.13

Precedent Transaction Analysis

MB&R has also used the precedent transactions analysis approach and has selected 11 commercial banking organization acquisitions announced since January 1, 2004 as proxies for the Company’s change in control value.  Each acquired bank individually may vary in terms of certain characteristics.  However, in the aggregate, MB&R believes they are representative and comparable.

The target banks are all headquartered in the Midwest.  Additionally, MB&R has limited the group of acquisition comparables to include target banks with assets between $150 million and $1 Billion, each of which had been profitable for the twelve months preceding the announcement of the transaction.  The acquisition comparables approach utilizes the multiples of price/last twelve months earnings, price/book value, price/tangible book value and core deposit premium ((purchase price-tangible equity)/core deposits) as provided by the acquisition comparables group, to estimate value.

The acquisition comparables group demonstrated a median price/last twelve months earnings of 20.44 x,  a median price/book value multiple of 206.03%, a price/tangible book value of 231.56% and a median core deposit premium of 17.36%.

Select Midwestern Transactions for Targets with Assets
with Assets > $150 million and <$1 Billion

(Announced since January 1, 2004)

Acquiror	Target	Value ($M)	Price/ Book (%)	Price/ Tang. Book (%)	Price/ LTM Earnings (x)	Deposit Premium (%)

Median		49.7	206.03	231.56	20.44	17.36

Iowa First Bancshares Equivalent			43.26	49.33	53.76	50.43

The precedent transactions analysis table (Tab II) represents change in control transactions announced since January of 2004.  In each transaction the acquiring institution paid a substantial premium for the target institution, primarily for a control position in the acquired company and the opportunity for significant cost savings and/or revenue enhancements.

The equivalent values for the Company based on these control value measures are $43.26, $49.33, $53.76 and $50.43 based on price/ book, price/ tangible book, price/earnings and as a core deposit premium equivalent respectively.  In weighting these factors, the two “book value” measures are averaged , again so as to not overweight equity as a value determinant, and the other two measures are given equal weighting resulting in a weighted average of $50.16.

MB&R analyzed a larger peer group of precedent transactions in the Midwest since January of 2004 that included selling organizations with a publicly traded security in order to measure control premiums versus trading values.  The median purchase price for this group of public companies was approximately 24% greater than the purchase price reported the day before the transaction was announced.  Discounting this value by the median control premium referenced in the preceding paragraph results in a going concern value of $40.54.

Income Approach

The income approach quantifies the present value of future economic benefits by discounting the cash flow (“DCF”) of the business.  The approach considers projected dividends, dividend paying capacity, earnings and future residual value.

MB&R held discussions with senior management regarding recent earnings and the prospects for future performance.  Other than the internally prepared consolidated budget for fiscal 2005, MB&R did not receive any projections from management.  The budget for 2005 consolidated earnings is $3.5 million and interim financials indicated that performance is tracking closely with budgeted numbers year-to-date.

Our starting point in using earnings to determine value was March 31, 2005.  Our base earnings year begins on April 1, 2005 and was then projected to grow over the next five years.  First year’s earnings were calculated by taking budgeted earnings for fiscal 2005 less the actual earnings for the first quarter of 2005 plus projected earnings for the first quarter of 2006 for a base first year earnings of $3.6 million.  The forecast for the first fiscal quarter earnings were calculated by growing full year 2005 budgeted earnings by 7% and taking one fourth of that total.

Earnings were assumed to grow by 7% for the remaining four years in this analysis.  The 7% rate was derived from discussion with senior management  and their comments on growth opportunities in their markets and a review of historical growth in earnings.

Management expressed the opinion that growth of 3% -5% from its existing markets was most likely.  Over the past eight quarters, an earnings per share growth has averaged 8.1% (as compared to the prior year’s comparable quarter) with a high of 31% and a low of -15%.  Earnings per share growth in periods prior to the first quarter of 2005 has periodically been enhanced by the repurchase of common shares by the holding company.  It is difficult to predict what actions the board and management might take in light of the relatively low growth markets in which the organization operates; however MB&R believes that the 7% growth rate is reasonable for these purposes.

Cash dividends are presently $0.25 per quarter, or $1.00 per year.  We have assumed a constant dividend payout ratio of 37.67%, based on the forecast earnings in year one.  Although dividend growth has been more predictable than earnings growth, the Company’s dividend payout ratio has averaged 38.62% over the past five years.

Typically, an appraiser will determine a terminal value based upon the expected price/earnings multiples at the end of the period and discount this number to a present value.  Based on the trading comparables discussed previously we have used a range of terminal values of 13 to 19 times year five’s projected earnings.  MB&R also considered terminal values as expressed as a multiple of book value using a range of 150% of book value to 200% of book value, also based on the previously discussed trading comparables.

Discounted cash flow analyses are subjective, and a range of discount rates and terminal values can be used to arrive at a value.  MB&R has chosen a range of discount rate that ranges from 10% to 12%.  MB&R believes this adequately reflects the risk associated with the cash flows in question.

The following tables highlight the implied values from these analyses.  More detailed schedules are included as Tabs III and IV.  On an earnings basis, the resultant range of values is from $29.75 to $45.35 with a mid-point on the matrix of values of 37.23.  On a book value basis, the resultant range of values is between $30.31 and $42.57 with a mid-point to the matrix at $36.20.

Earnings Multiple Terminal Value

PRESENT VALUE OF IFST

		Terminal Value as a Multiple of 2010 Projected Earnings
	Price / Earnings:	13.00 x	16.00 x	19.00 x

Discount Rate:

10.0%		$32.39	$38.87	$45.35

11.0%		$31.03	$37.23	$43.42

12.0%		$29.75	$35.67	$41.59

Book Value Multiple Terminal Value

PRESENT VALUE OF IFST

		Terminal Value as a Multiple of 2010 Projected Book Value
	Price / Book Value	1.50 x	1.75 x	2.00 x

Discount Rate:

10.0%		$33.01	$37.79	$42.57

11.0%		$31.62	$36.20	$40.77

12.0%		$30.31	$34.68	$39.06

Summary

The three approaches discussed result in valuations of $37.13 on a comparable trading basis,  $40.54 on a precedent transaction basis, and $36.20 on a discounted cash flow basis using book value terminal values and $37.23 using earnings multiple terminal values.

MB&R believes all of these measures are reasonable to consider resulting in a fair market value range between $36.20 and $40.54.

Tab I

Select Midwestern Public Commercial Banking Organizations with Assets > $200 Million < $600 Million

(Prices as of 7/14/05, Financial data as of and for the twelve months ended 3/31/05)

				Market Valuations					Profitability				Capitalization		Asset Quality
Name	State	Ticker	Assets ($000)	Price ($)	Price/ LTM EPS (x)	Price/ Book (%)	Price/ Tang. Book (%)	Dividend Yield (%)	ROAA LTM (%)	ROAE LTM (%)	Net Interest Margin LTM (%)	Efficiency Ratio LTM (%)	Leverage Ratio (%)	Risk Based Capital Ratio (%)	NPAs/ (Loans+ OREO) (%)	NCOs/ Avg Loans LTM (%)

First Bankers Trustshares, Incorporated	IL	FBTT	396,691	20.50	12.6	178.3	221.7	1.66	0.90	14.89	3.39	62.94	6.93	12.32	0.35	0.49
ChoiceOne Financial Services, Inc.	MI	COFS	235,003	19.50	17.4	153.7	153.8	3.49	0.82	8.91	3.64	68.34	9.12	13.08	1.19	0.24
FCB Bancorp, Inc.	KY	FCBE	233,412	21.00	30.9	142.3	142.3	1.67	0.48	4.79	3.22	78.06	10.01	12.06	0.93	0.11
Fentura Financial, Inc.	MI	FETM	588,627	33.05	14.4	145.1	184.9	2.90	0.72	10.04	3.93	71.05	8.38	11.22	0.44	0.11
O.A.K. Financial Corporation	MI	OKFC	558,167	43.00	19.6	167.4	168.3	1.67	0.93	8.72	3.45	73.21	10.40	13.36	0.56	0.08
LCNB Corporation	OH	LCNB	523,476	38.50	20.3	247.0	255.7	3.01	1.23	12.26	3.80	60.10	9.70	15.56	0.56	0.15
Oxford Bank Corporation	MI	OXBC	521,048	54.00	13.7	152.5	152.5	2.07	0.99	11.29	3.62	60.33	8.84	13.98	0.97	0.33
Kentucky Bancshares, Inc.	KY	KTYB	518,389	29.75	13.8	179.1	230.5	3.09	1.14	12.64	3.48	59.33	8.24	13.45	0.65	0.13
PSB Group, Inc.	MI	PSBG	477,908	19.75	12.9	133.5	147.7	3.65	0.96	10.11	4.46	67.23	8.39	12.41	0.92	0.49
PSB Holdings, Inc.	WI	PSBQ	468,664	30.65	14.7	155.0	155.0	2.02	0.81	10.78	3.37	60.67	7.32	10.41	0.80	0.05
FNBH Bancorp, Inc.	MI	FNHM	465,014	27.95	13.8	191.7	191.7	2.72	1.44	14.61	4.78	54.56	9.69	13.02	0.59	0.28
Croghan Bancshares, Inc.	OH	CHBH	456,623	35.70	12.9	137.3	175.5	3.25	1.23	10.84	4.28	57.30	8.55	12.65	0.33	0.22
Cortland Bancorp	OH	CLDB	442,067	20.25	17.0	172.9	173.6	4.35	1.12	10.23	3.46	63.85	11.11	21.74	1.94	0.09
Mid-Wisconsin Financial Services, Inc.	WI	MWFS	402,507	33.30	12.7	157.6	159.6	2.64	1.13	12.74	3.87	56.58	8.86	13.19	0.40	0.06
Town and Country Financial Corporation	IL	TWCF	389,519	20.25	16.9	110.2	111.5	1.38	0.63	6.78	3.20	70.77	8.12	16.57	0.25	0.18
CSB Bancorp, Incorporated	OH	CSBB	312,665	20.75	20.8	153.5	153.5	2.70	0.85	7.47	3.88	72.66	11.47	18.02	0.53	0.22
Southern Michigan Bancorp, Incorporated	MI	SOMC	312,460	25.50	12.7	178.2	183.2	2.82	1.15	12.59	4.46	68.75	9.90	13.79	1.09	-0.10
National Bancshares Corporation	OH	NBOH	303,538	25.50	22.0	165.1	200.5	2.51	0.86	7.44	4.23	70.98	9.64	13.81	1.33	0.03

Select Midwestern Public Commercial Banking Organizations with Assets > $200 Million < $600 Million

(Prices as of 7/14/05, Financial data as of and for the twelve months ended 3/31/05)

				Market Valuations					Profitability				Capitalization		Asset Quality
Name	State	Ticker	Assets ($000)	Price ($)	Price/ LTM EPS (x)	Price/ Book (%)	Price/ Tang. Book (%)	Dividend Yield (%)	ROAA LTM (%)	ROAE LTM (%)	Net Interest Margin LTM (%)	Efficiency Ratio LTM (%)	Leverage Ratio (%)	Risk Based Capital Ratio (%)	NPAs/ (Loans+ OREO) (%)	NCOs/ Avg Loans LTM (%)
Commercial Bancshares, Incorporated	OH	CMOH	292,171	26.25	20.2	144.1	144.4	2.90	0.54	7.05	4.23	73.87	7.50	10.53	0.87	0.64
Pavilion Bancorp, Inc.	MI	PVLN	273,978	53.00	6.9	143.1	143.1	1.81	2.16	20.30	3.93	74.85	13.15	19.32	0.31	0.18
Commercial National Financial Corporation	MI	CEFC	267,439	10.50	16.2	235.4	235.4	4.57	1.04	10.60	4.39	63.68	7.52	14.39	1.39	-0.07
County Bank Corporation	MI	CYBK	251,210	57.00	17.5	209.3	209.3	1.96	1.45	12.33	4.22	59.34	11.17	17.74	0.46	0.08
Century Financial Corporation	MI	CYFL	230,484	23.35	15.2	152.8	152.8	3.77	1.32	10.86	4.21	61.68	12.31	18.18	0.73	0.04
ICNB Financial Corporation	MI	ICNB	228,592	24.00	13.3	117.5	122.5	3.83	0.88	9.17	4.04	71.72	9.67	15.17	1.73	0.22
St. Joseph Capital Corporation	IN	SJOE	412,710	36.60	24.9	240.5	240.5	0.55	0.76	9.58	3.11	53.91	8.50	12.59	0.00	0.00
United Bancshares, Inc.	OH	UBOH	552,612	14.93	16.8	127.3	158.8	3.22	0.62	7.64	3.51	72.76	8.37	14.44	0.64	0.17
Guaranty Federal Bancshares, Inc.	MO	GFED	449,557	23.24	15.0	162.3	162.4	2.75	1.07	11.18	3.54	53.56	8.50	11.47	0.13	0.07
Landmark Bancorp, Inc.	KS	LARK	446,722	25.33	13.3	126.8	158.7	2.68	0.89	9.66	3.18	62.54	9.79	16.46	1.09	0.08
Rurban Financial Corp.	OH	RBNF	414,480	13.00	21.3	119.3	139.7	1.54	0.66	5.56	3.20	88.75	14.28	21.96	6.52	1.08
Community Central Bank Corporation	MI	CCBD	411,615	15.00	19.2	165.8	170.4	1.33	0.61	9.39	3.22	69.34	10.18	14.26	0.32	0.73
United Bancorp, Inc.	OH	UBCP	395,778	12.87	15.3	153.0	153.2	4.04	0.82	9.88	3.63	66.67	8.56	14.92	0.86	0.21
Southern Missouri Bancorp, Inc.	MO	SMBC	330,555	14.00	22.6	121.5	135.5	2.57	0.45	6.74	3.10	54.75	8.56	14.35	1.92	NA

Midwestern Medians			407,061	24.67	15.8	153.6	159.2	2.71	0.90	10.08	3.64	65.26	8.99	13.90	0.69	0.15

Iowa First Bancshares Corp.	IA	IFST	381,663	34.75	13.2	186.4	189.5	2.88	0.97	12.66	3.40	60.22	8.69	12.90	0.60	0.10

Iowa First Bancshares Corp. - reported					$41.42	$28.63	$29.20	$36.90
Adjusted for KSOP						$32.72	$33.43

Tab II

Select Midwestern Transactions for Targets with Assets > $150 million and < $1 Billion

(Announced since January 1, 2004)

Acquiror	Target	State	Target Assets ($000)	Announce Date	Value ($M)	Price/ Book (%)	Price/ Tang. Book (%)	Price/ LTM Earnings (x)	Deposit Premium (%)	Target Tang. Equity/ Assets (%)	Target LTM ROAA (%)	Target LTM ROAE (%)	Target NPAs/ Assets (%)

Farmers Capital Bank Corp.	Citizens Bancorp Inc.	KY	185,171	07/01/2005	38.0	249.47	249.47	24.07	15.60	8.23	0.95	11.55	0.56

Western Illinois Bancshares	Midwest Bank of Western IL	IL	274,115	05/31/2005	30.0	150.00	181.48	20.44	10.14	7.45	0.49	6.05	0.32

Exchange National Bancshares	Bank 10	MO	171,732	02/28/2005	33.4	244.58	244.58	17.82	16.78	7.94	1.77	22.23	0.14

Princeton National Bancorp	Somonauk FSB Bancorp Inc.	IL	206,478	02/22/2005	49.7	206.03	206.03	19.82	17.36	11.68	1.22	11.89	0.09

City Holding Co.	Classic Bancshares Inc.	KY	339,866	12/29/2004	77.4	178.28	231.56	17.68	24.14	8.52	1.25	11.79	0.59

Sky Financial Group Inc.	Belmont Bancorp.	OH	296,728	12/21/2004	68.9	215.33	215.33	26.68	17.44	10.68	0.89	8.13	0.63

BMO Financial Group	Mercantile Bancorp Inc.	IN	794,114	10/12/2004	142.8	185.27	192.57	31.54	11.60	9.37	0.27	2.70	1.28

Sky Financial Group Inc.	Prospect Bancshares Inc.	OH	202,644	09/15/2004	46.9	302.78	302.78	29.98	19.30	7.21	1.01	13.39	0.17

National City Corp.	Wayne Bancorp Inc.	OH	813,670	06/04/2004	181.7	178.53	251.10	18.15	18.07	9.13	1.15	9.31	NA

TierOne Corp.	United Nebraska Financial Co.	NE	560,103	03/30/2004	97.3	195.24	216.34	17.79	12.65	8.10	0.99	11.10	0.73

First Busey Corp.	First Capital Bankshares Inc.	IL	217,125	01/05/2004	41.4	300.95	300.95	23.90	34.64	6.33	0.78	12.43	1.02

Median			274,115		49.7	206.03	231.56	20.44	17.36	8.23	0.99	11.55	0.58

Iowa First Bancshares Equivalent						43.26	49.33	53.76	50.43

Tab III

Discounted Cash Flow Analysis - Iowa First Bancshares Corp.

(Dollars in thousands, except per share amounts)

Assumptions:

Earnings Growth :	7.00%
Dividend Growth:	7.00%
Asset Growth Rate:	4.00%

PRESENT VALUE OF IFST

		Terminal Value as a Multiple of 2010 Projected Earnings
	Price / Earnings:	13.00 x	16.00 x	19.00 x

Discount Rate:

10.0%		$32.39	$38.87	$45.35

11.0%		$31.03	$37.23	$43.42

12.0%		$29.75	$35.67	$41.59

	2006	2007	2008	2009	2010

Projected Net Income:	$3,670,000	$3,926,900	$4,201,783	$4,495,908	$4,810,621
Per Share:	2.65	2.84	3.04	3.25	3.48

Projected Dividends:	$1,382,669	$1,479,456	$1,583,018	$1,693,829	$1,812,397
Per Share:	1.00	1.07	1.14	1.23	1.31

Projected Book Value:	$31,742	$34,190	$36,809	$39,611	$42,609
Per Share:	22.96	24.73	26.62	28.65	30.82

Leverage Ratio:	8.98%	9.23%	9.48%	9.74%	10.02%

Tab IV

Discounted Cash Flow Analysis - Iowa First Bancshares Corp.

(Dollars in thousands, except per share amounts)

Assumptions:

Earnings Growth :	7.00%
Dividend Growth:	7.00%
Asset Growth Rate:	4.00%

PRESENT VALUE OF IFST

		Terminal Value as a Multiple of 2010 Projected Book Value
	Price / Book Value	1.50 x	1.75 x	2.00 x

Discount Rate:

10.0%		$33.01	$37.79	$42.57

11.0%		$31.62	$36.20	$40.77

12.0%		$30.31	$34.68	$39.06

	2006	2007	2008	2009	2010

Projected Net Income:	$3,670,000	$3,926,900	$4,201,783	$4,495,908	$4,810,621
Per Share:	2.65	2.84	3.04	3.25	3.48

Projected Dividends:	$1,382,669	$1,479,456	$1,583,018	$1,693,829	$1,812,397
Per Share:	1.00	1.07	1.14	1.23	1.31

Projected Book Value:	$31,742	$34,190	$36,809	$39,611	$42,609
Per Share:	22.96	24.73	26.62	28.65	30.82

Leverage Ratio:	8.98%	9.23%	9.48%	9.74%	10.02%

APPENDIX C

McCONNELL, BUDD & ROMANO, INC.

365 SOUTH STREET

MORRISTOWN, NEW JERSEY 07960

CORPORATE FINANCE

973-538-1680

FAX: 973-538-3679

July 21, 2005

The Board of Directors

Iowa First Bancshares Corp.

300 East Second Street

Muscatine, Iowa  52761

The Board of Directors:

Iowa First Bancshares Corp. (the “Company”) has proposed to engage in a reverse stock split to be effected as part of the Company’s plan to de-register the common stock of the Company from the Securities and Exchange Commission.  You have requested our opinion as to the fairness, from a financial point of view, to the Company’s Unaffiliated Shareholders (as defined below) of the $38.00 price to be paid by the Company to its shareholders being cashed out in the reverse stock split.  The Company’s “Unaffiliated Shareholders” includes the Company’s unaffiliated shareholders who will be cashed out in the reverse stock split and the Company’s unaffiliated shareholders who will continue as shareholders following the transaction.  All data used in our analysis are as of July 21, 2005.

McConnell, Budd & Romano, Inc. (“MB&R”), as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding processes, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes.

MB&R does not have any relationship involving the Company or its subsidiaries, First National Bank of Muscatine and First National Bank in Fairfield that compromises its objectivity in preparing this opinion.

In connection with the foregoing, we have (i) reviewed the Company’s Annual Reports to Stockholders and related financial information for the three calendar years ended December 31, 2004 and the Company’s Quarterly Report on Form 10-Q and related unaudited financial information for the first quarter of 2005; (ii) held discussions with members of senior management of the Company concerning the past, current and expected results of operations of the Company and its current financial condition; (iii) considered the current state of and future prospects for the economy in Iowa generally and the relevant market areas for the Company in particular; (iv) reviewed the reported financial terms of selected recent business combinations in the banking industry; and (v) performed such other studies and analyses as MB&R considered appropriate under the circumstances associated with this particular transaction.

C-1

In the course of our review and analysis we considered, among other things, such topics as the historical and projected future earnings of the Company.  In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by the Company and/or otherwise publicly obtainable.  In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of the Company, nor have we obtained from any other source, any current appraisals of the assets or liabilities of the Company.  We have also relied on the management of the Company as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the $38.00 offered by the Company is fair from a financial point of view, to the Unaffiliated Shareholders.

Very truly yours,

McConnell, Budd & Romano, Inc.

C-2

APPENDIX D

IOWA BUSINESS CORPORATION ACT

DIVISION XIII.  APPRAISAL RIGHTS

PART A.  RIGHT TO APPRAISAL AND PAYMENT FOR SHARES

490.1301  Definitions.

                In this division, unless the context otherwise requires:

1.  “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of section 490.1302, subsection 2, paragraph “d”, a person is deemed to be an affiliate of its senior executives.

2.  “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

3.  “Corporation” means the issuer of the shares held by a shareholder demanding appraisal. In addition, for matters covered in sections 490.1322 through 490.1331, “corporation” includes the surviving entity in a merger.

4.  “Fair value” means the value of the corporation’s shares determined according to the following:

a.  Immediately before the effectuation of the corporate action to which the shareholder objects.

b.  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal.

c.  Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to section 490.1302, subsection 1, paragraph “e”.

With respect to shares of a corporation that is a bank holding company as defined in section 524.1801, the factors identified in section 524.1406, subsection 3, paragraph “a”, shall also be considered in determining fair value.

5.  “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

6.  “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

7.  “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

8.  “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.

9.  “Shareholder” means both a record shareholder and a beneficial shareholder.

490.1302  Shareholders’ right to appraisal.

                1.  A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of the shareholder’s shares, in the event of any of the following corporate actions:

a.  Consummation of a merger to which the corporation is a party if either of the following apply:

(1)  Shareholder approval is required for the merger by section 490.1104 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger.

(2)  The corporation is a subsidiary and the merger is governed by section 490.1105.

b.  Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

c.  Consummation of a disposition of assets pursuant to section 490.1202 if the shareholder is entitled to vote on the disposition.

d.  An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created.

e.  Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

2.  Notwithstanding subsection 1, the availability of the appraisal rights under subsection 1, paragraphs “a” through “d”, shall be limited in accordance with the following provisions:

a.  Appraisal rights shall not be available for the holders of shares of any class or series of shares:

(1)  Listed on the New York stock exchange or the American stock exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc.

(2)  Not so listed or designated, but has at least two thousand shareholders and the outstanding shares of such class or series has a market value of at least twenty million dollars, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent of such shares.

b.  The applicability of paragraph “a” shall be determined according to the following:

(1)  The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights.

(2)  The day before the effective date of such corporate action if there is no meeting of shareholders.

c.  Paragraph “a” shall not be applicable and appraisal rights shall be available pursuant to subsection 1 for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph “a”, at the time the corporate action becomes effective.

d.  Paragraph “a” shall not be applicable and appraisal rights shall be available pursuant to subsection 1 for the holders of any class or series of shares where any of the following applies:

(1)  Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who fulfills either of the following:

(a)  Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(b)  Directly or indirectly has, or at any time in the one-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of twenty-five percent or more of the directors to the board of directors of the corporation.

(2)  Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

(a)  Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

(b)  Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in section 490.832.

(c)  In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

e.  For the purposes of paragraph “d” only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by such member on behalf of another person solely because the member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

3.  Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment, shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

4.  A shareholder entitled to appraisal rights under this chapter is not entitled to challenge a completed corporate action for which appraisal rights are available unless such corporate action meets one of the following standards:

a.  It was not effectuated in accordance with the applicable provisions of division X, XI, or XII or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action.

b.  It was procured as a result of fraud or material misrepresentation.

490.1303  Assertion of rights by nominees and beneficial owners.

                1.  A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

2.  A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:

a.  Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in section 490.1322, subsection 2, paragraph “b”, subparagraph (2).

b.  Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

PART B.  PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

490.1320  Notice of appraisal rights.

                1.  If proposed corporate action described in section 490.1302, subsection 1, is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights under this part. If the corporation concludes that appraisal rights are or may be available, a copy of this part must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

2.  In a merger pursuant to section 490.1105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten days after the corporate action became effective and include the materials described in section 490.1322.

490.1321  Notice of intent to demand payment.

                1.  If proposed corporate action requiring appraisal rights under section 490.1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do all of the following:

a.  Deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

b.  Not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

2.  A shareholder who does not satisfy the requirements of subsection 1 is not entitled to payment under this part.

490.1322  Appraisal notice and form.

                1.  If proposed corporate action requiring appraisal rights under section 490.1302, subsection 1, becomes effective, the corporation must deliver a written appraisal notice and form required by subsection 2, paragraph “a”, to all shareholders who satisfied the requirements of section 490.1321. In the case of a merger under section 490.1105, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

2.  The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after such date and must do all of the following:

a.  Be accompanied by a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and that the shareholder did not vote for the transaction.

b.  State all of the following:

(1)  Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date shall not be earlier than the date for receiving the required form under subparagraph (2).

(2)  A date by which the corporation must receive the form, which date shall not be fewer than forty nor more than sixty days after the date the appraisal notice and form are sent under subsection 1, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

(3)  The corporation’s estimate of the fair value of the shares.

(4)  That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in subparagraph (2) the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

(5)  The date by which the notice to withdraw under section 490.1323 must be received, which date must be within twenty days after the date specified in subparagraph (2).

c.  Be accompanied by a copy of this division.

490.1323  Perfection of rights -- right to withdraw.

                1.  A shareholder who receives notice pursuant to section 490.1322 and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to section 490.1322, subsection 2, paragraph “a”. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 490.1325. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in a case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to section 490.1322, subsection 2, paragraph “b”, subparagraph (2). Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection 2.

2.  A shareholder who has complied with subsection 1 may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to section 490.1322, subsection 2, paragraph “b”, subparagraph (5). A shareholder who fails to so withdraw from the appraisal process shall not thereafter withdraw without the corporation’s written consent.

3.  A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder’s share certificates where required, each by the date set forth in the notice described in section 490.1322, subsection 2, shall not be entitled to payment under this division.

490.1324  Payment.

                1.  Except as provided in section 490.1325, within thirty days after the form required by section 490.1322, subsection 2, paragraph “b”, subparagraph (2), is due, the corporation shall pay in cash to those shareholders who complied with section 490.1323, subsection 1, the amount the corporation estimates to be the fair value of their shares, plus interest.

2.  The payment to each shareholder pursuant to subsection 1 must be accompanied by all of the following:

a.  Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any.

b.  A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to section 490.1322, subsection 2, paragraph “b”, subparagraph (3).

c.  A statement that shareholders described in subsection 1 have the right to demand further payment under section 490.1326 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment to the shareholder pursuant to subsection 1 in full satisfaction of the corporation’s obligations under this chapter.

490.1325  After-acquired shares.

                1.  A corporation may elect to withhold payment required by section 490.1324 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to section 490.1322, subsection 2, paragraph “a”.

2.  If the corporation elects to withhold payment under subsection 1, it must within thirty days after the form required by section 490.1322, subsection 2, paragraph “b”, subparagraph (2), is due, notify all shareholders who are described in subsection 1 regarding all of the following:

a.  Of the information required by section 490.1324, subsection 2, paragraph “a”.

b.  Of the corporation’s estimate of fair value pursuant to section 490.1324, subsection 2, paragraph “b”.

c.  That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 490.1326.

d.  That those shareholders who wish to accept such offer must notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer.

e.  That those shareholders who do not satisfy the requirements for demanding appraisal under section 490.1326 shall be deemed to have accepted the corporation’s offer.

3.  Within ten days after receiving the shareholder’s acceptance pursuant to subsection 2, the corporation must pay in cash the amount it offered under subsection 2, paragraph “b”, to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

4.  Within forty days after sending the notice described in subsection 2, the corporation must pay in cash the amount it offered to pay under subsection 2, paragraph “b”, to each shareholder described in subsection 2, paragraph “e”.

490.1326  Procedure if shareholder dissatisfied with payment or offer.

                1.  A shareholder paid pursuant to section 490.1324 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 490.1324. A shareholder offered payment under section 490.1325 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

2.  A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection 1 within thirty days after receiving the corporation’s payment or offer of payment under section 490.1324 or 490.1325, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

PART C

490.1330  Court action.

                1.  If a shareholder makes a demand for payment under section 490.1326 that remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 490.1326 plus interest.

2.  The corporation shall commence the proceeding in the district court of the county where the corporation’s principal office or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

3.  The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

5.  Each shareholder made a party to the proceeding is entitled to judgment for either of the following:

a.  The amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares.

b.  The fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 490.1325.

6.  Notwithstanding the provisions of this division, if the corporation is a bank holding company as defined in section 524.1801, fair value, at the election of the bank holding company, may be determined as provided in section 524.1406, subsection 3, prior to giving notice under section 490.1320 or 490.1322. The fair value as determined shall be included in any notice under section 490.1320 or 490.1322, and section 490.1326 shall not apply.

490.1331  Court costs and counsel fees.

                1.  The court in an appraisal proceeding commenced under section 490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this division.

2.  The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:

a.  Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section 490.1320, 490.1322, 490.1324, or 490.1325.

b.  Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

3.  If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

4.  To the extent the corporation fails to make a required payment pursuant to section 490.1324, 490.1325, or 490.1326, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

IOWA FIRST BANCSHARES CORP.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [NOVEMBER 17], 2005

The undersigned hereby appoints D. Scott Ingstad and Kim K. Bartling or any one of them, as proxies, with the power to appoint his substitute, and hereby authorizes them or any one of them to represent and to vote, as designated below, all of the Common Stock of Iowa First Bancshares Corp. (the “Company”), which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders (the “Meeting”) to be held at the Company’s headquarters located at 300 East Second Street, Muscatine, Iowa on [Thursday], [November 17], 2005 at [10:00] [a].m. local time, and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Special Meeting of Shareholders and the Proxy Statement relating to the Meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSALS

PROPOSAL ONE:

The approval of an amendment to the Company’s articles of incorporation to effect a reverse 1-for-1,000 stock split of common shares. Each shareholder owning less than 1,000 shares of common stock immediately prior to the reverse stock split will  receive a cash payment equal to $38.00 per share on a pre-split basis.

	☐ For	☐ Against	☐ Abstain

PROPOSAL TWO:	The approval of an amendment to the Company’s articles of incorporation to effect immediately following the reverse stock split a forward 1,000-for-1 stock split of common shares.

	☐ For	☐ Against	☐ Abstain

PROPOSAL THREE:	The approval of an adjournment of the meeting, if necessary, to solicit additional proxies.

	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE PROPOSALS.

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE SPECIAL MEETING.

If stock is held in the name of more than one person, all holders should sign.  Signatures should correspond exactly with the name or names appearing on the stock certificate(s).  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

DATED:	, 2005
(Be sure to date your Proxy)

Name(s) of Shareholder(s)

Signature(s) of Shareholder(s)

Please mark, date and sign this proxy, and return it in the enclosed self-addressed return envelope.  No postage is necessary.

IOWA FIRST BANCSHARES CORP.

EMPLOYEE STOCK OWNERSHIP PLAN (WITH 401(K) PROVISIONS)

Dear Plan Participant:

A special meeting of the shareholders of Iowa First Bancshares Corp. will be held on [November 17], 2005.  As a participant in the Iowa First Bancshares Corp. Employee Stock Ownership Plan (with 401(k) provisions) (the “Plan”), you are entitled to instruct the Trustee how to vote the shares of stock allocated to your Plan account (your “Plan Shares”) by filling out the enclosed Voting Instruction Card.  The Trustee will vote your shares in accordance with your instructions as long as they are received by the time and date specified below.

The purpose of the special meeting is to consider and vote upon two proposals to adopt amendments to Iowa First’s articles of incorporation.  If the amendments are adopted, they will result in a 1 for 1,000 reverse stock split followed immediately by a 1,000 for 1 forward stock split.  If the split transaction is completed, our record shareholders who hold only fractional shares after giving effect to the reverse 1,000 for 1 stock split will receive a payment of $38.00 per share for each pre-split share.  As a result of the subsequent forward stock split, record shareholders who hold 1,000 or more shares prior to the reverse stock split will ultimately hold the same number of shares following the forward stock split.   Any shares of Iowa First common stock allocated to your Plan account will not be cashed out in the split transaction and following the split transaction you will have the same number of Plan Shares allocated to your account as you did before the split transaction.

The primary effect of the split transaction will be to reduce our total number of shareholders to below 300.  As a result, we will terminate the registration of our common stock under federal securities laws and our SEC reporting obligations will be suspended.

The split transaction is discussed in greater detail in the enclosed proxy statement.  If you hold shares in addition to the Plan Shares, you should consult the enclosed proxy statement to determine what effect, if any, the proposed split transaction will have on your other ownership interests in Iowa First.

If you do not instruct the Trustee how to vote your Plan Shares, either by not returning your Voting Instruction Card or by failing to sign your Voting Instruction Card, the Trustee will vote your Plan Shares in the same proportion as those shares of Plan Shares for which the Trustee has received proper direction.  Thus, if you do not return the Voting Instruction Card or the Voting Instruction Card is returned unsigned, you will be deemed to have instructed the Trustee to vote your Plan Shares for and against the proposals on the proxy in the same proportion as the Plan Shares for which the Trustee receives voting instructions.  We are unable to predict how undirected shares will be voted until the final tabulation of Voting Instruction Cards.  Therefore, we recommend that you return the completed Voting Instruction Card in order to ensure that your Plan Shares are voted as you determine appropriate.

YOUR VOTING RIGHTS ARE IMPORTANT.  PLEASE TAKE THE TIME TO INSTRUCT THE TRUSTEE HOW TO VOTE YOUR PLAN SHARES.

Please mark the enclosed Voting Instruction Card, date, sign and detach the card and return it to the Trustee in the enclosed postage paid envelope.

YOUR VOTING INSTRUCTIONS MUST BE RECEIVED by 5:00 P.M. (CST), ON [NOVEMBER 15, 2005], IN ORDER TO BE COUNTED.

Sincerely,

Trustee

Iowa First Bancshares Employee Stock Ownership Plan (with 401(k) provisions)

IOWA FIRST BANCSHARES CORP.

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [NOVEMBER 17], 2005

DIRECTION TO THE TRUSTEE OF IOWA FIRST BANCSHARES CORP.

EMPLOYEE STOCK OWNERSHIP PLAN (WITH 401(K) PROVISIONS)

To the Iowa First Bancshares Corp. Employee Stock Ownership Plan (with 401(k) provisions) Trustee:

As a participant in the Iowa First Bancshares Corp. Employee Stock Ownership Plan (with 401(k) provisions) (the “Plan”), I hereby direct the Trustee to vote the shares of stock allocated to my Plan account (the “Plan Shares”) at the special meeting of shareholders of Iowa First to be held on [Thursday], [November 17], 2005 at [10:00] [a].m. local time at the Company’s headquarters located at 300 East Second Street, Muscatine, Iowa, and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Special Meeting of Shareholders and the Proxy Statement relating to the special meeting, the receipt of which are hereby acknowledged.

I understand that the Trustee shall vote (1) any Plan Shares for which no directions were received in the same proportion as the Plan Shares for which the Trustee has received voting instructions; (2) any Plan Shares for which the voting instruction card is returned unsigned in the same proportion as the Plan Shares for which the Trustee receives voting instructions; and (3) any Plan Shares for which directions are not provided with respect to any proposal in proportion to the Plan Shares for which voting instructions, with respect to that proposal, are provided to the Trustee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSALS

PROPOSAL ONE:

The approval of an amendment to the Company’s articles of incorporation to effect a reverse 1-for-1,000 stock split of common shares.  Each shareholder owning less than 1,000 shares of common stock immediately prior to the reverse stock split will receive a cash payment equal to $38.00 per share on a pre-split basis.

	☐ For	☐ Against	☐ Abstain

PROPOSAL TWO:	The approval of an amendment to the Company’s articles of incorporation to effect immediately following the reverse stock split a forward 1,000-for-1 stock split of common shares.

	☐ For	☐ Against	☐ Abstain

PROPOSAL THREE:	The approval of an adjournment of the meeting, if necessary, to solicit additional proxies.

	☐ For	☐ Against	☐ Abstain

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE SPECIAL MEETING.

DATED:	, 2005
(Be sure to date your Voting Instruction Card)

Name of Participant

Signature of Participant

Please mark, date and sign this Voting Instruction Card, and return it in the enclosed self-addressed return envelope.  No postage is necessary.